   As filed with the Securities and Exchange Commission on May 25, 2001

                                                Registration No. 333-59326
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                             AMENDMENT No. 1

                                    To
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------
                                 NOVELL, INC.
            (Exact name of Registrant as specified in its charter)

                                --------------

     Delaware                     7373                            87-0393339
 (State or other
 jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or
  organization)        Classification Code Number)          Identification Number)

                                 Novell, Inc.
                            1800 South Novell Place
                               Provo, Utah 84606
                                (801) 861-7000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                --------------
                                Dennis R. Raney
               Executive Vice President, Chief Financial Officer
                                 Novell, Inc.
                            1800 South Novell Place
                               Provo, Utah 84606
                                (801) 861-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:

           Steve L. Camahort, Esq.                        Howard L. Shecter, Esq.
            John L. Donahue, Esq.                          Scott G. Dresser, Esq.
            Harold DeGraff, Esq.                          Kenneth Regensburg, Esq.
      Wilson Sonsini Goodrich & Rosati                  Morgan, Lewis & Bockius LLP
          Professional Corporation                            101 Park Avenue
             650 Page Mill Road                           New York, New York 10178
         Palo Alto, California 94304                           (212) 309-6000
               (650) 493-9300

                                --------------
   Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

                                                                           Proposed
                                                             Proposed      Maximum
                                               Amount        Maximum      Aggregate    Amount of
     Title of Each Class of                    to be      Offering Price   Offering   Registration
   Securities to be Registered              Registered(1)   Per Share      Price(2)      Fee(3)
--------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share...   43,775,557       $2.56      $167,762,614   $41,941
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of common stock, par value $0.10 per share, of Novell, Inc. that may be issued pursuant to the merger.
(2) Estimated solely for purposes of calculating the registration fee required by the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and (f) under the Securities Act based on (i) $2.56, the average of the high and low per share prices of common stock, par value $0.01 per share, of Cambridge Technology Partners (Massachusetts), Inc. on the Nasdaq National Market on April 17, 2001 and (ii) the maximum number of shares of Cambridge Technology Partners (Massachusetts), Inc. common stock to be acquired by Novell pursuant to the merger.

(3) Previously paid.

                                --------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    [LOGO OF CAMBRIDGE TECHNOLOGY PARTNERS]

                             Eight Cambridge Center
                         Cambridge, Massachusetts 02142

                               May 30, 2001

Dear Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Cambridge Technology Partners (Massachusetts), Inc., to be held at the offices of Cambridge on July 10, 2001 at 10:00 a.m., local time. A notice of the special meeting, a proxy card and a proxy statement-prospectus containing information about the matters to be acted upon are enclosed. All holders of record of Cambridge common stock as of the close of business on May 21, 2001 are entitled to notice of, and to vote at, the special meeting.

  On March 12, 2001, Cambridge's board of directors approved an Agreement and Plan of Reorganization among Novell, Inc., Ceres Neptune Acquisition Corp., a wholly owned subsidiary of Novell, and Cambridge Technology Partners (Massachusetts), Inc. The Agreement and Plan of Reorganization was amended as of May 24, 2001. Among other things, the Agreement and Plan of Reorganization, as amended (the "merger agreement"), provides for the merger of Ceres Neptune into Cambridge, with Cambridge being the surviving corporation. Following the merger, Cambridge will be a wholly owned subsidiary of Novell. In the merger, each of your shares of Cambridge common stock will be exchanged for 0.668 of a share of Novell common stock. Novell common stock is listed on the Nasdaq National Market under the trading symbol "NOVL." On May 24, 2001, Novell common stock closed at a price of $4.81 per share.

  After careful consideration, the Cambridge board of directors has determined the merger to be in your best interests and has declared the merger advisable. Cambridge's board of directors has approved the merger agreement and recommends that you vote FOR the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

  The merger cannot be completed unless a majority of the outstanding Cambridge common stock is voted in favor of adopting the merger agreement and approving the merger. Each record holder of a share of Cambridge common stock will be entitled to cast one vote.

  This proxy statement-prospectus provides you with detailed information concerning Novell and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 15 of this proxy statement-prospectus.

  You can find out how to obtain additional information regarding Novell and Cambridge in the section entitled "Where You Can Find More Information" on page 77 of this proxy statement-prospectus.

  Please use this opportunity to take part in the affairs of Cambridge by voting. Whether or not you plan to attend the meeting, please vote by using the Internet or by telephone or submit a voting proxy by completing, signing, dating and returning the accompanying proxy card in the enclosed prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned the enclosed proxy. Your prompt cooperation and interest in Cambridge is greatly appreciated and your vote is very important.

                            Sincerely,

                            ___________________________________________________
                            Jack L. Messman
                            President and Chief Executive Officer

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

  This proxy statement-prospectus is dated May 30, 2001 and was first mailed to stockholders on or about May 30, 2001.

   This document incorporates important business and financial information about Cambridge and Novell from documents filed with the SEC that are not included in or delivered with this document. This information is available without charge upon your written or oral request. You can obtain the information incorporated by reference in this proxy statement-prospectus at the Internet web site that the SEC maintains at http://www.sec.gov, as well as from Cambridge Technology Partners (Massachusetts), Inc.

    By mail:      Eight Cambridge Center
                  Cambridge, Massachusetts 02142
    By telephone: (617) 914-8003

   If you would like to request any information, please do so by June 22, 2001, in order to receive it before the special meeting.

                    [LOGO OF CAMBRIDGE TECHNOLOGY PARTNERS]

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                             Eight Cambridge Center
                              Cambridge, MA 02142

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               July 10, 2001
                                 at 10:00 a.m.

To the stockholders of Cambridge Technology Partners (Massachusetts), Inc.:

   Notice is hereby given that a special meeting of stockholders of Cambridge Technology Partners (Massachusetts), Inc. will be held on July 10, 2001 at 10:00 a.m. local time at the offices of Cambridge at Eight Cambridge Center, Cambridge, Massachusetts 02142, for the following purposes:

   1. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, as amended (the "merger agreement"), dated as of March 12, 2001, among Novell, Inc., Ceres Neptune Acquisition Corp., a wholly owned subsidiary of Novell, and Cambridge, pursuant to which Ceres Neptune will merge with and into Cambridge, with Cambridge being the surviving corporation. Following the merger, Cambridge will be a wholly owned subsidiary of Novell. Adoption of the merger agreement will constitute approval of the merger and the other transactions contemplated by the merger agreement.

   2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

   These items of business are described in the attached proxy statement-prospectus. Only holders of record of Cambridge common stock at the close of business on May 21, 2001, the record date for the meeting, are entitled to vote on the matters listed in this notice of special meeting of stockholders.

                                          By Order of the Board of Directors
                                          of Cambridge Technology Partners
                                          (Massachusetts), Inc.

                                          Joseph A. LaSala, Jr.
                                          Secretary

May 30, 2001

   Please vote your proxy by using the Internet, by telephone, or by dating, signing and returning the enclosed proxy card promptly in the envelope provided, whether or not you intend to be present at the special meeting. Execution of a proxy will not affect your right to vote in person if you are present at the special meeting.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Merger....................................   1
Summary...................................................................   3
Risk Factors..............................................................  15
  Risks Related to the Merger.............................................  15
  Risks Associated with Combined Company Operations.......................  18
  Novell Specific Risks that Could Adversely Impact the Combined Company..  19
  Cambridge Specific Risks that Could Adversely Impact the Combined
   Company................................................................  20
The Special Meeting of Cambridge Stockholders.............................  24
  Proxy statement-prospectus..............................................  24
  Date, time and place of the special meeting.............................  24
  Purpose of the special meeting..........................................  24
  Stockholder record date for the special meeting.........................  24
  Majority vote of Cambridge stockholders required for adoption of the merger agreement.......................................................  24
  Proxies.................................................................  25
  Voting electronically or by telephone...................................  25
  Solicitation of proxies.................................................  26
The Merger................................................................  27
  Effect of the merger and conversion of Cambridge common stock...........  27
  Background of the merger................................................  27
  Joint reasons for the merger............................................  31
  Recommendation of, and factors considered by, the Cambridge board of directors..............................................................  31
  Accordingly, the Cambridge board of directors recommends that the
   Cambridge stockholders vote FOR adoption of the merger agreement.......  31
  Factors considered by the Novell board of directors.....................  33
  Opinion of Cambridge's financial advisor................................  33
  Interests of Cambridge directors and officers in the merger.............  42
  Equity grants and employee benefits after completion of the merger for
   Cambridge employees ...................................................  44
  Exchange of Cambridge stock certificates for Novell stock certificates..  47
  You should not submit your Cambridge stock certificates for exchange until you receive your instructions and a form of letter of transmittal from the exchange agent................................................  47
  Material U.S. federal income tax consequences of the merger.............  47
  Accounting treatment of the merger......................................  49
  Regulatory filings and approvals required to complete the merger........  49
  Restrictions on sales of shares by affiliates of Cambridge and Novell...  49
  Listing on the Nasdaq National Market of Novell common stock to be issued in the merger...................................................  50
  Delisting and deregistration of Cambridge common stock after the merger.................................................................  50
  Appraisal rights........................................................  50
The Merger Agreement......................................................  51
  The Merger..............................................................  51
  Representations and warranties..........................................  51
  Cambridge's conduct of business before completion of the merger.........  53
  Novell's conduct of business before completion of the merger............  54
  Regulatory filings......................................................  54
  Special meeting of Cambridge stockholders...............................  55
  Non-solicitation by Cambridge...........................................  55
  Treatment of Cambridge stock options and contingent obligations to issue shares.................................................................  57
  Cambridge's employee benefit plans......................................  57
  Indemnification.........................................................  57
  Conditions to completion of the merger..................................  58

                                                                          Page
                                                                          ----
  Termination of the merger agreement....................................  59
  Payment of termination fee.............................................  60
  Extension, waiver and amendment of the merger agreement................  60
Other Agreements.........................................................  61
  Voting agreements......................................................  61
  Affiliate agreements...................................................  61
  Employment agreement...................................................  61
Novell Unaudited Pro Forma Combined Condensed Financial Statements.......  62
Comparison of Rights of Holders of Cambridge Common Stock and Novell
 Common Stock............................................................  70
  Charter, bylaws and governing law......................................  70
  Capitalization.........................................................  70
  Board of directors.....................................................  71
  Removal of directors...................................................  71
  Stockholder ability to call special meetings...........................  71
  Advance notice provisions for stockholder nominations and proposals....  71
  Stockholder proxies....................................................  73
  Stockholder voting.....................................................  73
  Notice of stockholder meetings.........................................  73
  Amendment of certificate of incorporation..............................  73
  Amendment of bylaws....................................................  74
  Rights plans...........................................................  74
  Indemnification of directors and officers..............................  75
  Arrangements binding on stockholders...................................  76
Legal Matters............................................................  76
Experts..................................................................  76
Where You Can Find More Information......................................  77

Annexes:

  A--Agreement and Plan of Reorganization, as amended....................... A-1
  B--Opinion of Salomon Smith Barney Inc. .................................. B-1

                             QUESTIONS AND ANSWERS
                               ABOUT THE MERGER

Q: Why are Novell and Cambridge combining businesses?

A. The boards of directors of Novell and Cambridge have determined that a combined company has the potential to realize a stronger competitive position and to achieve improved long-term operating and financial results. In particular, we believe the merger will provide Novell and Cambridge the opportunity to:

   . offer a combination of web-based software products and services to better serve the needs of customers;

   . develop software products that help businesses to better utilize the Internet; and

   . develop products and services around leading application platforms and other information technology resources, including those supported by Net services software from Novell.

Q: When and where is the special stockholders' meeting being held and what specific proposals will I be asked to consider?

A: The Cambridge special stockholders' meeting will take place on July 10, 2001 at the offices of Cambridge. At the special meeting, Cambridge stockholders will be asked to adopt the merger agreement and approve the merger of Ceres Neptune Acquisition Corp., a wholly owned subsidiary of Novell, with and into Cambridge, resulting in Cambridge becoming a wholly owned subsidiary of Novell. Following the merger, Cambridge stockholders will become stockholders of Novell.

   The Cambridge board of directors recommends voting in favor of this proposal.

   In addition, Cambridge stockholders may be asked to vote on any other matters that properly come before the meeting.

Q: What will I receive in the merger?

A: If the merger is completed, you will receive 0.668 of a share of Novell common stock for each share of Cambridge common stock you own at the time of the merger. You will not receive any fractional shares of Novell common stock in the merger, but will receive cash equal to the market value of your fractional shares as determined under the merger agreement.

Q: When can I sell the shares of Novell stock that I receive in the merger?

A: The shares of Novell common stock received by you in the merger will be freely transferable unless you are an "affiliate" of either Novell or Cambridge. Generally, an "affiliate" is considered to be someone who is a senior executive officer or director of a company or someone who owns more than 10% of the outstanding stock of a company.

Q: How many shares of Novell common stock will Cambridge's stockholders own after the merger?

A: Based on the number of outstanding shares of Cambridge stock as of May 21, 2001, after the merger stockholders of Cambridge will own approximately 43 million shares of Novell common stock. This will constitute approximately 12% of the outstanding Novell common stock after the merger.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. Alternatively, you may submit your proxy by telephone or by using the Internet. Please submit your proxy as soon as possible so that your shares may be represented at the special meeting.

Q: What happens if I don't indicate how to vote my proxy?

A: If you properly sign your proxy card but do not include instructions on how to vote, your shares will be voted FOR adoption of the merger agreement and approval of the merger.

Q: What happens if I don't return a proxy card?

A: Not returning your proxy card will have the same effect as voting against the merger. This is why it is so important that you make your vote count by completing and returning your proxy card.

Q: Can I change my vote after I have mailed my signed proxy card or voted over the Internet or the telephone?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

   . you can send a written notice to the Secretary of Cambridge stating that you would like to revoke your proxy;

   . you can complete and submit a new proxy card;

   . you can vote by telephone or over the Internet (your latest vote is counted); or

   . you can attend the special meeting and vote in person.

  Your attendance at the meeting alone will not revoke your proxy. Only your vote at the meeting will revoke your proxy.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be voted in favor of the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, Novell's exchange agent will send you written instructions for exchanging your Cambridge stock certificates for Novell stock certificates.

Q: Will a Cambridge stockholder's rights as a Novell stockholder be different than a Cambridge stockholder's rights as a Cambridge stockholder?

A: Yes. At the time of the merger and upon the exchange of Cambridge common stock for Novell common stock, each Cambridge stockholder will become a Novell stockholder. There are differences between the rights of stockholders of Novell and stockholders of Cambridge. Please carefully review the description of these differences in the section entitled "Comparison of Rights of Holders of Cambridge Common Stock and Novell Common Stock" on page 70 of this proxy statement-prospectus.

Q: Am I entitled to appraisal rights?

A: No. Under Delaware law, you are not entitled to appraisal rights in the merger.

Q: How many shares of common stock must be represented either in person or by proxy to hold the meeting?

A: A majority of the outstanding shares of Cambridge common stock must be represented in person or by proxy to constitute a quorum at the special meeting.

Q: How many votes are needed to approve the merger?

A: A majority of the outstanding shares of Cambridge common stock must be voted in favor of the merger for it to be approved.

  You should be aware that Jack L. Messman, Cambridge's president and chief executive officer, as well as all other executive officers and directors of Cambridge, have agreed to vote their shares of Cambridge common stock in favor of the merger. These individuals held approximately 1.8% of Cambridge's outstanding common stock as of the record date.

Q: When do you expect the merger to be completed?

A: Novell and Cambridge expect to complete the merger immediately after the Cambridge special meeting on July 10, 2001.

Q: Who can help answer my questions?

A: You can call Cambridge investor relations at (617) 914-8003 with any questions about the merger.

                                    SUMMARY

   This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement, as amended, which is attached as Annex A. In addition, we incorporate by reference important business and financial information about Novell and Cambridge into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 77 of this proxy statement-prospectus.

The Companies

   Novell, Inc.

   Novell is a provider of Net services software. Novell Net services software products secure and simplify networks and enable businesses and governments to accelerate their moves to a one Net solution of interconnected networks between intranets, extranets and the Internet. Net services from Novell make networks more manageable, provide secure access control and integrate a complete range of computer platforms, applications, services and devices. Novell maintains worldwide channel, developer, education, consulting and technical support programs that support network solutions.

   On April 6, 2001, Novell announced it had completed an initial financing of its new subsidiary, Volera, Inc. Nortel Networks and Accenture invested in Volera in return for minority equity interests. Volera's business targets the content networking business.

   Novell was incorporated in Delaware on January 25, 1983. Novell's executive offices are located at 1800 South Novell Place, Provo, Utah 84606. Its telephone number at that address is (801) 861-7000.

   Cambridge Technology Partners (Massachusetts), Inc.

   Cambridge performs technology and consulting services to help its clients develop and accelerate their transition to Internet-based e-business solutions and processes. Cambridge also provides change management services to assist its clients in improving operating processes. Cambridge combines electronic business and digital strategy consulting and cross-enterprise software integration services to organizations worldwide, delivering rapid end-to-end business solutions for its clients.

   Cambridge was incorporated in Delaware on March 13, 1991. Cambridge's executive offices are located at Eight Cambridge Center, Cambridge, Massachusetts 02142. Its telephone number at that address is (617) 374-9800.

Structure of the Merger

   A subsidiary of Novell will merge with and into Cambridge. Cambridge will be the surviving entity and will become a wholly owned subsidiary of Novell. As a result of the merger, stockholders of Cambridge will become stockholders of Novell.

Stockholder Approval

   The holders of a majority of the outstanding shares of Cambridge common stock must approve and adopt the merger agreement and approve the merger. Novell stockholders are not required to adopt the merger agreement or approve the merger.

   You are entitled to cast one vote for each share of Cambridge common stock you owned as of May 21, 2001, the record date for the special meeting.

Recommendation of Cambridge's Board of Directors

   After careful consideration, Cambridge's board of directors has determined the merger to be in your best interests and recommends that you vote FOR the adoption of the merger agreement and approval of the merger.

Opinion of Cambridge's Financial Advisor

   On March 9, 2001, Salomon Smith Barney Inc. delivered its oral opinion to the board of directors of Cambridge that, as of the date of such opinion and subject to certain considerations, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Cambridge common stock. Salomon Smith Barney subsequently confirmed in writing as of March 12, 2001, that, as of such date, the exchange ratio was fair from a financial point of view to the holders of Cambridge common stock. The opinion of Salomon Smith Barney does not constitute a recommendation as to how any Cambridge stockholder should vote with respect to the merger.

   The full text of the written opinion of Salomon Smith Barney, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement-prospectus as Annex B. Stockholders of Cambridge are encouraged to, and should, read the opinion in its entirety. You should carefully consider the discussion of Salomon Smith Barney's analysis in the section entitled "Opinion of Cambridge's financial advisor" on page 33 of this proxy statement-prospectus.

Completion and Effectiveness of the Merger

   Novell and Cambridge will complete the merger when all of the conditions to completion of the merger, as described below, are either satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

   Novell and Cambridge are working toward completing the merger as quickly as possible and hope to complete the merger in the second calendar quarter of 2001.

Conditions to Completion of the Merger

   Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including:

  . holders of a majority of the outstanding shares of Cambridge common stock must vote in favor of adopting the merger agreement and approving the merger;

  . the registration statement, of which this proxy statement-prospectus is a part, must be declared and remain effective with the SEC;

  . no law, regulation or order preventing the completion of the merger shall be in effect;

  . the applicable waiting periods under antitrust laws must expire or be terminated;

  . each company must receive an opinion from its tax counsel that the merger will qualify as a reorganization;

  . the shares of Novell common stock to be issued in the merger must be approved for listing on the Nasdaq National Market;

  . the board of directors of Novell shall be increased from eight members to ten members, and two members of Cambridge's board of directors designated by Cambridge shall be appointed to fill the newly created vacancies; and

  . Jack L. Messman shall accept and not rescind his acceptance of the offer to serve as Novell's president and chief executive officer.

Termination of the Merger Agreement

   Cambridge and Novell may mutually agree to terminate the merger agreement without completing the merger. Additionally, either Cambridge or Novell may terminate the merger agreement under any of the following circumstances:

  . if the merger is not completed by September 30, 2001;

  . if a final court order prohibiting the merger is issued and is not appealable;

  . if the Cambridge stockholders do not adopt the merger agreement and approve the merger; or

  . if the conditions to complete the merger would not be satisfied because of a breach of a representation or warranty in the merger agreement resulting in a material adverse effect or a failure to comply in all material respects with a covenant or agreement in the merger agreement.

   Novell may terminate the merger agreement if:

  . Cambridge or its representatives breach their agreement not to solicit alternative proposals for a business combination with Cambridge;

  . Cambridge's board of directors withdraws or changes, in a manner adverse to Novell, its recommendation in favor of the merger;

  . Cambridge's board of directors does not reaffirm its recommendation in favor of the merger within ten business days after Novell requests reaffirmation as provided for in the merger agreement;

  . Cambridge's board of directors approves or recommends any acquisition proposal from a party other than Novell;

  . Cambridge enters into any letter of intent or other agreement accepting any acquisition proposal from a party other than Novell; or

  . a tender or exchange offer relating to the securities of Cambridge is commenced by a person unaffiliated with Novell, and Cambridge does not recommend that its stockholders reject such offer within ten business days after such offer is first made.

Payment of Termination Fee

   If the merger agreement terminates under certain circumstances, Cambridge is required to pay Novell an aggregate termination fee of $7.3 million, plus any expenses incurred to collect such fee.

Cambridge Board May Withdraw Its Recommendation in Favor of the Merger

   Nothing in the merger agreement prevents the Cambridge board of directors from withdrawing or changing its recommendation in favor of the merger if the board reasonably concludes in good faith, after consultation with its outside counsel, that the failure to withdraw or change its recommendation would be inconsistent with its fiduciary obligations.

Cambridge Prohibited from Soliciting Other Offers

   Cambridge has agreed, subject to limited exceptions, not to initiate or engage in discussions with another party regarding a business combination while the merger with Novell is pending.

Interests of Some Cambridge Directors and Officers in the Merger

   In considering the recommendations of the Cambridge board of directors, you should be aware that some Cambridge directors and executive officers have indemnification arrangements, employment agreements, stock options, grants of restricted stock and other contingent rights that give them interests in the merger which are different from yours. In addition, Jack L. Messman, a director and the president and chief executive officer of Cambridge, is a director of Novell. It is a condition to closing that Mr. Messman shall accept and not withdraw his acceptance of the positions of president and chief executive officer of Novell. Mr. Messman has entered into an employment agreement with Novell which is described on pages 42-43 of this proxy statement-prospectus. It is also a condition to the closing that two directors of Cambridge designated by Cambridge, other than Mr. Messman, be appointed to the Novell board of directors.

Share Ownership of Management

   As of the record date, Cambridge directors, executive officers and affiliates beneficially owned approximately 25.7% of the outstanding shares of Cambridge common stock. Mr. Messman, as well as other executive officers and directors of Cambridge, have agreed to vote their Cambridge shares in favor of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

   In general, Cambridge stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except for taxes payable because of cash received instead of fractional shares. It is a condition to the merger that Novell and Cambridge receive legal opinions stating that the merger will be a reorganization. You should carefully read the discussion under "Material U.S. federal income tax consequences of the merger" on page 47 of this proxy statement-prospectus. However, you are encouraged to consult your own tax advisor because tax matters can be complicated, and the tax consequences of the merger to you will depend upon your own situation.

Accounting Treatment of the Merger

   Novell intends to account for the merger as a "purchase" transaction.

Antitrust Approval Required to Complete the Merger

   The merger is subject to antitrust laws. Novell and Cambridge have made the required filings with the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable waiting period has been terminated. In addition, Novell and Cambridge have received the required antitrust clearance under the applicable German antitrust laws, and have made competition filings in Brazil and the Netherlands. The Department of Justice or the Federal Trade Commission, as well as a state, private person or foreign regulatory agency or government, may challenge the merger at any time before or after its completion.

Restrictions on the Ability to Sell Novell Stock

   All shares of Novell common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either Novell or Cambridge at the time of the merger. Affiliates of Novell or Cambridge are subject to certain securities laws that restrict their ability to transfer the shares they receive in the merger.

   Generally, an affiliate is considered to be someone who is a senior executive officer or director of a company or someone who owns more than 10% of the outstanding stock of a company.

Post-Merger Divestitures

   Cambridge and Novell have formed an integration committee to oversee the integration of the Cambridge and Novell businesses. Following the closing of the merger, the combined company may determine, based on the integration committee's analysis, that some of the combined company's businesses do not strategically fit within the combined company's business plan and, as a result, such businesses may be divested.

Listing of Novell Common Stock

   The shares of Novell common stock issued in connection with the merger will be listed on the Nasdaq National Market.

Forward Looking Statements in this Proxy Statement-Prospectus

   This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Novell's and Cambridge's financial condition, results of operations and businesses and on the expected impact of the merger on the combined company's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on page 15 of this proxy statement-prospectus.

                        SUMMARY SELECTED FINANCIAL DATA

   The following financial information is provided to aid you in your analysis of the financial aspects of the merger. This information is derived from the audited consolidated financial statements of Novell and Cambridge for fiscal years 1996 through 2000 and the unaudited consolidated financial statements for the interim periods presented. The interim financial data reflect normal recurring adjustments, which are considered necessary for a fair presentation of the financial information for such periods. The information is only a summary, and should be read in conjunction with each company's historical financial statements and related notes incorporated by reference in this proxy statement-prospectus. The results of any interim period are not necessarily indicative of results for a full fiscal year, and historical results are not necessarily indicative of future results.

Novell's Financial Data

   The audited consolidated financial statements of Novell as of October 31, 1999 and 2000 and for the three years in the period ended October 31, 2000 are incorporated by reference in this proxy statement-prospectus. The audited consolidated financial statements of Novell as of October 31, 1996, 1997 and 1998 and for the years ended October 31, 1996 and 1997 are not included or incorporated by reference in this proxy statement-prospectus. The unaudited consolidated financial statements as of January 31, 2001 and for the three months ended January 31, 2000 and 2001 are incorporated by reference in this proxy statement-prospectus.

Cambridge's Financial Data

   The audited consolidated financial position of Cambridge as of December 31, 1999 and 2000 and the results of operations and its cash flows for the three years in the period ended December 31, 2000 are incorporated by reference in this proxy statement-prospectus. The audited consolidated financial position of Cambridge as of December 31, 1996, 1997 and 1998 and the results of operations and its cash flows for the years ended December 31, 1996 and 1997 are not included or incorporated by reference in this proxy statement-prospectus. The unaudited consolidated financial statements as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 are incorporated by reference in this proxy statement-prospectus.

             NOVELL SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                                      Three       Three
                                                                                     Months      Months
                                          Year Ended October 31,                      Ended       Ended
                          -------------------------------------------------------  January 31, January 31,
                             1996       1997        1998       1999       2000        2000       2001(1)
                          ---------- ----------  ---------- ---------- ----------  ----------- -----------
Historical Statements of
 Operations Data:
Net sales...............  $1,374,856 $1,007,311  $1,083,887 $1,272,820 $1,161,735   $316,043    $245,035
Gross profit............   1,065,406    726,403     825,992    974,979    834,337    237,316     179,173
Restructuring charge....      18,442     55,335         --         --      47,892        --          --
Income (loss) from
 operations.............     108,944   (200,004)     98,446    223,052    (31,582)    46,530     (13,284)
Income (loss) before
 taxes..................     179,988   (150,570)    141,634    243,836     70,672     62,271       4,547
Income tax expense
 (benefit)..............      53,997    (72,274)     39,658     53,089     21,202     17,436       1,273
Income (loss) before
 cumulative effect of
 change in accounting
 principle..............     125,991    (78,296)    101,976    190,747     49,470     44,835       3,274
Cumulative effect of
 change in accounting
 principle..............         --         --          --         --         --         --      (11,048)
Net income (loss).......  $  125,991 $  (78,296) $  101,976 $  190,747 $   49,470   $ 44,835    $ (7,774)
                          ========== ==========  ========== ========== ==========   ========    ========
Net income (loss) per
 share:

Basic:
  Before cumulative
   effect of change in
   accounting
   principle............  $     0.35 $    (0.22) $     0.29 $     0.57 $     0.15   $   0.14    $   0.01
  Cumulative effect of
   change in accounting
   principle............         --         --          --         --         --         --     $  (0.03)
                          ---------- ----------  ---------- ---------- ----------   --------    --------
                          $     0.35 $    (0.22) $     0.29 $     0.57 $     0.15   $   0.14    $  (0.02)
                          ========== ==========  ========== ========== ==========   ========    ========
Diluted:
  Before cumulative
   effect of change in
   accounting
   principle............  $     0.35 $    (0.22) $     0.29 $     0.55 $     0.15   $   0.13    $   0.01
  Cumulative effect of
   change in accounting
   principle............         --         --          --         --         --         --     $  (0.03)
                          ---------- ----------  ---------- ---------- ----------   --------    --------
                          $     0.35 $    (0.22) $     0.29 $     0.55 $     0.15   $   0.13    $  (0.02)
                          ========== ==========  ========== ========== ==========   ========    ========
Weighted average shares
 outstanding:
  Basic.................     355,478    348,149     350,525    334,460    326,621    326,906     322,183
  Diluted...............     357,919    348,149     356,437    349,393    335,034    342,105     322,183

                                            As of October 31,                       As of
                          ------------------------------------------------------ January 31,
                             1996       1997       1998       1999       2000       2001
                          ---------- ---------- ---------- ---------- ---------- -----------
Historical Balance Sheet
 Data:
Cash and short-term
 investments............  $1,024,755 $1,033,473 $1,007,167 $  895,404 $  698,193 $  665,449
Working capital.........   1,225,987  1,148,426  1,021,005    895,984    552,281    457,355
Total assets............   2,049,466  1,910,649  1,924,112  1,942,319  1,712,346  1,645,454
Total stockholders'
 equity.................   1,615,509  1,565,417  1,493,498  1,492,241  1,245,085  1,165,277

--------
(1) Effective November 1, 2000, Novell changed its method of accounting for revenue related to product sales to distribution channel partners to recognize such revenues upon the sell-through of the respective product from the channel partner to the end user. Novell believes the change in accounting principle is preferable based on guidance provided in SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. No prior period amounts have been restated for this change. See Note K in the notes to Novell's unaudited consolidated financial statements included in its Form 10-Q for the three months ended January 31, 2001, incorporated by reference in this proxy statement-prospectus.

           CAMBRIDGE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                              Three Months
                                    Year Ended December 31,                  Ended March 31,
                          ------------------------------------------------  ------------------
                            1996      1997      1998      1999      2000      2000      2001
                          --------  --------  --------  --------  --------  --------  --------
Historical Statements of
 Operations Data:
Revenues................  $294,527  $438,329  $612,041  $628,111  $586,564  $147,592  $116,485
Costs and expenses:
  Project costs.........   146,863   214,848   310,918   372,345   341,703    89,925    70,307
  General and
   administration.......    81,364   120,382   153,935   218,188   249,667    59,067    49,632
  Sales and marketing...    25,532    41,393    57,781    69,527    80,677    19,295    17,137
  Restructuring and
   other costs..........       --        --        --        --     27,000       --     11,000
  Business combination
   costs................     1,195     4,760     8,400       --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
    Total operating
     expenses...........   254,954   381,383   531,034   660,060   699,047   168,287   148,076
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) from
 operations.............    39,573    56,946    81,007   (31,949) (112,483)  (20,695)  (31,591)
Other income (expense):
  Interest income.......     1,009     2,135     2,432     2,845     3,982       733       877
  Interest expense......      (132)     (311)     (199)     (118)     (191)      (27)      (27)
  Gain on investments...       --        188       798    31,784     5,063     5,113    (1,096)
  Gain on sale of
   assets...............       --        --        --        --      7,661     7,661       --
  Foreign exchange
   (loss) gain..........      (141)     (122)     (934)      856      (259)       90      (834)
                          --------  --------  --------  --------  --------  --------  --------
    Total other income..       736     1,890     2,097    35,367    16,256    13,570    (1,080)
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) before
 income taxes...........    40,309    58,836    83,104     3,418   (96,227)   (7,125)  (32,671)
Provision (benefit) for
 income taxes...........    16,317    25,054    31,164     1,299   (33,680)   (2,850)  (11,435)
                          --------  --------  --------  --------  --------  --------  --------
Net income (loss).......  $ 23,992  $ 33,782  $ 51,940  $  2,119  $(62,547) $ (4,275) $(21,236)
                          ========  ========  ========  ========  ========  ========  ========
Basic net income (loss)
 per share..............  $    .46  $    .62  $    .90  $    .04  $  (1.00) $   (.07) $   (.34)
                          ========  ========  ========  ========  ========  ========  ========
Diluted net income
 (loss) per share.......  $    .40  $    .55  $    .83  $    .03  $  (1.00) $   (.07) $   (.34)
                          ========  ========  ========  ========  ========  ========  ========
Weighted average number
 of common shares
 outstanding............    52,054    54,632    58,079    60,004    62,713    62,270    63,312
                          ========  ========  ========  ========  ========  ========  ========
Weighted average number
 of common and common
 equivalent shares
 outstanding............    59,573    60,775    63,031    61,745    62,713    62,270    63,312
                          ========  ========  ========  ========  ========  ========  ========
                                       As of December 31,                    As of
                          ------------------------------------------------   March
                            1996      1997      1998      1999      2000    31, 2001
                          --------  --------  --------  --------  --------  --------
Historical Balance Sheet
 Data:
Cash and cash
 equivalents............  $ 26,456  $ 39,649  $ 80,051  $ 62,288  $ 66,723  $ 47,056
Investments held to
 maturity...............    12,727    15,824    24,918    28,659    29,987    17,257
Working capital.........    72,334   108,301   177,929   179,147   131,204   114,780
Total assets............   150,588   242,421   351,206   378,174   342,544   311,423
Stockholders' equity....    98,796   150,867   242,150   277,036   224,419   204,430

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

   The following summary unaudited pro forma combined condensed financial data have been provided to illustrate what the results of operations and financial position of the combined business of Novell and Cambridge might have looked like had the merger occurred at an earlier date. This information is provided for illustrative purposes only and does not show what the results of operations or financial position of Novell would have been if the merger actually occurred on the dates assumed. In addition, this information does not indicate what the combined company's future consolidated operating results or consolidated financial position will be.

How the pro forma financial data was prepared

   This data was derived from the Novell unaudited pro forma combined condensed statement of operations for the year ended October 31, 2000 and the three months ended January 31, 2001 and the Novell unaudited pro forma combined condensed balance sheet as of January 31, 2001. These statements give effect to the merger accounted for using the purchase method of accounting. The unaudited pro forma combined condensed statement of operations for the year ended October 31, 2000 and the three months ended January 31, 2001 assume the merger took place on November 1, 1999. The unaudited pro forma combined condensed balance sheet assumes the merger took place on January 31, 2001. See pro forma statements beginning on page 62.

These pro forma financial statements have been based on assumptions

   These statements were prepared on the basis of assumptions described in the notes thereto, including assumptions relating to the allocation of the amount of consideration paid to the assets and liabilities of Cambridge based upon preliminary estimates of their fair values. The actual allocation of the amount of consideration paid may differ from those assumptions after valuations and other procedures are performed after the closing has taken place.

Charges resulting from the merger

   Novell expects to incur a liability for the estimated costs incurred as a result of the merger, such as costs resulting from vacating duplicative Cambridge facilities and reducing headcount. This liability is included as part of the allocation of the purchase price. The unaudited pro forma combined condensed balance sheet includes the effect of these charges. These charges will be reflected in Novell's consolidated financial statements in the period in which the merger is consummated.

You should read these summary pro forma financial statements with the historical financial statements

   The Novell summary unaudited pro forma combined condensed financial data should be read in conjunction with the Novell unaudited pro forma combined condensed financial statements and the related notes, which begin at page 62. They should also be read in conjunction with the consolidated audited and consolidated condensed unaudited financial statements of Novell and the consolidated audited and consolidated unaudited financial statements of Cambridge that are incorporated by reference in this proxy statement-prospectus. The Novell summary unaudited pro forma combined condensed financial data is not necessarily indicative of what the actual results of operations and financial position would have been had the merger taken place on November 1, 1999 or January 31, 2001, and do not indicate future results of operations or financial position.

   On May 22, 2001, Novell announced its fiscal 2001 second quarter financial results, which have not been incorporated into these pro forma statements. Novell reported total revenue of $241 million and a net loss of $151.3 million or $0.48 per share for the second fiscal quarter ended April 30, 2001. This loss included a $142 million ($0.45 per share) write-down of equity investments. Total assets were $1.569 billion at the end of the second quarter.

                                     NOVELL

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (in thousands, except per share amounts)

                                                                   Three Months
                                                      Year Ended      Ended
                                                      October 31,  January 31,
                                                         2000        2001 (1)
                                                      -----------  ------------
Unaudited Pro Forma Combined Condensed Statements of
 Operations Data:
Net sales...........................................  $1,784,799     $361,520
Gross profit........................................     974,693      197,678
Restructuring charge................................      74,892       11,000
Loss from operations................................    (130,181)     (50,529)
Loss before taxes...................................     (11,671)     (33,778)
Income tax expense (benefit)........................         443      (10,162)
Net loss............................................  $  (12,114)    $(23,616)
                                                      ==========     ========
Basic and diluted net loss per share................  $    (0.03)    $  (0.06)
                                                      ==========     ========
Weighted average shares outstanding, basic and
 diluted:                                                369,061      364,623
                                                      ==========     ========

                                                                        As of
                                                                     January 31,
                                                                        2001
                                                                     -----------
Unaudited Pro Forma Combined Condensed Balance Sheet Data:
Cash and short-term investments..................................... $  719,762
Working capital.....................................................    516,149
Total assets........................................................  2,027,339
Retained earnings...................................................  1,250,626
Total stockholders' equity..........................................  1,395,969

--------
(1) Net loss and basic and diluted net loss per share for the three months ended January 31, 2001 are before cumulative effect of change in accounting principle.

Novell unaudited comparative per share data

   The following tables present certain unaudited historical and unaudited pro forma per share data that reflect the completion of the merger. These data should be read in conjunction with the Novell unaudited pro forma combined condensed financial statements, and the historical financial statements of Novell and Cambridge, incorporated by reference in this proxy statement-prospectus. The Novell unaudited pro forma combined condensed per share data does not necessarily indicate the operating results that would have been achieved had the merger occurred at the beginning of the periods presented, and does not indicate future results of operations or financial position.

   Options and other potential common securities have not been included in the computation of pro forma diluted net loss per share as of January 31, 2001 because their effect would be antidilutive. The total number of Novell options outstanding at January 31, 2001 that were antidilutive was 64,822,089.

   Calculation of book value per share amounts

   The pro forma book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares outstanding at the end of each period for which the computation is made. Novell will not assume the outstanding stock options of Cambridge upon the completion of the merger. For purposes of computing the historical book value per share of Novell as of October 31, 2000 and January 31, 2001, historical book value of $1,245.1 million and $1,165.3 million, respectively, was divided by historical actual shares outstanding of 327,618,192 and 317,653,609, respectively. For purposes of computing the historical book value per share of Cambridge as of March 31, 2001, historical book value of $204.4 million was divided by historical actual shares outstanding of 63,532,271. For purposes of computing the unaudited pro forma combined book value per share of Novell as of January 31, 2001, pro forma book value of $1,396.0 million was divided by pro forma shares outstanding of 360,093,501.

   Calculation of Cambridge equivalent pro forma per share amounts

   The Cambridge equivalent pro forma per share amounts are computed by multiplying the Novell pro forma combined per share amounts by the exchange ratio of 0.668 of a share of Novell common stock for each share of Cambridge common stock.

                                    Year Ended or as of Quarter Ended or as of
                                     October 31, 2000    January 31, 2001 (1)
                                    ------------------- ----------------------
Novell historical:
Basic and diluted net income per
 share.............................        $0.15                $0.01
Book value per share...............        $3.80                $3.67

                                    Year Ended or as of Quarter Ended or as of
                                     December 31, 2000      March 31, 2001
                                    ------------------- ----------------------
Cambridge historical:
Basic and diluted net loss per
 share.............................       $(1.00)               $(0.34)
Book value per share...............       $ 3.54                $ 3.22

                                     Year Ended or as of Quarter Ended or as of
                                      October 31, 2000    January 31, 2001 (1)
                                     ------------------- ----------------------
Novell pro forma combined:
Basic and diluted net loss per
 share.............................        $(0.03)               $(0.06)
Book value per share...............           --                 $ 3.87
Equivalent pro forma basic and
 diluted net loss per Cambridge
 share.............................        $(0.02)               $(0.04)
Equivalent pro forma book value per
 Cambridge share...................           --                 $ 2.59

--------
(1) Basic and diluted net income (loss) per share for the three months ended January 31, 2001 are before the cumulative effect of change in accounting principle.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   Novell common stock is traded on the Nasdaq National Market under the symbol "NOVL." Cambridge common stock is traded on the Nasdaq National Market under the symbol "CATP." Because the market price of Novell common stock that you will receive in the merger may increase or decrease before the merger, you are urged to obtain current market quotations.

   The following table sets forth, for the quarters indicated, the high and low prices per share of Novell common stock and Cambridge common stock as reported on the Nasdaq National Market. Novell common stock began trading on the Nasdaq National Market on August 17, 1988, and Cambridge common stock began trading on the Nasdaq National Market on April 12, 1993.

                                                   Cambridge        Novell
                                                 Common Stock    Common Stock
                                                --------------- ---------------
                                                 High     Low    High     Low
                                                ------- ------- ------- -------
Fiscal 1999
Quarter Ended January 31, 1999................. $30.000 $17.250 $20.750 $13.938
Quarter Ended April 30, 1999................... $32.250 $10.625 $28.125 $17.250
Quarter Ended July 31, 1999.................... $21.063 $13.313 $31.188 $21.813
Quarter Ended October 31, 1999................. $17.063 $10.813 $27.000 $16.063

Fiscal 2000
Quarter Ended January 31, 2000................. $27.000 $10.938 $42.438 $17.250
Quarter Ended April 30, 2000................... $20.938 $ 8.813 $44.563 $18.063
Quarter Ended July 31, 2000.................... $11.250 $ 6.750 $20.000 $ 7.875
Quarter Ended October 31, 2000................. $ 9.500 $ 2.938 $12.750 $ 7.500

Fiscal 2001
Quarter Ended January 31, 2001................. $ 4.438 $ 1.375 $ 9.250 $ 4.781
Quarter Ended April 30, 2001................... $ 4.375 $ 2.250 $ 9.000 $3.4375

   The following table sets forth the prices per share of Novell common stock as reported on the Nasdaq National Market and the prices per share of Cambridge common stock as reported on the Nasdaq National Market on (a) March 12, 2001, the last full trading day preceding public announcement that Novell and Cambridge had entered into the merger agreement and (b) May 24, 2001, the last full trading day for which it was practicable to obtain closing prices at the time of the printing of this proxy statement-prospectus.

                                                        Cambridge      Novell
                                                       Common Stock Common Stock
                                                       ------------ ------------
     March 12, 2001...................................    $3.094       $5.813
     May 24, 2001.....................................    $3.020       $4.810

   Because the market price of Novell common stock that you will receive in the merger may increase or decrease before completion of the merger, you are urged to obtain current market quotations.

                                  RISK FACTORS

   In evaluating the merger, you should carefully consider the discussion of risks and uncertainties below and you should refer to the matters discussed under the caption "Forward Looking Statements in this Proxy Statement-- Prospectus" on page 7.

   By voting in favor of the merger, you will be choosing to invest in Novell common stock. An investment in Novell common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Related to the Merger

The market prices of common stock for Novell and Cambridge may fluctuate, but the exchange ratio is fixed; you will receive 0.668 of a share of Novell common stock for each share of Cambridge common stock despite any changes in the market value of either Novell or Cambridge common stock.

   Upon completion of the merger as contemplated under the Agreement and Plan of Reorganization, dated as of March 12, 2001, as amended as of May 24, 2001, by and among Novell, Cambridge and Ceres Neptune Acquisition Corp., a wholly owned subsidiary of Novell (the "merger agreement"), Novell will exchange 0.668 of a share of Novell common stock for each outstanding share of Cambridge common stock. There will be no adjustment for changes in the market price of either Novell common stock or Cambridge common stock, and Cambridge is not permitted to withdraw from the merger or re-solicit the vote of its stockholders solely because of subsequent changes in the market price of Novell or Cambridge common stock. Accordingly, the specific dollar value of Novell common stock you will receive upon completion of the merger will depend on the market value of Novell common stock at the time of completion of the merger. You should note that the companies' stock prices have historically been highly volatile and that the value of the Novell common stock you will receive in the merger may decline prior to or after the merger.

Although Novell and Cambridge intend for the merger to result in benefits to the combined company, those benefits may not be realized. Additionally, neither Novell nor Cambridge is experienced in organizing an integration of businesses of this scale.

   Achieving the benefits of the merger will depend in part on the integration of Novell's and Cambridge's personnel, operations and technology. The integration of Novell and Cambridge will be a complex, time consuming and expensive process and may disrupt Novell's and Cambridge's business if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

  . Obtaining synergies from the companies' professional services organizations;

  . Obtaining synergies from the companies' service and product offerings effectively and quickly;

  . Coordinating sales efforts so that customers can do business easily with the combined company;

  . Integrating technology, back office, human resources, accounting and financial systems;

  . Bringing together marketing efforts so that the market receives useful information about the combined company;

  . Assimilating our employees into a common business culture; and

  . Retaining key officers and employees who possess the necessary skills and experience to quickly and effectively transition and integrate the businesses.

   Neither Novell nor Cambridge has experience in integrating operations on the scale presented by the merger. The integration process will be complicated and will involve a number of special risks in addition to the challenges described above, including the possibility that management may be distracted from regular business operations. It is not certain that Novell and Cambridge can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to effectively complete the integration could materially harm the business and operating results of the combined company.

Client and employee uncertainty related to the merger could harm the combined company.

   Novell's or Cambridge's customers may, in response to the announcement of the merger, delay, defer or cancel purchasing decisions or terminate their relationship with Novell or Cambridge. Delays, deferrals or cancellations of purchasing decisions or any termination of their relationship with Novell or Cambridge by Novell's or Cambridge's customers could seriously harm the business of the combined company. Similarly, Novell and Cambridge employees may experience uncertainty about their future role with the combined company. This may adversely affect the combined company's ability to attract and retain key management, sales, marketing, technical, services and administrative personnel.

Cambridge executive officers and directors have interests that may influence them to support and approve the merger.

   Jack L. Messman, a director and the president and chief executive officer of Cambridge, is also a director of Novell. Mr. Messman, as a condition to the merger, shall become the president and chief executive officer of Novell. Mr. Messman has entered into an employment agreement that will become effective upon completion of the merger. Furthermore, Novell's compensation committee has approved the grant of stock options to purchase Novell common stock and grants of restricted stock to most officers of Cambridge on July 12, 2001. The compensation committee also has approved the continuation of base salary and incentive compensation for these Cambridge officers. These Cambridge officers will also participate in the Novell Senior Management Severance Plan upon the completion of the merger.

   In addition, John W. Poduska, Sr. and James D. Robinson, III, directors of Cambridge designated by Cambridge, will become directors of Novell upon completion of the merger. The Novell compensation committee has approved the grant of options to purchase Novell common stock to these individuals.
Mr. Messman and all directors and some executive officers of Cambridge have entered into voting agreements with Novell under which they have given Novell the right to vote their Cambridge shares in favor of adopting the merger agreement and approving the transactions contemplated thereunder. Cambridge stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger.

Novell's operating results may suffer as a result of the impact of amortization of goodwill relating to its proposed combination with Cambridge.

   Under generally accepted accounting principles in the United States, Novell will account for the merger using the purchase method of accounting. Under purchase accounting, Novell will record as the cost of acquiring the business of Cambridge the following: the market value of Novell common stock issued in connection with the merger, and the amount of direct transaction costs as the cost of acquiring the business of Cambridge. Novell will allocate the total cost to the fair value of individual assets acquired and liabilities assumed from Cambridge, with the remaining cost being accounted for as goodwill. Goodwill will be amortized over a four year period. As described in the Novell Unaudited Pro Forma Combined Condensed Financial Statements section of this proxy statement-prospectus, the amount of excess purchase cost allocated to goodwill is estimated to be approximately $72.8 million. If goodwill were amortized in equal quarterly amounts over a four-year period following completion of the merger, the after-tax accounting charge attributable to goodwill would be approximately $4.6 million per quarter and $18.2 million per fiscal year. As a result, the purchase accounting treatment of the merger may adversely affect the combined company's results of operations in the foreseeable future, which could cause the market value of the combined company's common stock to decline.

The price of Novell common stock may be affected by factors different from those affecting the price of Cambridge common stock.

   When the merger is completed, holders of Cambridge common stock will become holders of Novell common stock. Novell's business differs significantly from that of Cambridge, and Novell's results of operations, as well as the price of Novell common stock, may be affected by factors different from those affecting Cambridge's results of operations and the price of Cambridge common stock.

If the conditions to the merger are not met, the merger will not occur.

   Several conditions must be satisfied or waived to complete the merger. These conditions are described under "Conditions to completion of the merger" and in detail in the merger agreement. Novell and Cambridge cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and Novell and Cambridge each may lose some or all of the intended benefits of the merger.

If the merger is not completed, Novell's and Cambridge's stock prices and future business and operations could be harmed.

   If the merger is not completed, Novell and Cambridge may be subject to the following material risks:

  . Cambridge may be required to pay Novell a termination fee of $7.3 million, plus any expenses incurred in collecting such fee;

  . the price of Novell or Cambridge common stock may decline to the extent that the current market prices of Novell and Cambridge common stock reflect a market assumption that the merger will be completed; and

  . Novell and Cambridge will incur significant costs related to the merger, such as legal, accounting and some of the fees and expenses of their financial advisors, which costs must be paid even if the merger is not completed.

   Further, with respect to Cambridge, if the merger is terminated and Cambridge's board of directors determines to pursue another merger or business combination, it is not certain that Cambridge will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to limited exceptions described in this proxy statement-prospectus, Cambridge and its officers, board members and advisors are generally prohibited from soliciting, initiating or knowingly encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Novell.

The merger will result in substantial costs whether or not completed.

   The merger will result in significant costs to Novell and Cambridge. Excluding costs associated with combining the operations of the two companies and severance benefits and costs associated with discontinuing some redundant business activities, direct transaction costs are estimated at approximately $9.7 million. These costs are expected to consist primarily of fees for investment bankers, attorneys, accountants, filing fees and financial printing. The aggregate amount of these costs may be greater than currently anticipated. A substantial amount of these costs will be incurred whether or not the merger is completed.

Risks Associated with Combined Company Operations

Some executive officers and key personnel are critical to the business of the combined company and these officers and key personnel may not remain with the company in the future.

   The success of the combined company following the merger depends upon the continued service of some executive officers and other key personnel. Upon completion of the merger, Jack L. Messman, Cambridge's chief executive officer and president, will become the chief executive officer and president of Novell. Three of Novell's Senior Vice-Presidents have left Novell in the past year and any of Novell's other officers could leave in the future. If the combined company loses the services of Mr. Messman or one or more of its other executive officers or key employees, or if one or more of these individuals decides to join a competitor or otherwise compete directly or indirectly with the combined company, the combined company's business, operating results and financial condition could be seriously harmed.

Some of the combined company's venture capital fund investments have become impaired. Additional venture capital fund investments could become impaired.

   Novell's investment portfolio includes investments made for strategic business purposes, such as investments through the Novell Venture Fund. Novell Venture Fund investments are generally in small capitalization stocks in the high-technology industry sector and funds managed by venture capitalists. Similarly, Cambridge has also invested in private companies in the high-technology industry. Many of these investments by Novell and Cambridge might become other than temporarily impaired. During its second fiscal quarter ended April 30, 2001, Novell recorded an impairment charge related to some of the investments in its portfolio whose market value had experienced an other than temporary decline. The charge totaled $142 million and included Novell's $100 million investment in marchFIRST. As of April 30, 2001, unrealized losses on Novell's public equity securities totaled approximately $9.3 million. The combined company will have to record impairment losses under generally accepted accounting principles for other than temporarily impaired investments.

The combined company may not be able to hire and retain sufficient development, consulting, managerial and technical sales personnel that it needs to succeed because these personnel are limited in number and in high demand.

   If the combined company fails to hire and retain sufficient numbers of development, consulting, managerial and technical sales personnel, its business, operating results and financial condition could be harmed. Competition for qualified development, consulting, managerial and technical sales personnel is intense as these personnel are in limited supply, and the combined company might not be able to hire and retain sufficient numbers of such personnel to grow its business. Although Novell intends to increase the size of its development and consulting staff through the acquisition of Cambridge, Cambridge's personnel may not remain with Cambridge or with the combined company after the closing of the acquisition.

   In addition, the market price of Novell's common stock has declined substantially in the last year. Consequently, potential employees may perceive Novell's equity incentives, such as stock options, as less attractive, and current employees whose options are no longer priced below market value may choose not to remain employed with the combined company. As a result, the combined company's ability to attract employees may be adversely affected. New options granted to Cambridge's key employees or other employees at the current market price of Novell's common stock may not be sufficient to retain these employees. Finally, should Novell's stock price substantially decline, the retention value of stock options will decline, and Novell's employees may choose not to remain with the combined company.

Novell and Cambridge face increased risks in conducting a global business, which may damage business results.

   Novell and Cambridge are multi-national corporations with offices and subsidiaries around the world and as such, they face risks in doing business abroad that they do not face domestically. Certain aspects inherent in transacting business internationally could negatively impact the operating results of the combined company, including:

  . costs and difficulties in staffing and managing international operations;

  . unexpected changes in regulatory requirements;

  . tariffs and other trade barriers;

  . difficulties in enforcing contractual and intellectual property rights;

  . longer payment cycles;

  . local political and economic conditions;

  . potentially adverse tax consequences, including restrictions on repatriating earnings and the threat of "double taxation"; and

  . fluctuations in currency exchange rates.

Novell Specific Risks that Could Adversely Impact the Combined Company

Novell may not be successful at introducing new technologies.

   Novell expects to achieve widespread acceptance and adoption of its Net services and e-solutions products, Novell Directory Services ("NDS"), and the products and applications that take advantage of directory services. The combined company's success with Net services and NDS solutions is dependent on a number of factors including, but not limited to, the following:

  . development of key Net services and directory products and upgrades;

  . the acceptance of new products by large industry partners, and the marketing of new products through appropriate channels of distribution; and

  . the acceptance of new products by major accounts.

   The Company has only had limited success in introducing new technologies, and there can be no assurance of success with Net services or NDS solutions.

Novell has experienced delays in the introduction and market acceptance of new products due to various factors.

   Novell has experienced delays in the introduction of new products due to: the complexity of software products, the need for extensive testing of software to ensure compatibility of new releases with a wide variety of application software and hardware devices, and the need to "debug" products prior to extensive distribution. Significant delays in developing, completing or shipping new or enhanced products would adversely affect the combined company.

   Moreover, the combined company may experience delays in market acceptance of new releases of products as it engages in marketing and education of the user base regarding the advantages and system requirements for new products and as customers evaluate the advantages and disadvantages of upgrading. Novell has encountered these issues on prior new releases of its products, and expects that it will encounter such issues in the future. The combined company's ability to achieve desired levels of sales growth depends at least in part on the successful completion, introduction and sale of new versions of its products. There can be no assurance that the combined company will be able to respond effectively to technological changes or new product announcements by others, or that its research and development efforts will be successful. Should the combined company experience material delays or sales shortfalls with respect to new product releases, its sales and net income could be adversely affected.

Novell's existing product sales may deteriorate more rapidly than sales of new products increase.

   Novell has several existing products that it has been selling and upgrading for many years. Sales of these products have been declining and may continue to decline at a faster rate than Novell is able to increase sales of new products or technologies.

The combined company's existing relationships with other information technology services organizations may be impaired.

   Novell relies on existing relationships with information technology services organizations that recommend, design and implement solutions for their customers' eBusiness that include Novell Net services products. A change in the willingness of these information technology service organizations to do business with Novell could undercut Novell's efforts to become a solutions-based Net services software company.

If third parties claim that Novell infringes upon their intellectual property, Novell's ability to use some technologies and products could be limited and it may incur significant costs to resolve these claims.

   Litigation regarding intellectual property rights is common in the Internet and software industries. Novell expects third-party infringement claims involving Internet technologies and software products and services to increase. If an infringement claim is filed against Novell, it may be prevented from using some technologies and may incur significant costs to resolve the claim.

   Novell has in the past received letters suggesting that it is infringing upon the intellectual rights of others, and it may from time to time encounter disputes over rights and obligations concerning intellectual property. Novell's products and services may be found to infringe on the intellectual property rights of third parties.

   In addition, Novell has agreed, and may agree in the future, to indemnify customers against claims that its products infringe upon the intellectual property rights of others. Novell could incur substantial costs in defending itself and its customers against infringement claims. In the event of a claim of infringement, Novell and its customers may be required to obtain one or more licenses from third parties. In such instances, Novell or its customers may not be able to obtain necessary licenses from third parties at a reasonable cost or at all.

Cambridge Specific Risks that Could Adversely Impact the Combined Company

Cambridge's business may be negatively affected if Cambridge does not continue to adapt to the Internet's rapid technological change, evolving business practices and changing client requirements.

   The Internet professional services market is characterized by rapidly changing technology, evolving business practices and changing client needs. Accordingly, Cambridge's future success, and thus, the combined company's future success, will depend, in part, on its ability to continue to adapt and meet these challenges. Among the most important challenges facing Cambridge are the need to continue to:

  . effectively identify and use leading technologies;

  . develop strategic and technical expertise;

  . influence and respond to emerging industry standards and other technology changes and to orient management teams to capitalize on these changes;

  . recruit and retain qualified project personnel;

  . enhance current services;

  . develop new services that meet changing customer needs; and

  . effectively advertise and market its services.

Cambridge's business is dependent upon continued growth in the use of the Internet by its clients, prospective clients and their customers and suppliers.

   If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for Cambridge's services may decrease and, as a result, revenues of the combined company may suffer. Factors that may affect Internet usage or electronic commerce adoption include:

  . actual or perceived lack of security;

  . lack of access and ease of use;

  . inconsistent quality of service;

  . increases in access costs to the Internet;

  . actual or threatened computer "viruses" or other malicious code;

  . excessive governmental regulation or the imposition of taxation on Internet transactions;

  . uncertainty regarding intellectual property ownership;

  . reluctance to adopt new business methods; and

  . costs associated with replacing obsolete infrastructure.

Cambridge contracts contain pricing risks.

   Cambridge derives a significant portion of its revenue from fixed-price, fixed-time contracts. Because of the complex nature of the services Cambridge provides, it is sometimes difficult to accurately estimate the cost, scope and duration of particular client engagements. If Cambridge does not accurately estimate the resources required for a project, does not accurately assess the scope of work associated with a project, does not manage the project properly, or does not satisfy its obligations in a manner consistent with the contract, then Cambridge's costs to complete the project could increase substantially. Cambridge has occasionally had to commit unanticipated additional resources to complete projects, and it may have to take similar action in the future. Cambridge may not be compensated for these additional costs or the commitment of these additional resources, which could negatively impact the operating results of the combined company.

Cambridge derives a portion of its revenues from services performed for dot-com companies.

   Many dot-com companies are recently organized, have limited operating histories, have significant net losses and have limited corporate sponsorship or financial resources. The volatility of the stock market in recent months has made it difficult for many dot-com companies to raise funds, and a number of companies have gone bankrupt. As a result, Cambridge may experience greater than expected customer loss or an inability to collect fees from customers in a timely manner, if at all. Cambridge's ability to achieve revenue and earnings targets or maintain an adequate cash position could be adversely affected.

Cambridge's clients can cancel or reduce the scope of their engagements with Cambridge on short notice.

   If Cambridge's clients cancel or reduce the scope of an engagement with Cambridge, Cambridge may be unable to reassign its professionals to new engagements without delay. Personnel and related costs constitute a substantial portion of Cambridge's operating expenses. Because these expenses are relatively fixed, and because Cambridge establishes the levels of these expenses well in advance of any particular quarter, cancellations or reductions in the scope of client engagements could result in the underutilization of Cambridge's professional services employees, causing significant reductions in operating results for a particular quarter.

Cambridge's failure to meet client expectations or deliver error-free services could result in losses and negative publicity.

   Many of Cambridge's engagements involve information technology solutions that are critical to the clients' businesses. Significant defects or errors in these solutions or failure to meet or manage clients' specifications or expectations could result in:

  . delayed or lost revenues due to adverse client reaction;

  . requirements to provide additional services to a client at no charge;

  . negative publicity about Cambridge and its services, which could adversely affect Cambridge's ability to attract or retain clients; and

  . claims for substantial damages against Cambridge, regardless of Cambridge's responsibility for such failure.

Cambridge has a recent history of operating losses influenced in part by general economic conditions, and may not be able to reverse this trend in the near future.

   Primarily as a result of a slowdown in growth in demand for Cambridge's e-Solutions services, a slowing global economy and increased cost of recruiting and retaining project personnel, Cambridge has incurred losses. Cambridge's revenues and results of operations are influenced by general economic and industry-specific trends. Cambridge's clients and potential clients have and may continue to substantially reduce their information technology and related budgets. Cambridge may not be able to achieve or sustain profitability on a quarterly or annual basis in the future.

The Internet professional services market is highly competitive, with low barriers to entry. If Cambridge cannot effectively compete, its revenue may decline.

   The Internet professional services market is relatively new and highly competitive. Cambridge's competitors include a wide variety of Internet-focused professional service firms, management consulting companies, traditional information technology service firms, systems integration firms and internal information technology departments of prospective clients. There are relatively low barriers to entry in the Internet professional services market. Current or future competitors may develop or offer services that are comparable or superior to those of Cambridge at a lower price, which could significantly decrease Cambridge's revenues.

Cambridge may not be able to protect its contractual rights, which may adversely affect its business.

   Cambridge generally enters into contractual relationships with its employees that protect its confidential information, and impose non-solicitation obligations on employees. In the event that Cambridge's trade secrets or other proprietary information are misappropriated, Cambridge's business could be seriously harmed. In addition, Cambridge may not be able to timely detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. In the event Cambridge is unable to enforce these contractual obligations, its business could be adversely affected.

Cambridge's quarterly revenues and operating results have fluctuated and may continue to fluctuate.

   Cambridge's quarterly revenues and operating results are volatile and difficult to predict. Cambridge's quarterly operating results have varied in the past and could vary significantly from quarter to quarter in the future. Factors that may cause Cambridge's results to fluctuate include:

  . the number and significance of client engagements commenced and completed during a period;

  . changes in demand for Cambridge's consulting and implementation services and third party products or solutions for which Cambridge performs integration services;

  . Cambridge's ability to obtain new and follow-on client engagements;

  . the number of working days in a period;

  . Cambridge's ability to collect accounts receivable from its clients which may not pay Cambridge, may pay Cambridge only a portion of what it is owed, or may delay paying Cambridge for an extended period;

  . the introduction of new service models by Cambridge or its competitors;

  . changes in market conditions that could impact the value of securities owned by Cambridge or the value of Cambridge's investment in Cambridge Technology Capital Fund I;

  . unanticipated negative outcomes of litigation involving Cambridge;

  . Cambridge's ability to attract, train and retain skilled personnel in all areas of its business; and

  . Cambridge's ability, in a consistent and accurate manner, to manage costs, including personnel costs and support services costs.

                 THE SPECIAL MEETING OF CAMBRIDGE STOCKHOLDERS

Proxy statement-prospectus

   This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by Cambridge's board of directors in connection with the proposed merger. This proxy statement-prospectus is first being furnished to stockholders of Cambridge on or about May 30, 2001.

Date, time and place of the special meeting

   The special meeting of stockholders of Cambridge is scheduled as follows:

   July 10, 2001
   10:00 a.m., local time
   Eight Cambridge Center
   Cambridge, Massachusetts 02142

Purpose of the special meeting

   The special meeting is being held so that stockholders of Cambridge can consider and vote upon a proposal to adopt the merger agreement and transact any other business that properly comes before the special meeting or any adjournment thereof. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

   If the stockholders of Cambridge adopt the merger agreement and the other conditions to completion of the merger are satisfied or waived, Ceres Neptune Acquisition Corp. will merge with and into Cambridge, and Cambridge will survive the merger as a wholly owned subsidiary of Novell. You will be entitled to receive 0.668 of a share of Novell common stock for each share of Cambridge common stock you hold on the effective date of the merger.

Stockholder record date for the special meeting

   Cambridge's board of directors has fixed the close of business on May 21, 2001 as the record date for determination of Cambridge stockholders entitled to notice of, and to vote at, the special meeting. On the record date, there were 63,532,722 shares of Cambridge common stock outstanding, held by approximately 2,633 holders of record.

Majority vote of Cambridge stockholders required for adoption of the merger agreement

   A majority of the outstanding shares of Cambridge common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of the shares of Cambridge common stock outstanding on the record date is required to adopt the merger agreement. You are entitled to one vote for each share of Cambridge common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.

   On the record date for the special meeting, directors and executive officers of Cambridge and their affiliates held approximately 16,329,840 shares of Cambridge common stock representing approximately 25.7% of all outstanding shares of Cambridge common stock as of the record date.

   All Cambridge executive officers and directors, in their capacity as stockholders, have agreed, subject to the terms and conditions of a voting agreement with Novell, to vote their shares of Cambridge common stock in favor of the adoption of the merger agreement. As of the record date these stockholders held approximately 1.8% of the outstanding shares of Cambridge common stock as of the record date.

Proxies

   All shares of Cambridge common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to vote your proxy through the Internet, the telephone or mark a box on the proxy to indicate how to vote your shares.

   If a properly executed proxy is returned and the stockholder has instructed the proxies to abstain from voting on adoption of the merger agreement, the Cambridge common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be voted for or against the merger, thereby having the effect of being a vote against the merger. If your shares are held in an account at a brokerage firm or bank, you must instruct such institution how to vote your shares. If an executed proxy card is returned by a broker holding shares in the name of a brokerage firm or bank, which indicates that the broker or bank does not have instructions or discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for the purpose of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

   Because adoption of the merger agreement requires the affirmative vote of a majority of the shares of Cambridge common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

   Cambridge does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

   You may revoke your proxy at any time before it is voted by:

  . notifying in writing the Secretary of Cambridge at Eight Cambridge Center, Cambridge, MA 02142;

  .  properly submitting a subsequent proxy;

  .  appearing in person and voting at the special meeting; or

  . if you voted electronically through the Internet or by telephone, changing your vote by voting again at a later date, using the same procedures.

   Attendance at the special meeting will not in and of itself constitute the revocation of a proxy.

   You should not send in any stock certificates with your proxies. A transmittal form with instructions for surrender of stock certificates for Cambridge common stock will be mailed to you as soon as practicable after completion of the merger.

Voting electronically or by telephone

   Because Delaware, the state in which Cambridge is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instructions, stockholders have the option to vote electronically by submitting their proxies or voting instructions through the Internet or by telephone. Please review your proxy card for exact instructions on how to vote on the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Cambridge's stock records in your name or in the name of a brokerage firm or bank.

   The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which would be borne by the stockholder.

   Cambridge holders whose shares are held in certificate form (of record) may submit their proxies:

  . through the Internet by visiting a website established for that purpose at proxyvoting.com/Cambridge Technology Partners and following the instructions; or

  . by telephone by calling the toll-free number 800.840.1208 and following the recorded instructions.

   Cambridge holders whose shares are held in their brokerage account or through a bank need to check their proxy card and the instructions for voting electronically.

Solicitation of proxies

   Novell and Cambridge will equally share the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. Cambridge will also request banks, brokers and other intermediaries holding shares of Cambridge common stock beneficially owned by others to send this proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Cambridge. No additional compensation will be paid to directors, officers or employees for such solicitation.

   You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement-prospectus and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Novell and Cambridge into this proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 77 of this proxy statement-prospectus.

Effect of the merger and conversion of Cambridge common stock

   Upon the merger, Ceres Neptune Acquisition Corp., a wholly owned subsidiary of Novell, will merge with and into Cambridge. Cambridge will survive the merger as a wholly owned subsidiary of Novell. The stockholders of Cambridge will become stockholders of Novell. The Novell Restated Certificate of Incorporation, the Novell Bylaws and the laws of the State of Delaware will govern their rights as stockholders. See "Comparison of Rights of Holders of Cambridge Common Stock and Novell Common Stock" on page 70 of this proxy statement-prospectus.

   At the closing of the merger, by virtue of the merger and without any action on the part of Novell, Ceres Neptune, Cambridge or any of their security-holders, each share of Cambridge common stock issued and outstanding immediately prior to the effective time will be cancelled and extinguished and automatically converted into the right to receive 0.668 of a share of Novell common stock. Each Cambridge stockholder will need to surrender the certificate representing such share(s) of Cambridge common stock in the manner provided for in the merger agreement, or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required.

   The exchange ratio in the merger will be appropriately adjusted in the event of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Novell common stock or Cambridge common stock occurring prior to the consummation of the merger. No fractional shares of Novell common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of the issuance of any fractional shares of Novell common stock that would have been otherwise issuable to you as a result of the merger. Each share of Cambridge common stock held by Cambridge or any direct or indirect wholly owned subsidiary of Cambridge immediately prior to the closing of the merger will be cancelled and extinguished.

Background of the merger

   In March 2000, Novell engaged Morgan Stanley & Co. Incorporated as financial advisors to assist in considering strategic options, including possible acquisitions and business combinations. During the latter part of 2000 and early 2001, senior management and the board of directors of Novell considered various strategic alternatives to increase stockholder value, including a sale of Novell in whole or in part and a spin-off or joint venture involving Novell subsidiaries.

   On January 19, 2001, following a meeting of the Novell board in San Jose, California, Dr. Eric E. Schmidt, chairman, president and chief executive officer of Novell, approached Jack L. Messman, the president, chief executive officer and a director of Cambridge, regarding a possible strategic combination between the two companies. Mr. Messman is currently, and has been since 1985, a director of Novell and he is also a director of Safeguard Scientifics, Inc. Dr. Schmidt and Mr. Messman discussed the companies' histories, relevant operational issues, stockholder bases and key employees.

   On February 1, 2001, the Novell board of directors met to consider the potential acquisition of Cambridge. The board considered the possibility of Mr. Messman becoming the chief executive officer of a combined entity. The board authorized management to continue discussions with Cambridge.

   On February 2, 2001, Dr. Schmidt called Mr. Messman to continue their discussion and during this discussion Dr. Schmidt suggested that Mr. Messman replace him as president and chief executive officer of Novell effective upon the closing of any eventual transaction between the parties.

   On February 6, 2001, Dr. Schmidt, Mr. Messman and Warren V. Musser, the chairman of the board of Cambridge and, at the time, the chief executive officer of Safeguard, met in Cambridge, Massachusetts, to continue these discussions.

   On February 7, 2001, Cambridge retained Salomon Smith Barney Inc. as its financial advisor and Morgan, Lewis & Bockius LLP as its special transaction counsel in connection with a possible transaction with Novell. Salomon Smith Barney received several inquiries from industry participants and financial investors regarding potential transactions involving Cambridge. None of the inquiries received by Salomon Smith Barney resulted in serious negotiations and no party other than Novell conducted due diligence.

   Also on February 7, 2001, Dennis Raney, executive vice president and chief financial officer of Novell, met with members of Cambridge management in Cambridge, Massachusetts to discuss the merits of combining Novell's and Cambridge's operations.

   On February 9, 2001, the Cambridge board of directors met to discuss a possible transaction with Novell. At the meeting, Mr. Messman outlined the advantages and disadvantages of such a transaction. Following Mr. Messman's presentation, Howard L. Shecter of Morgan Lewis made a presentation to the board regarding the directors' duties and responsibilities in considering a potential transaction with Novell. Salomon Smith Barney then made a presentation to the board regarding possible transaction structures. The attorneys for Novell and Cambridge began conducting their respective legal due diligence reviews on February 9, 2001.

   On February 10, 2001, Willard Smith, Novell's vice president of mergers and acquisitions, and representatives from Ernst & Young LLP, Novell's auditors and Morgan Stanley met in Cambridge, Massachusetts with members of Cambridge's management team, including Mr. Messman, Joseph A. LaSala, Jr., senior vice president, general counsel and secretary, John J. Gavin Jr., senior vice president, chief financial officer and treasurer, Gerard Van Kemmel, executive vice president and chief operating officer, and Alan J. Friedman, senior vice president--human resources, and Salomon Smith Barney, to conduct business and financial due diligence.

   On February 12, 2001, Mr. Messman met in San Jose, California with Dr. Schmidt, John A. Young, a director of Novell, and Larry W. Sonsini, a director of Novell and a member of Novell's outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, to have further discussions regarding a possible transaction between Cambridge and Novell.

   Also on February 12, 2001, members of Cambridge management, including Mr. LaSala, Mr. Gavin, Mr. Friedman, and Gary F. Schuster, senior vice president-- communications, and Salomon Smith Barney met in San Jose, California with members of Novell management, including Mr. Raney, Mr. Smith, Dr. Carl S. Ledbetter, chief technology officer, Alex Salehi, vice president of worldwide consulting services and Ronald Foster, vice president and corporate controller and Morgan Stanley, to conduct business and financial due diligence on Novell.

   During the period between February 12, 2001 and March 12, 2001, Wilson Sonsini and Morgan Lewis continued their respective legal due diligence reviews and engaged in discussions regarding the terms and conditions of the proposed merger.

   The Novell board of directors met on February 13, 2001 and was updated by management and its legal and financial advisors on the status of discussions with Cambridge. On February 14, 2001, Mr. Messman had a telephone conversation with Dr. Schmidt, and Dr. Schmidt invited Mr. Messman to make a presentation to the Novell board of directors.

   On February 25, 2001, Dr. Schmidt, Mr. Messman and Mr. Gavin met in San Jose, California with Salomon Smith Barney to discuss the merits of the proposed strategic combination.

   On February 26, 2001, Mr. Messman, Mr. Gavin and Salomon Smith Barney met with representatives from Morgan Stanley to review the merits of the proposed strategic combination.

   On February 26, 2001 and February 27, 2001, members of the Novell and Cambridge senior management teams and their respective financial advisors held a series of conference calls and meetings to review preliminary terms and continue discussions regarding a proposed combination. As part of these discussions, Mr. Messman and Mr. Gavin met in San Jose, California with Messrs. Schmidt, Young and Sonsini.

   On February 27, 2001, the Novell board of directors met to discuss the results of the meetings between the management teams of Novell and Cambridge. At the meeting, Novell's legal advisors reviewed the fiduciary duties of the board with regard to the proposed transaction. Additionally, Mr. Messman met with members of Novell senior management in Provo, Utah.

   On February 28, 2001, members of the Cambridge board of directors met with Cambridge senior management and Salomon Smith Barney to discuss the status of discussions between Novell and Cambridge. Mr. Messman provided a detailed review, including a summary of the diligence efforts and review of the strategic rationale and financial rationale for the proposed transaction.

   From March 2, 2001 through March 6, 2001, Novell and its financial advisors met with Cambridge and its financial advisor in the United States and in Europe to conduct further due diligence and review the potential transaction benefits.

   From March 6, 2001 through March 11, 2001, representatives from Novell and Cambridge and its financial advisor and their respective advisors continued to negotiate the terms of the proposed merger, including the exchange ratio, restrictions on Cambridge's ability to pursue alternative transactions, representations, warranties, consents, termination provisions and conditions to the closing of the merger.

   On March 8, 2001, the Novell board of directors met to review reports by Novell's management and Novell's legal and financial advisors on the status of due diligence and negotiations with Cambridge. The board discussed the reports and instructed management and Novell's legal and financial advisors to continue with due diligence and negotiations.

   On March 9, 2001, the Cambridge board met via telephone. Present at the meeting were the directors, senior management of Cambridge, Salomon Smith Barney and Howard L. Shecter of Morgan Lewis. Mr. Messman began the meeting by reviewing the status of the proposed transaction with Novell and by providing a strategic overview. He then summarized the diligence efforts to date. Following Mr. Messman's presentation, Salomon Smith Barney presented an analysis of the financial terms of the proposed merger with Novell and delivered its oral opinion, subsequently confirmed in writing as of March 12, 2001, as to the fairness of the exchange ratio, from a financial point of view, to the holders of Cambridge common stock. Mr. Shecter then made a presentation summarizing the status of negotiations on the merger agreement and the results of Morgan Lewis's diligence review to date. Mr. Gavin then updated the board on Cambridge's financial due diligence review of Novell.

   On March 12, 2001, the Novell board met with Novell management and its advisors to review the proposed terms of the acquisition of Cambridge. At the meeting, Novell's legal advisors discussed the terms of the merger agreement and related documents. Novell's financial advisors then gave a presentation to the board. The board discussed, among other things, the status of negotiations, the potential benefits and risks of the transaction and the principal terms of the proposed merger. Following discussion, the Novell board approved the transaction on the terms presented with instructions to management to negotiate and finalize the open issues and to sign the merger agreement later that day.

   Also on March 12, 2001, the Cambridge board met to review the terms of the transaction. At this meeting, the members of management of Cambridge discussed the results of the negotiations and the terms of the proposed merger, including status and timing of the transaction, pricing and valuation of the proposed merger, strategies and business opportunities with Novell, various business issues relating to the merger, and a review of Novell's financial performance and prospects. Mr. Shecter made a presentation to the Cambridge board during which he reminded the directors of their duties and responsibilities under Delaware law. He then summarized the results of Morgan Lewis's due diligence review and outlined the terms of the proposed merger agreement, including restrictions on Cambridge's ability to pursue alternative transactions, closing conditions and termination provisions, the voting agreement, affiliate agreements and other relevant documents. Lastly, Mr. Shecter identified the final outstanding legal issues, and he apprised the Cambridge board that some officers and directors of Cambridge, including Mr. Messman, had interests which might conflict with the interests of Cambridge stockholders. Salomon Smith Barney then reviewed its March 9, 2001 presentation and confirmed its opinion as to the fairness of the exchange ratio, from a financial point of view, to the holders of Cambridge common stock. Following these presentations and the related discussions by the Cambridge board, the Cambridge board of directors concluded that the merger was in the best interests of Cambridge stockholders, declared the merger advisable, approved the proposed terms of the merger and the merger agreement in substantially the form presented, authorized Cambridge's officers to complete the negotiations and execute the merger agreement and resolved to recommend that Cambridge stockholders vote to adopt the merger agreement. In connection with the merger, the board also resolved to amend the Cambridge stockholder rights plan to exempt Novell and the merger from the provisions of the rights plan. Warren Musser, a Cambridge director who was then the chief executive officer of Safeguard, abstained from the vote citing unique investment company issues faced by Safeguard as a result of the proposed transaction as the reason for abstention.

   After the close of trading on March 12, 2001, Cambridge, Novell and Ceres Neptune entered into the merger agreement and Mr. Messman entered into a voting agreement with Novell. In addition, Cambridge amended its stockholder rights plan. Immediately following the signing of the merger agreement, Novell and Cambridge issued a joint press release announcing the merger.

   On May 22, 2001, Novell and Jack L. Messman entered into an employment agreement concerning Mr. Messman's employment as chief executive officer and president of Novell following the merger. Please see the section entitled "-- Interests of Cambridge directors and officers in the merger--Jack L. Messman" on pages 42 and 43 of this proxy statement-prospectus for a summary of the terms of the employment agreement.

   As of May 24, 2001, Cambridge, Novell and Ceres Neptune entered into amendment no. 1 to the merger agreement which provides for the cancellation of all outstanding Cambridge options and for the termination of the Cambridge stock plans at the closing. In addition, the amendment provides for the grant of Novell stock options to some Cambridge executives, non-executives and directors and for the grant of restricted shares of Novell stock to some Cambridge executives. Please see the section entitled "--Equity grants and employee benefits after completion of the merger for Cambridge employees" on pages 44 to 46 of this proxy statement-prospectus for a summary of these grants.

Joint reasons for the merger

   The boards of directors of Novell and Cambridge have determined that a combined company would be positioned to compete more effectively in the market, thereby increasing the potential for improved long-term operating and financial results. In particular, the boards believe that the merger will create the opportunity for Novell and Cambridge to:

  . provide their customers with new Web-based products and services that will better serve the needs of customers;

  . develop software products that help extend businesses to better utilize the Internet; and

  . develop products around leading application platforms and other information technology resources supported by Net services software from Novell.

Recommendation of, and factors considered by, the Cambridge board of directors

   At a meeting of the Cambridge board of directors on March 12, 2001, after due consideration, the Cambridge board:

  . determined that the merger is in the best interests of Cambridge and its stockholders;

  . approved the merger and the merger agreement; and

  . determined to recommend that the stockholders of Cambridge adopt the merger agreement and approve the transactions contemplated thereby.

Accordingly, the Cambridge board of directors recommends that the Cambridge stockholders vote FOR adoption of the merger agreement.

   In reaching its decision to approve the merger and to recommend such merger to its stockholders, the board of directors consulted with Cambridge senior management and with Cambridge's advisors, Salomon Smith Barney and Morgan Lewis. In reaching its decision, the board considered all of the reasons described above under "Joint Reasons for the Merger," including the board's belief that a combined company would be positioned to compete more effectively in the market, thereby increasing the potential for improved long-term operating and financial results. The Cambridge board also considered the following factors which it believes favor approval of the merger:

  . Merger Consideration--The Cambridge board analyzed the market value of the Novell common stock to be issued in exchange for each share of Cambridge common stock in light of comparable merger transactions.

  . Opinion of Salomon Smith Barney--The Cambridge board considered the opinion of Salomon Smith Barney, issued on March 12, 2001 to the Cambridge board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of Cambridge common stock. A copy of the Salomon Smith Barney opinion is attached as Annex B hereto.

  . Presentation of Salomon Smith Barney--The Cambridge board considered the various financial information, valuation analyses and other factors set forth in the presentation by Salomon Smith Barney at the Cambridge board meeting on March 12, 2001, including those described below in the section entitled "Opinion of Cambridge's financial advisor."

  . Historical Information--The Cambridge board considered historical information concerning Novell's and Cambridge's respective businesses, financial performance and conditions, operations, technologies, management and competitive positions, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission.

  . Market Conditions--The Cambridge board considered current financial market conditions, historical market prices, and volatility and trading information with respect to Novell common stock and Cambridge common stock.

  . Available Alternatives--The Cambridge board considered potential transactions with third parties based on inquiries made by Salomon Smith Barney at the direction of Cambridge management, as well as Cambridge management's view on the potential for other third parties to enter into strategic relationships with, or to acquire, Cambridge.

  . Possible Decline in Market Price of Cambridge Shares--The Cambridge board considered the possibility that if a transaction with Novell is not consummated and Cambridge remained a publicly owned corporation, the price that might be received by Cambridge stockholders in the open market or in a future transaction might be less than the consideration to be received pursuant to the merger.

  . Terms of the Merger Agreement--The Cambridge board considered the terms of the merger agreement, including, among others, the circumstances under which the Cambridge board may withdraw its recommendation of the merger, the Cambridge board's ability to consider a superior acquisition proposal and the conditions to closing of the merger.

  . Tax-Deferred Nature of Transaction--The Cambridge board noted that the merger is expected to be a tax-deferred transaction.

  . Transaction Accounted for as a Purchase--The Cambridge board noted that the merger is expected to be accounted for as a purchase transaction.

  . Trends in the Industry--The Cambridge board considered various trends in the information technology industry and the effect of industry consolidation on Cambridge's ability to compete effectively in existing markets.

  . Board Representation--The Cambridge board considered the fact that the merger agreement provides for the appointment of two Cambridge representatives to the board of directors of Novell effective upon the closing of the merger. The Cambridge board also noted that Jack L. Messman, the president and chief executive officer of Cambridge, currently serves on the Novell board and would continue to serve on the Novell board following the closing.

  . President and Chief Executive Officer--The Cambridge board considered
    Novell's proposal that Jack L. Messman assume the position of president and chief executive officer of Novell effective upon the closing of the merger.

   Cambridge's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the possibility that the merger might not be consummated, and the fact that under some circumstances Cambridge might be required to pay a termination fee to Novell;

  . the potential conflict between the interests of some Cambridge officers and directors, including Mr. Messman, and the interests of Cambridge stockholders;

  . the effect that the public announcement of the merger might have on Cambridge's sales and operating results, Cambridge's ability to attract and retain key personnel and the progress of Cambridge's current development and marketing projects;

  . the risk that potential benefits sought in the merger might not be fully realized, that some of Cambridge's customers may view Novell as their competitor and seek to terminate their relationships with Cambridge and that the combined company may not be able to retain key personnel;

  . the risk that, following the merger, some customers of Cambridge may view
    Cambridge as incapable of providing disinterested advice regarding software solutions;

  . the limitations placed on Cambridge relating to its ability to pursue alternative transactions and to conduct its business prior to the closing; and

  . the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses and transaction expenses arising from the merger.

   After due consideration and discussion, Cambridge's board of directors decided that these risks were outweighed by the potential benefits of the merger.

   The foregoing discussion is not exhaustive of all the factors considered by Cambridge's board. Each member of Cambridge's board may have considered different factors, and the board did not quantify or otherwise assign relative weights to factors considered.

   After considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that some directors and officers of Cambridge have interests in the merger that are different from, or are in addition to, the interests of Cambridge stockholders generally. Please see the section entitled "Interests of Cambridge directors and officers in the merger" beginning on page 42 of this proxy statement-prospectus.

Factors considered by the Novell board of directors

   The board of directors of Novell considered factors that it believes will contribute to the success of the combined companies, including the following:

  . enhanced solution selling capabilities;

  . increased pace of Web-based deployments of business processes to accelerate revenue growth;

  . expanded customer relationships among senior business managers;

  . closer customer relationships with feedback to gain competitive advantage in the development of Net services software products and solutions support;

  . accelerated introduction of Novell technology to clients, information technology services partners, and other leading independent software vendors;

  . increased percentage of revenue derived from services;

  . expanded management expertise around the design and delivery of solutions;

  . enhanced ability to support complex solutions in the Internet and eBusiness marketplace;

  . increased customer loyalty as a Net Services software vendor with design, implementation and maintenance services for business solutions;

  . improved operating margins through elimination of redundant costs in the combined entity; and

  . enhanced business model resulting in revenue synergy by combining software products with solution services to support the deployment of business processes and Web-based applications to the Internet.

   After taking into account these and other factors, the Novell board of directors unanimously determined that the merger agreement was in the best interests of Novell and its stockholders and that Novell should enter into the merger agreement and complete the merger.

Opinion of Cambridge's financial advisor

   On February 7, 2001, Salomon Smith Barney was retained to act as financial advisor to Cambridge in connection with the merger. Pursuant to Salomon Smith Barney's engagement letter with Cambridge, Salomon Smith Barney rendered an opinion to the Cambridge board of directors on March 12, 2001, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to holders of Cambridge common stock.

   The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex B to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders are urged to read Salomon Smith Barney's opinion carefully and in its entirety.

   In arriving at its opinion, Salomon Smith Barney reviewed a draft of the merger agreement, dated March 10, 2001, and held discussions with certain senior officers and other representatives and advisors of each of Cambridge and Novell concerning the businesses, operations and prospects of Cambridge and Novell. Salomon Smith Barney examined certain publicly available business and financial information relating to Cambridge and Novell. Salomon Smith Barney reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Cambridge common stock and Novell common stock, the historical and projected earnings and other operating data of Cambridge and Novell, and the historical and projected capitalization and financial condition of Cambridge and Novell. Salomon Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Salomon Smith Barney considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Cambridge and Novell. In addition to the foregoing, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney, Salomon Smith Barney was advised by the managements of Cambridge and Novell that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Cambridge and Novell management as to the future financial performance of Cambridge and Novell. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of the Cambridge board of directors, that the merger will be treated as a tax-free reorganization for United States federal income purposes. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cambridge or Novell, nor did it make any physical inspection of the properties or assets of Cambridge or Novell. Cambridge advised Salomon Smith Barney, and Salomon Smith Barney assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Salomon Smith Barney further assumed that the merger would be consummated in accordance with the terms of the merger agreement without waiver of any of the conditions precedent to the merger contained in the merger agreement.

   Salomon Smith Barney did not express any opinion as to what the value of the Novell common stock actually will be when issued in the merger or the price at which Novell common stock will trade subsequent to the merger. Salomon Smith Barney was not requested to consider, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Cambridge or the effect of any other transaction in which Cambridge might engage. Salomon Smith Barney's opinion necessarily was based on information available to it and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

   Salomon Smith Barney's advisory services and opinion were provided for the information of Cambridge's board of directors in its evaluation of the proposed merger and does not constitute a recommendation of the merger to Cambridge or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the merger.

   In connection with rendering its opinion, Salomon Smith Barney made presentations to the Cambridge board of directors on March 9, 2001 and March 12, 2001, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio. The following is a summary of that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Salomon Smith Barney, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to March 9, 2001, and is not necessarily indicative of current or future market conditions.

   Comparable companies analyses.

   Salomon Smith Barney compared financial, operating and stock market information for each of Cambridge and Novell, with the same information for selected publicly traded companies that operate in the same sectors as each of Cambridge and Novell. For Cambridge, Salomon Smith Barney selected the following comparable companies operating in the systems integrators sector:

  . CIBER Inc.;

  . Computer Horizons Corp.;

  . Covansys;

  . iGate Capital Corporation;

  . IMRglobal Corp.;

  . marchFIRST, Inc.; and

  . Modis Professional Services, Inc.

Given Novell's mix of products and services, Salomon Smith Barney selected comparable companies operating in the following three sectors, each of which is comparable to one of the three major divisions of Novell's operations:

  . content-delivery products;

  . information technology services; and

  . software.

   The following table sets forth the comparable companies selected by Salomon Smith Barney in each of those sectors:

      Content-
      Delivery
      Products     IT Services              Software
      --------     -----------              --------
   Akamai
    Technologies,
    Inc.           Answerthink, Inc.        BMC Software, Inc.
   CACHEFLOW Inc.  INFORTE CORP.            Remedy Corporation
   Digital
    Island, Inc.   Predictive Systems, Inc. J.D. Edwards & Co.
   INKTOMI
    CORPORATION    Sapient Corporation      Computer Associates International, Inc.

   The forecasted financial information used by Salomon Smith Barney in the course of its comparable companies analyses was based on research published by certain investment banks as well as information published by First Call Corporation. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. Calculations were made based on the closing price per share of each company's common stock on March 9, 2001. In deriving ratios for the selected comparable companies, Salomon Smith Barney made certain adjustments to the relevant data to take into account certain unusual and nonrecurring items. In each instance, firm value was calculated as the sum of:

  . equity value (common shares on a fully diluted basis valued at the closing price per share on March 9, 2001, less any proceeds that would be received from the exercise of options or conversion of securities); plus

  . non-convertible indebtedness; plus

  . minority interests in subsidiaries; plus

  . non-convertible preferred stock; plus

  . all out-of-the-money convertible securities; minus

  . investments in unconsolidated affiliates and cash.

   For Novell and the selected comparable companies operating in the content-delivery products, information technology services and software sectors, Salomon Smith Barney derived and compared, among other things:

  . the equity value of each company as of March 9, 2001;

  . the firm value of each company as of March 9, 2001;

  . the ratio of the closing price per common share of each company on March
    9, 2001, to (a) its estimated earnings per share (EPS) for 2000, and (b) its estimated EPS for 2001;

  . the estimated revenue growth rate of each company for 2001;

  . the five year estimated EPS growth rate of each company; and

  . the ratio of each company's firm value to (a) its estimated revenue for 2000, and (b) its estimated revenue for 2001.

   The following tables sets forth the results of these analyses for each of the three sectors selected by Salomon Smith Barney:

                              SOFTWARE COMPARABLES

                                    Comparable Companies at March    Novell at
                                        9, 2001 Closing Price         Closing
                                   --------------------------------  Price on
                                        Range      Median    Mean     3/9/01
                                   --------------- -------  -------  ---------
                                             (Dollars in Millions)
Equity Value...................... $   787-$15,578 $ 3,507  $ 5,845   $ 1,949
Firm Value........................ $   590-$19,751 $ 2,946  $ 6,558   $   879
Ratio of Closing Common Share
 Price to:
  (a) Estimated EPS for 2000......   11.7x-328.1x    20.8x    95.4x    121.3x
  (b) Estimated EPS for 2001......   14.0x-33.9x     19.5x    21.7x     18.9x
2001 Estimated Revenue Growth.....    5.7%-24.9%      16.6%    15.9%      3.2%
5-Year Estimated EPS Growth.......   15.0%-30.0%      20.0%    21.3%     20.0%
Ratio of Firm Value to:
  (a) Estimated Revenue for 2000..    0.9x-3.6x       2.6x     2.4x      0.8x
  (b) Estimated Revenue for 2001..    0.7x-3.4x       2.3x     2.2x      0.8x

                     CONTENT-DELIVERY PRODUCTS COMPARABLES

                                    Comparable Companies at March    Novell at
                                        9, 2001 Closing Price         Closing
                                   --------------------------------  Price on
                                        Range      Median    Mean     3/9/01
                                   --------------- -------  -------  ---------
                                             (Dollars in Millions)
Equity Value...................... $   218-$1,280  $   753  $   751   $ 1,949
Firm Value........................ $   103-$1,130  $   484  $   550   $   879
Ratio of Closing Common Share
 Price to:
  (a) Estimated EPS for 2000......   59.6x-59.6x     59.6x    59.6x    121.3x
  (b) Estimated EPS for 2001......  258.3x-258.3x   258.3x   258.3x     18.9x
2001 Estimated Revenue Growth.....   38.1%-221.7%    178.5%   154.2%      3.2%
5-Year Estimated EPS Growth.......   40.0%-85.0%      45.0%    43.8%     20.0%
Ratio of Firm Value to:
  (a) Estimated Revenue for 2000..    1.1x-12.9x      4.0x     5.5x      0.8x
  (b) Estimated Revenue for 2001..    0.3x-4.8x       2.0x     2.3x      0.8x

                  INFORMATION TECHNOLOGY SERVICES COMPARABLES

                                    Comparable Companies at March    Novell at
                                        9, 2001 Closing Price         Closing
                                   --------------------------------  Price on
                                        Range      Median    Mean     3/9/01
                                   --------------- -------  -------  ---------
                                             (Dollars in Millions)
Equity Value...................... $    73-$1,304  $   178  $   434   $ 1,949
Firm Value........................ $  (60)-$1,047  $   132  $   313   $   879
Ratio of Closing Common Share
 Price to:
  (a) Estimated EPS for 2000......   11.0x-31.3x     20.9x    21.0x    121.3x
  (b) Estimated EPS for 2001......   11.9x-119.4x    18.2x    32.7x     18.9x
2001 Estimated Revenue Growth.....    3.4%-48.6%      12.3%    16.9%      3.2%
5-Year Estimated EPS Growth.......   33.0%-45.0%      37.5%    38.3%     20.0%
Ratio of Firm Value to:
  (a) Estimated Revenue for 2000..    0.7x-2.1x       0.8x     0.7x      0.8x
  (b) Estimated Revenue for 2001..    0.7x-1.7x       0.8x     0.7x      0.8x

   Based on these data, Salomon Smith Barney derived the following ranges for the implied firm value of each of Novell's three major divisions as a multiple of estimated 2001 revenues (i) 0.9x to 1.4x for Novell's Net Directory Services operations which Salomon Smith Barney considered comparable to the selected software companies, (ii) 0.8x to 1.2x for Novell's Content Services operations which Salomon Smith Barney considered comparable to the selected content-delivery products companies, and (iii) 0.3x to 0.5x for Novell's Customer Services operations which Salomon Smith Barney considered comparable to the selected information technology companies. Using estimates of 2001 revenue for each of Novell's three major divisions based on information research published by certain investment banks as well as Novell management estimates, Salomon Smith Barney derived a range for Novell's implied firm value of $2,019 million to $2,493 million and a range for the implied equity value per share of Novell common stock of $6.27 to $7.75. Using the range derived for the implied equity value per share of Novell common stock and the exchange ratio in the merger of 0.668, Salomon Smith Barney further derived a range of the implied price per share of Cambridge common stock in the merger of $4.19 to $5.18.

   For Cambridge and the selected comparable companies operating in the systems integrators sector, Salomon Smith Barney derived and compared, among other things:

  . the equity value of each company as of March 9, 2001;

  . the ratio of the closing price per common share of each company on March
    9, 2001, to its estimated EPS for 2000, and its estimated EPS for 2001;

  . the five year estimated EPS growth rate of each company;

  . the firm value of each company as of March 9, 2001;

  . the ratio of each company's firm value to its revenue for the twelve-month period ended September 30, 2000, its estimated revenue for 2000, and its estimated revenue for 2001; and

  . each company's twelve month margins for the period ended September 30, 2000, including gross profits, and earnings before interest expense, taxes, depreciation and amortization ("EBITDA").

   The following table sets forth the results of these analyses:

                                Comparable Companies at
                              March 9, 2001 Closing Price            Cambridge
                          --------------------------------------    at Closing
                                Range          Median     Mean    Price on 3/9/01
                          ------------------  --------  --------  ---------------
                                         (Dollars in Thousands)
Equity Value............  $ 130,849-$530,876  $265,000  $279,238     $215,229
Ratio of Closing Common
 Share Price to:
  (a) Estimated EPS for          12.0x-54.9x     19.6x     31.1x  No EPS Forecast
   2000.................                                             for 2000
  (b) Estimated EPS for           8.8x-30.6x     10.3x     15.3x  No EPS Forecast
   2001.................                                             for 2000
5-Year Estimated EPS
 Growth.................          15.0%-30.0%     20.0%     20.1%      22.5%
Firm Value..............  $(84,957)-$860,653  $288,660  $292,861     $118,538
Ratio of Firm Value to:
  (a) Revenue for 12-
    Month Period ended
    September 30, 2000..           0.0x-1.2x      0.4x      0.5x       0.2x
  (b) Estimated Revenue
   for 2000.............           0.5x-1.0x      0.5x      0.5x       0.2x
  (c) Estimated Revenue
   for 2001.............           0.4x-0.6x      0.5x      0.4x       0.2x
Margins for the 12-Month
 Period ending September
 30, 2000:
  (a) Gross Profit......          27.1%-47.1%     31.2%     33.9%      48.2%
  (b) EBITDA............           2.6%-14.2%      9.2%      8.8%    No EBITDA
                                                                    for period

   Based on these data, Salomon Smith Barney derived the following ranges for Cambridge's implied firm value as a multiple of estimated revenue: (i) 0.4x to 0.5x estimated 2000 revenue and (ii) 0.3x to 0.4x estimated 2001 revenue. Using estimates of 2000 revenue and 2001 revenue based on information contained in Salomon Smith Barney research reports, Salomon Smith Barney derived a range for Cambridge's implied firm value of $190 million to $230 million, and a range for the implied equity value per share of Cambridge common stock of $2.90 to $3.50. Salomon Smith Barney noted that the lower limit of the range derived for the implied price per share of Cambridge common stock in the merger ($4.19 to $5.18, as described above) was above the upper limit of the range derived for the implied equity value per share of Cambridge common stock using the comparable companies analysis. Salomon Smith Barney also derived a range of $3.50 to $4.80 for the implied equity value per share of Cambridge common stock based upon an assumed control premium of approximately 25% to 35% over the equity value per share of Cambridge common stock implied by the comparable companies analysis. Salomon Smith Barney noted that the range of the implied price per share of Cambridge common stock in the merger of $4.19 to $5.18 was within or above this range.

   Precedent transaction and premium analyses.

   Salomon Smith Barney reviewed publicly available information for the following eight acquisition transactions involving public companies in the information technology services sector:

   Announcement Date   Acquiror                      Acquired Company
   -----------------   --------                      ----------------
   February 21, 2001   CGI Group Inc.                IMRglobal Corp.
   January 13, 2001    Carlyle Group Inc.            Ssangyoung Information and
                                                      Communications
   December 14, 2000   Francisco Partners, L.P.      marchFIRST, Inc.
   October 27, 2000    Silverline Technologies, LTD. SeraNova Inc.
   October 16, 2000    Schlumberger Technology       Convergent Group Corp.
                        Corporation
   June 20, 2000       Commerce One Inc.             AppNet Inc.
   March 22, 2000      PSINet, Inc.                  Metamor Worldwide
   December 29, 1999   Leapnet Inc.                  SPR Inc.

   For each precedent transaction, Salomon Smith Barney derived:

  . the premium based on the consideration paid or proposed to be paid in the transaction over the firm value of the acquired company (a) one day prior to announcement of the transaction, and (b) 60 days prior to announcement of the transaction; and

  . the ratio of the firm value of the acquired company based on the consideration paid or proposed to be paid in the transaction to the (a) revenue of the acquired company, (b) estimated earning before interest expenses and taxes (EBIT) of the acquired company, and (c) EBITDA of the acquired company, in each case, for the last twelve-month period ending prior to the announcement of the transaction for which financial results were available.

   With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information provided by Securities Data Corporation as well as information available in public documents. Securities Data Corporation compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations. In evaluating the data for the precedent transactions, Salomon Smith Barney took into consideration changes in market conditions that have occurred since the time certain precedent transactions were announced. Salomon Smith Barney also noted that most of the precedent transactions involved target companies that, unlike Cambridge, had positive EBITDA for the twelve-month period prior to the announcement of the transaction. The following table sets forth the results of these analyses:

                                                        Range     Median  Mean
                                                        -----     ------  -----
Premium:
  1-day prior to announcement......................    2.6%-94.3%  27.0%   38.8%
  60-days prior to announcement.................... (82.0)%-97.9%  13.6%    8.6%
Ratio of Firm Value of Acquired Company to:
  Revenue for the 12-month period prior to
   announcement....................................    0.1x-4.8x   1.3x    1.7x
  Estimated EBIT for the 12-month period prior to
   announcement....................................   14.9x-77.2x 46.6x   46.3x
  Estimated EBITDA for the 12-month period prior to
   announcement....................................    7.7x-53.1x  9.3x   25.0x

   Based on these data, Salomon Smith Barney derived a range for Cambridge's implied firm value as a multiple of revenue for the last twelve-month period ending prior to the announcement of the transaction of 0.4x to 0.8x. Based on Cambridge's revenue for the last twelve-month period ending prior to the announcement of the merger, Salomon Smith Barney derived a range for Cambridge's implied firm value of $230 million to $470 million, and a range for the implied equity value per share of Cambridge common stock of $3.50 to $7.20. Salomon Smith Barney noted that the range of the implied price per share of Cambridge common stock in the merger ($4.19 to $5.18, as described above) was within the range derived for the implied equity value per share of Cambridge common stock using the precedent transactions analysis.

   Salomon Smith Barney also derived the implied premium represented by the exchange ratio in the merger over the exchange ratio implied by dividing (i) the closing price per share of Cambridge common stock by the closing price per share of Novell common stock as of March 9, 2001; (ii) the average of the closing prices per share of Cambridge common stock by the average of the closing prices per share of Novell common stock for the 30-day period ended March 9, 2001; and (iii) the average of the closing prices per share of Cambridge common stock by the average of the closing prices per share of Novell common stock for the 60-day period ended March 9, 2001. The following table sets forth the results of these analyses:

           Period                    Exchange Ratio                       Implied Premium
           ------                    --------------                       ---------------
     As of March 9, 2001                 0.546x                                22.3%
     30-day average                      0.472x                                41.4%
     60-day average                      0.427x                                56.5%

   Salomon Smith Barney noted that these implied premiums are above or in-line with the median premiums derived for the precedent transactions.

   Accretion/dilution analysis.

   Salomon Smith Barney performed an analysis of the estimated impact of the merger on Novell's estimated cash EPS for 2001 pro forma for a combination effected on January 1, 2001. EPS estimates were based on information published by First Call Corporation. In performing this analysis, Salomon Smith Barney did not take into account any projected cost-savings or other synergies anticipated to result from the merger. The following table shows the accretion/dilution to the estimated 2001 cash EPS of Novell expected to result from the merger:

     Cambridge stand-alone............................................. $(0.20)
     Novell stand-alone................................................ $ 0.24
     Combined entity pro-forma......................................... $ 0.18
     Accretion/Dilution to Novell...................................... $(0.06)

   Salomon Smith Barney noted that the merger will be dilutive to Novell's cash EPS in 2001 pro forma for a combination effected on January 1, 2001 unless the merger results in synergies of at least $37.9 million.

   The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Cambridge board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Cambridge board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of line of business; however, no company utilized in these analyses is identical to Cambridge or Novell and no precedent transaction is identical to the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Cambridge and Novell are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Cambridge, Novell, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cambridge and Novell. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Cambridge, Novell, the Cambridge board of directors, the Novell board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the merger and were provided to the Cambridge board of directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Cambridge board of directors in making its determination to approve the merger agreement and the merger. Please see the section entitled "Recommendation of, and factors considered by, the Cambridge board of directors" on page 31 of this proxy statement-prospectus.

   Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Cambridge selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Cambridge. Salomon Smith Barney and its predecessors and affiliates have previously provided and currently are providing investment banking services to Cambridge unrelated to the merger, for which Salomon Smith Barney has received and will receive compensation. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both Cambridge and Novell for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Cambridge and Novell and their respective affiliates.

   Pursuant to Salomon Smith Barney's engagement letter, Cambridge agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the merger: (i) $1,000,000, that became payable upon delivery of Salomon Smith Barney's fairness opinion, (ii) a fee based on the aggregate consideration received by the holders of Cambridge common stock in the transaction, ranging from .3% to 2.175% of the value of the transaction and
(iii) 10% of any termination, break-up or similar fee, payable upon receipt of any such fee by Cambridge. Cambridge has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

Interests of Cambridge directors and officers in the merger

   When considering the recommendation of Cambridge's board of directors, you should be aware that Cambridge directors and executive officers have interests in the merger that are different from, or are in addition to, yours. The Cambridge board of directors was aware of these potential conflicts and considered them in making their recommendation.

   Jack L. Messman

   Jack L. Messman, the president, chief executive officer and a director of Cambridge, has entered into an employment agreement with Novell. Mr. Messman's employment agreement provides for his employment as chief executive officer and president of Novell.

   Under the terms of his employment agreement, Mr. Messman will be paid a base salary of $781,981 per year, subject to normal review and periodic adjustments. Mr. Messman will also be entitled to a bonus of 100% of his base salary if performance goals are met, and such additional bonus compensation specified by the board of directors, if the performance goals are exceeded.

   Additionally, Mr. Messman will receive options to purchase a total of 2,408,045 shares of Novell common stock. This option will be granted on July 12, 2001, and will have an exercise price per share equal to the fair market value of a share of Novell common stock on the date of grant. The portion of the option to purchase 1,108,045 shares of Novell common stock will vest as to 25% of the shares originally subject to the option on the date of grant, and as to 6.25% of the shares originally subject to the option each quarter thereafter, so that this portion of the option will be fully exercisable three years from the date of grant. The vested portion will not become exercisable until six months after the date of grant, provided, however, (i) if Mr. Messman voluntarily terminates employment within six months of the date of grant for a reason other than a constructive termination, or if he is terminated for cause within six months of the date of grant, the option will be cancelled in full, or, (ii) if Mr. Messman terminates employment for any reason other than that provided in (i), he will be able to exercise the vested portion of his option. The portion of the option to purchase 1,300,000 shares will vest as to 25% of the shares originally subject to the option on the first anniversary of the date of grant, and as to 6.25% of the shares originally subject to the option each quarter thereafter, so that this portion of the option will be fully exercisable four years from the date of grant.

   Under the employment agreement, Mr. Messman will also be granted the right to purchase 715,780 shares of Novell common stock for an aggregate purchase price of $71,578. The shares of restricted stock will vest as follows: 299,672 shares will vest on the first anniversary of the date on which Novell grants to Mr. Messman the right to purchase the restricted stock, 66,800 shares will vest eighteen months from the date on which Novell grants to Mr. Messman the right to purchase the restricted stock, 174,654 shares will vest two years from the date on which Novell grants to Mr. Messman the right to purchase the restricted stock, and 174,654 shares will vest three years from the date on which Novell grants to Mr. Messman the right to purchase the restricted stock.

   Pursuant to Mr. Messman's employment agreement, Mr. Messman will be entitled to receive employee benefits made available to other employees and officers of Novell and their eligible dependents. Novell will also maintain long-term disability insurance, short-term disability insurance, term life insurance coverage, accidental death and dismemberment coverage, and business travel accident insurance for the benefit of Mr. Messman.

   Under the terms of his employment agreement, in the event Mr. Messman is terminated without cause or if he is constructively terminated, Mr. Messman will receive the following benefits:

  . A severance payment equal to one and a half times Mr. Messman's annual salary and target bonus;

  . A pro rated bonus based on his actual accomplishments for the portion of the year he was employed by Novell;

  . Continued medical, dental, vision and life insurance and other applicable welfare benefits for himself and his eligible dependents for 18 months following his termination;

  . Acceleration of the vesting of the exercisability of his outstanding options that would have become vested and exercisable within the one year period after his termination of employment, and all options will remain exercisable for the shorter of (i) six months from his last date of employment with Novell, or (ii) the original term of the option; and

  . Lapse of restrictions on any outstanding restricted stock he holds that would have lapsed within the one year period after his termination of employment.

   In addition, if Novell experiences a change-in-control and Mr. Messman is terminated without cause or if he is constructively terminated, Mr. Messman will receive the following benefits:

  . A severance payment equal to three times Mr. Messman's annual salary and target bonus;

  . A pro rated bonus based on his actual accomplishments for the portion of the year he was employed by Novell;

  . Continued medical, dental, vision and life insurance and other applicable welfare benefits for himself and his eligible dependents for three years following his termination;

  . Full acceleration of the vesting of the exercisability of his outstanding options, and all options will remain exercisable for the shorter of (i) 39 months from his last date of employment with Novell, or (ii) the original term of the option;

  . The lapse of restrictions on all outstanding restricted stock held by Messman;

  . Novell will pay for the costs of attorney's fees on behalf of Mr. Messman in the event of a dispute regarding Mr. Messman's change-in-control benefits; and

  . In the event that any payments or benefits Mr. Messman receives from Novell are subject to excise tax under Section 280G of the Internal Revenue Code, Novell will pay Mr. Messman an additional amount so that the net amount retained by Mr. Messman after deduction of (i) any excise tax and (ii) any federal, state and local tax and excise tax imposed upon the additional amount, shall be equal to the value of such payments or benefits.

   Other key executives and directors

   Most Cambridge executive officers are to receive equity grants and employee benefits in connection with their employment with Novell after the completion of the merger. These executives will be employed by Novell in comparable positions and at base salaries and incentive compensation that are at least equal to the cash base salaries and incentive compensation that they currently receive, or are eligible to receive, from Cambridge. These Cambridge executive officers will also participate in the Novell Senior Management Severance Plan.

   As a condition to obtaining employment with, and other benefits from, Novell effective at the closing, most Cambridge executives have waived, or are expected to waive, the provisions of their existing severance agreements with Cambridge which would be triggered by the consummation of the merger.

   Some Cambridge executives are not expected to waive the provisions of their existing severance agreements. These executives are entitled to severance payments aggregating approximately $5.2 million under their Cambridge severance agreements. In addition, these executives will receive stock option grants from Novell for an aggregate of approximately 351,000 shares following the merger.

   Each Cambridge director that assumes initial membership on the Novell board of directors after the completion of the merger will receive an option grant to purchase 30,000 shares of Novell common stock under the Novell Stock Option Plan for Non-Employee Directors, providing for the automatic grant of stock options to each person that first becomes an outside director on the Novell board of directors.

   In addition, Cambridge's directors and officers will receive, for a period of six years after the completion of the merger, directors and officers insurance coverage with terms substantially the same as those of Cambridge's existing directors and officers insurance policy for events occurring on or prior to the completion of the merger through one of the following mechanisms:

  . a directors and officers insurance policy whose annual premium is not greater than 150% of the premium of Cambridge's policy in effect on the date of the merger agreement, or

  . obtaining six-year "tail" coverage under Cambridge's existing directors and officers insurance policy.

   Cambridge nominated directors

   In addition, John W. Poduska, Sr. and James D. Robinson, III, two Cambridge directors selected by Cambridge, will become directors of Novell's board of directors effective upon consummation of the merger. Information regarding Mr. Poduska and Mr. Robinson is available in Cambridge's Annual Report on Form 10-K for fiscal year 2000 which is incorporated herein by reference.

Equity grants and employee benefits after completion of the merger for Cambridge employees

   Cambridge Options

   All Cambridge options will be cancelled as of the date of the merger pursuant to the agreement between Cambridge and each option holder.

   Nonexecutive Option Grants

   The Novell compensation committee has approved the grant of nonqualified stock options to purchase Novell common stock to each Cambridge nonexecutive who is employed by Cambridge on the closing date and whose Cambridge options were cancelled as a result of the merger, which grants shall be made on July 12, 2001 or, in some instances involving the termination of such nonexecutives, on a prior date. The aggregate number of shares subject to these options will be approximately 4,000,000 shares. The exercise price of the nonexecutive options will be at the fair market value of Novell common stock on the date of grant. These grants generally may not be exercised for a period of six months following the date of grant.

   The nonexecutive options will have the following terms:

  . 25% of the options will vest on the date of grant and the remaining portion will vest quarterly over the next three years from the date of grant;

  .  the term of the options will be ten years from the date of grant; and

  . all other terms of the nonexecutive options will be as set forth in Novell's standard option agreements for grants under the Novell stock plans.

   In addition to the above option grants, Novell may grant options to purchase Novell common stock to continuing Cambridge nonexecutives who did not have Cambridge options at the time of the merger. These additional grants may increase aggregate option grants to nonexecutives to approximately 7,000,000 shares of Novell common stock.

   Executive Option Grants

   Pursuant to his employment agreement, Mr. Messman will receive options to purchase 2,408,045 shares of Novell common stock. The options will be granted on July 12, 2001 and will have an exercise price equal to the fair market value of Novell common stock on the date of grant. The options will become vested and exercisable as described under "Interests of Cambridge directors and officers in the merger--Jack L. Messman" on page 42 of this proxy statement-prospectus.

   In addition to the options to be granted to Mr. Messman, the Novell compensation committee has approved the grant of nonqualified stock options to purchase Novell common stock to each Cambridge executive officer who is employed by Cambridge on the closing date and who has waived his rights under his severance agreement with Cambridge. Such grants shall be made on July 12, 2001, or, in certain instances involving the resignation or termination of such executive officers, the grants will be made on a prior date. The aggregate number of shares subject to the executive options will equal approximately 1,750,000. The exercise price of the executive options will be the fair market value of Novell common stock on the date of option grant. These options generally may not be exercised for a period of six months following the date of grant.

   The executive options will have the following terms:

  . 25% of the options will vest on the date of grant and the remaining portion will vest quarterly over the next three years from the date of grant;

  .  the term of the options will be ten years from the date of grant; and

  . all other terms of the executive options will be as set forth in Novell's standard option agreements for grants under the Novell stock option plans.

   The Novell compensation committee also has approved, effective on July 12, 2001, or the last day of employment, whichever is earlier, option grants to purchase Novell common stock to Cambridge executives who are not expected to waive their rights to severance benefits under their severance agreements with Cambridge. The aggregate number of shares subject to these options will equal approximately 351,000 shares. The exercise price per share will be based on the exchange ratio set forth in the merger agreement and the exercise price per share under the executive's cancelled options to purchase Cambridge common stock. These options will be fully vested and exercisable on the date of grant, the options will remain exercisable under the terms set forth in the individual's severance agreement with Cambridge, and be subject to all other terms as set forth in Novell's standard option agreements for grants under the Novell stock option plans. There may be compensation expense for financial accounting purposes recognized as a result of these grants.

   Restricted Stock Grant to Executives

   Pursuant to his employment agreement, Mr. Messman will be granted the right to purchase 715,780 shares of restricted stock for an aggregate purchase price of $71,578. The shares of restricted stock will vest as follows: 299,672 shares will vest on the first anniversary of the date on which Novell grants to Mr. Messman the right to purchase the restricted stock, 66,800 shares will vest 18 months from the date on which Novell grants to Mr. Messman the right to purchase the restricted stock, 174,654 shares will vest two years from the date on which Novell grants to Mr. Messman the right to purchase the restricted stock, and 174,654 shares will vest three years from the date on which Novell grants to Mr. Messman the right to purchase the restricted stock.

   In addition to the grant of restricted stock to Mr. Messman, the Novell compensation committee approved the grant of restricted stock purchase awards to some Cambridge executives aggregating approximately 405,000 shares on July 12, 2001, or in some instances involving the resignation or termination of such executive officers, on a prior date. The restricted stock will have the following terms:

  . 40% of the shares will vest on the first anniversary of the grant date, and the remaining portion will vest on the second and third anniversaries of the grant date in 30% increments;

  .  the purchase price shall be $0.10 per share; and

  . all other terms of the restricted stock will be as set forth in Novell's standard restricted stock agreement for grants under the Novell stock option plans. Compensation expense will be recognized for financial accounting purposes as a result of these issuances.

   Severance Benefits

   The Novell compensation committee has approved the immediate participation of most Cambridge executives in the Novell severance plan upon the completion of the merger. These Cambridge executives will receive severance benefits under the Novell severance plan in the event of a termination in connection with a change-in-control or a termination for other reasons. Further, in the event of a termination of the Cambridge executive for a reason other than due to a voluntary resignation or termination for cause, all options and restricted stock held by the Cambridge executive will be subject to additional vesting as provided under the severance plan.

   The Novell compensation committee also has approved the immediate participation following the merger of Cambridge nonexecutives who do not have a severance agreement with Cambridge in Novell's limited severance plan or policy in the event such individual's employment is terminated after the completion of the merger. In addition, the Novell compensation committee has agreed to assume any severance agreements Cambridge nonexecutives had with Cambridge prior to the completion of the merger.

   Cambridge 401(k) Plan

   The Novell compensation committee has determined that the Cambridge Technology Partners 401(k) Plan will continue for the benefit of all eligible Cambridge employees.

   Cambridge Health and Welfare Plans

   The Novell compensation committee has determined that the Cambridge health and welfare plans will continue for the benefit of all eligible Cambridge employees until December 31, 2001, and effective January 1, 2002, all eligible Cambridge employees will participate in the Novell health and welfare plans effective January 1, 2002.

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

Exchange of Cambridge stock certificates for Novell stock certificates

   When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for surrendering your Cambridge stock certificates in exchange for Novell stock certificates. When you deliver your Cambridge stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Cambridge stock certificates will be canceled and you will receive Novell stock certificates representing the number of full shares of Novell common stock to which you are entitled under the merger agreement. You will not receive any fractional shares of Novell common stock in the merger, but will instead receive cash equal to your proportionate interest of the net proceeds from the sale of the aggregate fractional shares on the Nasdaq National Market by the exchange agent on your behalf of the aggregate fractional shares. Alternatively, Novell may, at its election, have the exchange agent pay you cash equal to the market value of the fractional shares. In this case, the market value of the fractional shares would be based on the average closing price of Novell common stock for the five trading days ending on the trading day immediately prior to the closing of the merger.

You should not submit your Cambridge stock certificates for exchange until you receive your instructions and a form of letter of transmittal from the exchange agent

   You are not entitled to receive any dividends or other distributions on Novell common stock until the merger is completed and you have surrendered your Cambridge stock certificates in exchange for Novell stock certificates. Subject to the effect of applicable laws, you will receive payment for any dividend or other distribution on Novell common stock with a record date after the merger and a payment date prior to the date you surrender your Cambridge stock certificates promptly after your Novell stock certificates are issued. You will receive payment for any dividend or other distribution on Novell common stock with a record date after the merger and a payment date after the date you surrender your Cambridge stock certificates promptly after the payment date.

   Novell will only issue you a Novell stock certificate and/or a check in lieu of a fractional share in a name other than the name in which a surrendered Cambridge stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes. If your Cambridge stock certificate has been lost, stolen or destroyed, you may need to deliver an affidavit and bond prior to receiving your Novell stock certificate.

Material U.S. federal income tax consequences of the merger

   The following are the material U.S. federal income tax consequences of the merger to holders of Cambridge common stock who, pursuant to the merger, exchange their Cambridge common stock for Novell common stock, assuming that the merger is effected as described in the merger agreement and in this proxy statement-prospectus. This discussion is based on existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion is also based on and subject to certain assumptions, limitations, representations and covenants, including those contained in certificates of officers of Novell, Cambridge, and Ceres Neptune Acquisition Corp.

   This discussion does not address all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

  . if you are a dealer or trader in securities;

  . if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  . if you are not a U.S. citizen or resident;

  . if you are a tax-exempt organization, financial institution or insurance company;

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

  . if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

  . if you hold Cambridge common stock as part of a hedge, straddle, or other integrated, risk reduction, constructive sale, or conversion transaction.

   This discussion does not address the tax consequences of an exchange of options or warrants for Cambridge common stock into options or warrants for Novell common stock. This discussion assumes you hold your shares of Cambridge common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

   Novell's and Cambridge's obligations to complete the merger are conditioned upon Novell's receipt of an opinion dated as of the closing of the merger from Wilson Sonsini and Cambridge's receipt of an opinion dated as of the closing of the merger from Morgan Lewis, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based upon then-existing law and will rely on certain facts, assumptions, limitations, representations and covenants including those contained in certificates executed by officers of Novell, Cambridge and Ceres Neptune Acquisition Corp. that, if incorrect in certain material respects, would jeopardize the conclusions reached by Wilson Sonsini and Morgan Lewis in their opinions. The tax opinions will not bind the Internal Revenue Service or the courts or prevent the Internal Revenue Service from successfully asserting a contrary opinion. Neither Novell nor Cambridge will request a ruling from the Internal Revenue Service in connection with the merger.

   The following material federal income tax consequences will result from the merger's qualification as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

  . You will not recognize any gain or loss upon your receipt of Novell common stock in the merger, except with respect to cash received instead of a fractional share of Novell common stock.

  . The aggregate tax basis of the Novell common stock received by you as a result of the merger (treating fractional share interests in Novell common stock as having been issued in the merger and then redeemed for cash) will be the same as the aggregate tax basis of the Cambridge common stock you surrender in the merger.

  . The holding period of the Novell common stock received by you in the merger will include the period during which you held the Cambridge common stock exchanged therefor.

  . None of Novell, Ceres Neptune Acquisition Corp., or Cambridge will recognize gain or loss solely as a result of the merger.

   If you receive cash in the merger instead of a fractional share interest in Novell common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in Novell, you exercise no control over Novell and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Novell, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any such capital gain or loss will be long-term capital gain or loss if your holding period for your Cambridge common stock is greater than 12 months at the time of the merger.

   If the Internal Revenue Service were to successfully challenge the status of the merger as a reorganization, the tax consequences to you described above would not, in general, apply. In such event, you would be required to recognize gain or loss as a result of the merger in an amount equal to the difference between your basis in your Cambridge common stock and the fair market value, as of the closing of the merger, of the shares of Novell common stock and any other consideration that you receive.

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

   Even if the merger qualifies as a reorganization, you could recognize gain to the extent that shares of Novell common stock are considered to be received in exchange for services or property, other than solely for Cambridge common stock. All or a portion of such gain may be taxable as ordinary income. You may also recognize gain to the extent that you are treated as receiving, directly or indirectly, consideration other than Novell common stock in exchange for your Cambridge common stock.

   The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In particular, the discussion does not address tax consequences which may vary with your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local or foreign income or other tax consequences of the merger to you.

Accounting treatment of the merger

   Novell intends to account for the merger as a purchase transaction.

Regulatory filings and approvals required to complete the merger

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Novell and Cambridge have made the required filings with the Department of Justice and the United States Federal Trade Commission, and the applicable waiting period has been terminated.

   The Antitrust Division of the Department of Justice or the United States Federal Trade Commission may challenge the merger on antitrust grounds after termination of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the United States Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including action seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

   The German Competition Authority has been notified of the merger and has cleared the transaction. A short-form notification has been submitted in Ireland requesting that the Irish antitrust authorities confirm that Ireland does not have jurisdiction over this transaction. The Irish Department of Enterprise, Trade and Employment confirmed by letter that the proposed transaction is not notifiable under the Irish Mergers Act. The companies have made competition filings in Brazil and the Netherlands. Under the laws of Brazil, the merger can be consummated without prior approval from the Brazilian authorities. Under the laws of the Netherlands, the merger cannot be consummated without prior approval from the Dutch authorities.

   Other than as described above, neither Novell nor Cambridge is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of this registration statement of which this proxy statement-prospectus forms a part and compliance with applicable corporate laws of Delaware.

Restrictions on sales of shares by affiliates of Cambridge and Novell

   The shares of Novell common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Novell common stock issued to any person who is deemed to be an "affiliate" of either Novell or Cambridge. Persons who may be deemed affiliates include individuals or entities that control, are controlled by, or are under common control with such other person and may include some of our executive officers and directors, as well as our respective principal stockholders. Affiliates may not sell their shares of Novell common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . any other applicable exemption under the Securities Act.

   Novell's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Novell common stock to be received by Novell and Cambridge affiliates in the merger.

Listing on the Nasdaq National Market of Novell common stock to be issued in the merger

   Novell will have the shares of Novell common stock to be issued in the merger approved for listing on the Nasdaq National Market before the completion of the merger.

Delisting and deregistration of Cambridge common stock after the merger

   When the merger is completed, Cambridge common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

Appraisal rights

   You are not entitled to exercise appraisal rights as a result of the merger or to demand payment for your shares under Section 262 of the Delaware General Corporation Law.

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

                              THE MERGER AGREEMENT

   A description of the material terms of the merger agreement, including amendment no. 1, by and among Novell, Ceres Neptune Acquisition Corp. and Cambridge follows. Please read the entire merger agreement, including amendment no. 1, each of which is attached as Annex A to this proxy statement-prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement.

The Merger

   At the closing of the merger, Ceres Neptune Acquisition Corp., a wholly owned subsidiary of Novell, will merge with and into Cambridge. As a result of the merger, Cambridge will become a wholly owned subsidiary of Novell.

   Certificate of Incorporation and Bylaws of Cambridge After the Merger

   At the closing of the merger, the certificate of incorporation and the bylaws of Ceres Neptune Acquisition Corp. will become the certificate of incorporation and the bylaws of the surviving corporation. The certificate of incorporation of the surviving corporation shall be amended so that the name of the surviving corporation shall be Cambridge Technology Partners, Inc.

   Directors and Officers of Cambridge After the Merger

   At the closing of the merger, the directors of Ceres Neptune Acquisition Corp. will be the directors of the surviving corporation, and the officers of Cambridge will be the officers of the surviving corporation.

   Effect of Merger on Capital Stock of Cambridge

   At the closing of the merger, each share of common stock of Cambridge issued and outstanding immediately prior to the merger will be cancelled and extinguished and automatically converted into the right to receive 0.668 of a share of Novell common stock, subject to adjustments for stock splits and similar matters. No fractional shares of Novell common stock will be issued in the merger. Instead, each holder of fractional shares will receive an amount of cash equal to such holder's proportionate interest in the net proceeds from the sale by the exchange agent in one or more transactions on behalf of all holders of fractional shares of Novell. All unexercised options to acquire Cambridge common stock will be cancelled upon the closing of the merger. For a description of equity grants to be made to Cambridge employees following the merger, see the discussion on pages 44 through 46 of this proxy statement-prospectus.

   Procedure for Exchanging Cambridge Common Stock for Novell Common Stock

   The merger agreement requires Novell, as of the closing of the merger, to deposit with Novell's selected exchange agent, for the benefit of holders of shares of Cambridge common stock, certificates representing the shares of Novell common stock to be issued in the merger. When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for surrendering your Cambridge stock certificates in exchange for Novell stock certificates, cash in lieu of fractional shares and any dividends or distributions that may be issuable.

Representations and warranties

   Novell and Cambridge each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to their businesses and operations and to the merger.


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

 Cambridge Representations and Warranties

   Cambridge made representations and warranties as to the following matters and each such representation is included in the merger agreement attached hereto as Annex A:

  . Cambridge's corporate organization, qualification to do business and subsidiaries;

  . Cambridge's capitalization;

  . Cambridge's authorization of the merger agreement;

  . the effect of the merger on obligations of Cambridge and under applicable laws;

  . regulatory approvals required to complete the merger;

  . Cambridge's filings and reports with the Securities and Exchange
    Commission;

  . Cambridge's financial statements;

  . Cambridge's liabilities;

  . absence of material changes in Cambridge's business since December 31, 2000;

  . Cambridge's payment of taxes and tax liabilities;

  . Cambridge's intellectual property;

  . Cambridge's compliance with applicable laws;

  . permits required to conduct Cambridge's business and compliance with those permits;

  . litigation involving Cambridge;

  . payments required to be made by Cambridge to brokers and agents on account of the merger;

  . Cambridge's employee benefit plans;

  . Cambridge's labor relations;

  . environmental laws that apply to Cambridge;

  . Cambridge's material contracts;

  . information supplied by Cambridge in this proxy statement-prospectus and the related registration statement filed by Novell;

  . approval by the Cambridge board of directors;

  . the inapplicability of state takeover statutes;

  . the fairness opinion received by Cambridge from its financial advisor;

  . the inapplicability of Cambridge's rights agreement; and

  . the inapplicability of the Investment Company Act of 1940.

   The representations and warranties of Cambridge expire on the completion of the merger.

 Novell Representations and Warranties

   Novell made representations and warranties in the merger agreement as to the following matters:

  . Novell's corporate organization, qualification to do business and subsidiaries;

  . Novell's capitalization;

  . authorization of the merger agreement by Novell and Ceres Neptune
    Acquisition Corp.;

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

  . the effect of the merger on obligations of Novell under applicable laws;

  . regulatory approvals required to complete the merger;

  . Novell's filings and reports with the Securities and Exchange Commission;

  . Novell's financial statements;

  . Novell's liabilities;

  . absence of material changes in Novell's business since October 31, 2000;

  . Novell's compliance with applicable laws;

  . permits required to conduct Novell's business and compliance with such permits;

  . litigation involving Novell;

  . environmental laws that apply to Novell;

  . Novell's labor relations;

  . information supplied by Novell in this proxy statement-prospectus and the related registration statement filed by Novell;

  . approval by the Novell and Ceres Neptune Acquisition Corp. boards of directors;

  . Novell's intellectual property; and

  . Novell's payment of taxes and tax liability.

   The representations and warranties of Novell expire on the completion of the merger.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub."

Cambridge's conduct of business before completion of the merger

   Cambridge agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless Novell consents in writing, Cambridge will carry on its business in the ordinary course, and use commercially reasonable efforts consistent with past practices to:

  . preserve intact its present business organization;

  . keep available the services of its present executive officers and employees consistent with the terms of the merger agreement; and

  . preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has material business dealings.

   Cambridge also agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless Novell consents in writing, Cambridge will conduct its business in compliance with specified restrictions relating to, among other things, the following:

  . restricted stock and stock options;

  . employees and employee benefits, including severance and termination payments;

  . Cambridge's intellectual property;

  . issuance of dividends or other distributions;

  . issuance and redemption of securities;

  . modification of Cambridge's certificate of incorporation and bylaws;

  . acquisition of assets or other entities;

  . sale, lease, license and disposition of assets;

  . incurrence of indebtedness;

  . payment or settlement of liabilities;

  . capital expenditures;

  . entrance into or modification of certain contracts;

  . accounting policies and procedures;

  . treatment of the merger as a "reorganization" under the Internal Revenue
    Code;

  . hiring and terminating of employees;

  . making of tax elections; and

  . Cambridge's rights plan.

Novell's conduct of business before completion of the merger

   Novell agreed that until the earlier of the completion of the merger or termination of the merger agreement, or unless Cambridge consents in writing, Novell will not:

  . engage in any action that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under the Internal Revenue Code;

  . declare, set aside or pay any extraordinary non-stock dividend or distribution; or

  . modify Novell's or Ceres Neptune Acquisition Corp.'s respective certificates of incorporation or bylaws in a manner which would adversely affect the rights of Novell's common stock.

Regulatory filings

   The merger agreement contains various covenants and agreements regarding preparation of regulatory filings that are customary in transactions of this nature, including:

  . Novell and Cambridge have agreed to prepare and cause to be filed with the Securities and Exchange Commission a registration statement on Form S-4, including this proxy statement-prospectus, and to cooperate and promptly provide information to each other as required or appropriate for inclusion in the registration statement;

  . Novell and Cambridge have agreed to respond to any comments of the staff of the Securities and Exchange Commission and to use commercially reasonable efforts to have the registration statement on Form S-4 declared effective under the Securities Act as promptly as practicable after it is filed;

  . Cambridge has agreed to cause this proxy statement-prospectus to be mailed out to its stockholders at the earliest practicable time after the S-4 is declared effective;

  . Novell and Cambridge have agreed to prepare and file any other filings relating to the merger required to be filed under applicable law;

  . Novell and Cambridge have agreed to notify each other promptly upon receipt of any comments or requests for information regarding the filings from the Securities and Exchange Commission or other regulatory bodies;

  . Novell and Cambridge have agreed to notify each other of any event that is required to be set forth in an amendment or supplement to any regulatory filing, and to cooperate in filing any amendment or supplement with the appropriate regulatory body and, if appropriate, in mailing the amendment or supplement to Cambridge stockholders; and

  . Cambridge has agreed to cause this proxy statement-prospectus to include the recommendation of its board of directors in favor of adoption and approval of the merger agreement and approval of the merger, subject to specified exceptions.

Special meeting of Cambridge stockholders

   Cambridge has agreed to convene a special meeting of Cambridge stockholders as promptly as practicable after the registration statement on Form S-4 is declared effective, and, unless Cambridge's board of directors has withdrawn its recommendation of the merger agreement and the merger, to use its commercially reasonable efforts to solicit and secure from its stockholders at the meeting the adoption and approval of the merger agreement and the merger. Cambridge has also agreed that its board of directors will recommend that its stockholders vote in favor of and adopt and approve the merger agreement and the merger, and that this recommendation will not be withdrawn or modified in a manner adverse to Novell, subject to specified exceptions.

   Nothing in the merger agreement prevents the Cambridge board of directors from withdrawing or changing its recommendation in favor of the merger if the board reasonably concludes in good faith, after consultation with its outside counsel, that the failure to so withdraw or change its recommendation would be inconsistent with its fiduciary obligations.

Non-solicitation by Cambridge

   Cambridge has agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any "Acquisition Proposal," that is, an offer or proposal relating to any "Acquisition Transaction," other than an offer or proposal from Novell.

   An Acquisition Transaction is any transaction or series of related transactions, other than the merger, involving any of the following:

  . the acquisition or purchase from Cambridge by any person or group of more than a 15% interest in the total outstanding voting securities of Cambridge or any of its subsidiaries;

  . any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Cambridge or any of its subsidiaries;

  . any merger, consolidation, business combination or similar transaction involving Cambridge pursuant to which the stockholders of Cambridge immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

  . any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of Cambridge; or

  . any liquidation or dissolution of Cambridge.

   Until the merger is completed or the merger agreement is terminated, Cambridge has agreed that neither it nor any of its subsidiaries will, directly or indirectly:

  . solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

  . participate in any discussions or negotiations regarding any Acquisition
    Proposal;

  . furnish to any person any non-public information with respect to any Acquisition Proposal;

  . take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

  . engage in discussions with any person with respect to any Acquisition
    Proposal;

  . subject to certain limited exceptions in the event of a "Superior Offer," as discussed below, approve, endorse or recommend any Acquisition Proposal; or

  . enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

   For purposes of the foregoing, any violation of any of the restrictions in the immediately preceding paragraph by any officer, director, affiliate or employee of Cambridge or any investment banker, attorney or other advisor or representative of Cambridge is deemed to be a breach of the relevant restriction by Cambridge.

   A Superior Offer is an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions on terms that the board of directors of Cambridge determines, in its reasonable judgment, after consultation regarding the offer with its outside financial advisor, to be more favorable to Cambridge stockholders than the terms of the merger involving
Novell:

  . a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cambridge pursuant to which the stockholders of Cambridge immediately preceding the transaction hold less than 51% of the equity interest in the surviving or resulting entity of the transaction;

  . a sale or other disposition by Cambridge of all or substantially all of its assets; or

  . the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Cambridge, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Cambridge.

   However, an offer will not be considered a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the judgment of Cambridge's board of directors to be obtained by such third party on a timely basis.

   The merger agreement provides that these restrictions shall not prohibit Cambridge from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended. Moreover, the merger agreement allows Cambridge to participate in discussions or negotiations with, or furnish information regarding Cambridge pursuant to a confidentiality agreement to, any person or group if all of the following conditions are met:

  . the person or group has submitted a Superior Offer to Cambridge's board of directors;

  . neither Cambridge nor any of its representatives or subsidiaries has breached the non-solicitation provisions contained in the merger agreement in connection with the Superior Offer;

  . the board of directors of Cambridge determines in its good faith judgment, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

  . the board of directors of Cambridge provides prior written notice to Novell of its decision to participate in negotiations and provide information; and

  . Cambridge contemporaneously provides any information provided the person or group to Novell (to the extent such information has not been previously furnished).

   Cambridge has agreed to promptly inform Novell of any request for non-public information that Cambridge reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which Cambridge reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry.

   Under the merger agreement, the Cambridge directors are allowed to withhold, withdraw, amend or modify their recommendation in favor of the merger if a Superior Offer is made and not withdrawn, neither Cambridge nor any of its representatives has breached the non-solicitation provisions of the merger agreement in connection with the Superior Offer, and the board of directors of Cambridge reasonably concludes in good faith, after consultation with its outside counsel that, in light of the Superior Offer, the failure to withhold, withdraw, amend or modify its recommendation would be inconsistent with the directors' fiduciary obligations to Cambridge stockholders under applicable law.

   Regardless of whether there has been a Superior Offer, Cambridge is obligated under the merger agreement to hold and convene the Cambridge special meeting of stockholders.

Treatment of Cambridge stock options and contingent obligation to issue shares

   All unexercised Cambridge options will be cancelled prior to or upon the closing of the merger. For a discussion of equity grants to be made to Cambridge employees and some directors following the merger, see the discussion on pages 44 through 46 of this proxy statement-prospectus.

   The merger agreement provides that Cambridge's contingent obligation to issue shares of its common stock pursuant to an earn-out agreement entered into in connection with Cambridge's purchase of the business and assets of OSIX PTY Ltd. will be assumed by Novell and become a contingent obligation to issue Novell common stock with a fair value of up to two million Australian dollars if the earn-out conditions are met.

Cambridge's employee benefit plans

   Following the merger and for one year thereafter, Novell will provide Cambridge employees and its subsidiaries' employees with:

  . substantially similar compensation, employee benefits and terms and conditions of employment, in the aggregate, as Novell provides to similarly situated employees of Novell;

  . compensation, employee benefits and terms and conditions of employment that are substantially similar, in the aggregate, to those of Cambridge as in effect immediately prior to the merger; or

  . a combination of the two above alternatives, provided that compensation, employee benefits and terms and conditions of employment, in the aggregate, are substantially similar to those in effect for the Cambridge employees immediately prior to the merger.

   Following the merger, each continuing employee will, to the extent permitted by applicable law and applicable tax qualification requirements, receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation and employee benefit plan purposes with Cambridge or its subsidiaries prior to the merger.

Indemnification

   After completion of the merger, Novell will fulfill the obligations of Cambridge pursuant to any indemnification provisions under Cambridge's certificate of incorporation and bylaws and any indemnification agreements between Cambridge and its directors and officers in effect immediately prior to the completion of the merger.

   In addition, Cambridge's directors and officers will receive, for a period of six years after the completion of the merger, directors and officers insurance coverage with terms substantially the same as those of

Cambridge's existing directors and officers insurance policy for events occurring on or prior to the completion of the merger through one of the following mechanisms:

  . a directors and officers insurance policy whose annual premium is not greater than 150% of the premium of Cambridge's policy in effect on the date of the merger agreement; or

  . obtaining six-year "tail" coverage under Cambridge's existing directors and officers insurance policy.

Conditions to completion of the merger

   The obligations of Novell and Cambridge to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

  . the merger agreement must be approved and adopted and the merger must be approved by the requisite holders of Cambridge stock;

  . Novell's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the SEC;

  . no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement;

  . all applicable waiting periods under applicable antitrust laws must have expired or been terminated; and

  . Novell and Cambridge must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and such opinions shall not have been withdrawn.

   Cambridge's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Novell's representations and warranties must be true and correct in all material respects as of March 12, 2001, and as of the date the merger is to be completed as if made at and as of such time except: to the extent Novell's representations and warranties address matters only as of a particular date, they must be true and correct as of that date and if any of these representations and warranties are not true and correct at the time of the merger, but the effect in each case, or in the aggregate, while disregarding all qualifications based on the word "material" within the representations and warranties, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect on Novell, then this condition will be deemed satisfied;

  . Novell must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Novell at or before completion of the merger;

  . the shares of Novell common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance;

  . Novell's board of directors shall have been increased from eight to ten directors, and two members of Cambridge's board of directors designated by Cambridge shall have been appointed to fill the newly created vacancies on Novell's board of directors; and

  . Novell shall have offered Jack L. Messman the positions of president and chief executive officer of Novell effective on the completion of the merger on terms substantially similar to those of Mr. Messman's current employment agreement with Cambridge.

   Novell's and Ceres Neptune Acquisition Corp.'s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . Cambridge's representations and warranties must be true and correct in all material respects as of March 12, 2001, and at and as of the date the merger is to be completed as if made at and as of such time except: to the extent Cambridge's representations and warranties address matters only as of a particular date, they must be true and correct as of that date and if any of these representations and warranties are not true and correct at the time of the merger, but the effect in each case, or in the aggregate, while disregarding all qualifications based on the word "material" within the representations and warranties, of the inaccuracies of these representations and breaches of these warranties is not and does not have a material adverse effect on Cambridge, then this condition will be deemed satisfied;

  . Cambridge must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Cambridge at or before completion of the merger; and

  . Mr. Messman shall have accepted and not withdrawn his acceptance of the positions of president and chief executive officer of Novell to be effective on the completion of the merger.

Termination of the merger agreement

   The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval and adoption of the merger agreement and approval of the merger by Cambridge stockholders:

  .  by mutual consent of Novell and Cambridge;

  . by Novell or Cambridge, if the merger is not completed before September 30, 2001, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before September 30, 2001 and that action or failure to act constitutes a breach of the merger agreement;

  . by Novell or Cambridge, if there is any order of a court or governmental authority having jurisdiction over either Novell or Cambridge permanently restraining, enjoining or prohibiting the completion of the merger, which is final and nonappealable;

  . by Novell or Cambridge, if the merger fails to receive the requisite vote for approval by the stockholders of Cambridge at the Cambridge special meeting or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to Novell or Cambridge, as the case may be, where the failure to obtain Cambridge stockholder approval was caused by Novell's or Cambridge's, as the case may be, action or failure to act and this action or failure to act constitutes a breach by Novell or Cambridge, as the case may be, of the merger agreement;

  . by Cambridge, upon a breach of any representation, warranty, covenant or agreement on the part of Novell in the merger agreement, or if any representation or warranty of Novell is or becomes untrue so that the corresponding condition to completion of the merger would not be met; however, if the breach or inaccuracy is curable by Novell through the exercise of its commercially reasonable efforts, and Novell continues to exercise such commercially reasonable efforts, Cambridge may not terminate the merger agreement for 30 days after delivery of written notice from Cambridge to Novell of the breach;

  . by Novell, upon a breach of any representation, warranty, covenant or agreement on the part of Cambridge set forth in the merger agreement, or if any of Cambridge's representations or warranties is or becomes untrue so that the corresponding condition to completion of the merger would not be met; however, if the breach or inaccuracy is curable by Cambridge through the exercise of its commercially reasonable efforts and Cambridge continues to exercise such commercially reasonable efforts, Novell may not terminate the merger agreement for 30 days after delivery of written notice from Novell to Cambridge of the breach; or

  . by Novell if a "Triggering Event" occurs; a Triggering Event is deemed to occur if:

   . Cambridge's board of directors withdraws or amends or modifies in a manner adverse to Novell its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

   . Cambridge fails to include in this proxy statement-prospectus the recommendation of Cambridge's board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

   . Cambridge's board of directors fails to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within ten business days after Novell requests in writing that such recommendation be reaffirmed;

   . at any time following the announcement of an Acquisition Proposal, Cambridge's board of directors approves or recommends any Acquisition Proposal;

   . Cambridge violates the non-solicitation provisions of the merger agreement; or

   . a tender or exchange offer relating to not less than 15% of the then outstanding securities of Cambridge is commenced by a person unaffiliated with Novell, and Cambridge does not send to its securityholders within ten business days after such tender or exchange offer is first commenced a statement disclosing that Cambridge recommends rejection of such tender or exchange offer.

Payment of termination fee

   If the merger agreement is terminated by Novell because of the occurrence of a Triggering Event, Cambridge will pay Novell a termination fee of $7.3 million plus any expenses incurred by Novell in collecting such termination fee, upon demand by Novell.

   Further, Cambridge will pay to Novell upon demand by Novell a termination fee of $7.3 million plus expenses incurred by Novell in collecting such termination fee, if the merger agreement is terminated by Novell or Cambridge because the merger is not consummated by September 30, 2001, or because Cambridge's stockholders do not approve the merger agreement, and either of the following occur:

  . prior to such termination, a third party has delivered an Acquisition Proposal and within 12 months following the termination of the merger agreement an acquisition of Cambridge is consummated; or

  . prior to such termination, a third party has delivered an Acquisition Proposal and within 12 months following the termination of the merger agreement Cambridge enters into an agreement or letter of intent providing for an acquisition of Cambridge. An acquisition of Cambridge for these purposes is any of the following: a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cambridge pursuant to which the stockholders of Cambridge immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction; or a sale or other disposition by Cambridge of assets representing in excess of 60% of the aggregate fair market value of Cambridge's business immediately prior to such sale; or the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Cambridge, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Cambridge.

Extension, waiver and amendment of the merger agreement

   Novell and Cambridge may amend the merger agreement before completion of the merger by mutual written consent. Either Novell or Cambridge may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

                                OTHER AGREEMENTS

Voting agreements

   As an inducement to Novell to enter into the merger agreement, Jack L. Messman, the president, chief executive officer and a director of Cambridge, and all other executive officers and directors of Cambridge entered into voting agreements with Novell. By entering into the voting agreements, these Cambridge stockholders have irrevocably appointed Novell as their lawful attorney and proxy. These proxies give Novell the limited right to vote the shares of Cambridge common stock beneficially owned by these Cambridge stockholders, including shares of Cambridge common stock acquired after the date of the voting agreements:

  . in favor of the approval and adoption of the merger agreement, the merger, each of the other transactions contemplated by the merger agreement, any other action required in furtherance of the merger; and

  . against any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement; and any merger, asset sale, reorganization, recapitalization, dissolution or any other action intended, or which could reasonably be expected, to impede, interfere with or otherwise adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.

   These Cambridge stockholders may vote their shares of Cambridge common stock on all other matters.

   As of the record date, the Cambridge stockholders who entered into voting agreements with Novell collectively beneficially owned approximately 1.8% of the outstanding Cambridge common stock. None of the Cambridge stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

   Each Cambridge stockholder who is a party to a voting agreement agreed not to sell, or transfer voting rights of, the Cambridge stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the completion of the merger or termination of the merger agreement, unless each person to which any shares, including voting rights or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement, subject to specified exceptions.

   The Cambridge stockholders' voting agreements will terminate upon the earlier to occur of the completion of the merger or termination of the merger agreement.

Affiliate agreements

   As an inducement to Novell to enter into the merger agreement, each member of the Cambridge board of directors and some officers of Cambridge will execute affiliate agreements. Under the affiliate agreements, Novell will be entitled to place appropriate legends on the certificates evidencing any Novell common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Novell common stock. Further, these persons have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Novell common stock to be received by them in the merger.

Employment agreement

   Jack L. Messman, the president, chief executive officer and a director of Cambridge, has to entered into an employment agreement with Novell that will go into effect upon completion of the merger. For a summary of the terms of Mr. Messman's employment agreement please see pages 42-43 of this proxy statement-prospectus.

       NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   In March 2001, Novell, Inc. entered into a merger agreement with Cambridge Technology Partners (Massachusetts), Inc. whereby, upon consummation, Cambridge will become a wholly owned subsidiary of Novell. Under the merger agreement each share of Cambridge common stock issued and outstanding immediately prior to the effective date will be cancelled and converted into the right to receive
0.668 of a share of Novell common stock. All outstanding stock options of Cambridge will terminate and Novell will not assume the Cambridge stock option plans. As of April 30, 2001, there were 63,532,722 shares of Cambridge common stock issued and outstanding that will be converted to 42,439,859 shares of Novell common stock. The merger will be accounted for using the purchase method of accounting. The Unaudited Pro Forma Combined Condensed Financial Statements have been prepared on the basis of assumptions described herein.

 What these pro forma statements show

   The unaudited pro forma combined condensed financial statements give effect to the merger using the purchase method of accounting. The unaudited pro forma combined condensed statement of operations for the year ended October 31, 2000 and the three months ended January 31, 2001 assume the merger took place on November 1, 1999. The unaudited pro forma combined condensed balance sheet assumes the merger took place on January 31, 2001.

   The Novell unaudited pro forma combined condensed statement of operations for the year ended October 31, 2000 combine Novell's historical results of operations for the year ended October 31, 2000 with Cambridge's historical results of operations for the year ended December 31, 2000. The Novell unaudited pro forma combined condensed statement of operations for the three months ended January 31, 2001 combine Novell's historical results of operations for the three months ended January 31, 2001 with Cambridge's historical results of operations for the three months ended March 31, 2001. The Novell unaudited pro forma combined condensed balance sheet combines Novell's historical balance sheet as of January 31, 2001 with Cambridge's historical balance sheet as of March 31, 2001.

 Basis of Presentation

   The Novell unaudited pro forma combined condensed financial statements reflect the Cambridge merger accounted for using the purchase method of accounting and have been prepared on the basis of assumptions described in the notes, including assumptions relating to the allocation of the amount of consideration paid to the assets and liabilities of Cambridge based upon preliminary estimates of their fair value. The actual allocation of the amount of consideration paid may differ from those assumptions after valuations and other procedures are performed after the closing is completed.

 Merger Charges

   Novell expects to incur a liability for the estimated costs incurred as a result of the merger, such as costs resulting from vacating duplicate Cambridge facilities and reducing headcount. This liability is included as part of the allocation of the purchase price. The unaudited pro forma combined condensed balance sheet includes the effect of these charges. The unaudited pro forma combined condensed statements of operations do not reflect these charges because they are non-recurring. These charges will be reflected in Novell's consolidated financial statements in the period in which the merger is consummated.

 These pro forma unaudited combined condensed financial statements should be read with each company's financial statements

   The Novell unaudited pro forma combined condensed financial data should be read in conjunction with the related notes included in this proxy statement-prospectus and the consolidated audited and consolidated condensed unaudited financial statements of Novell and the consolidated audited financial statements of

Cambridge, which are incorporated by reference in this proxy statement-prospectus. The Novell unaudited pro forma combined condensed financial data are not necessarily indicative of what the actual results of operations and financial position would have been had the Cambridge merger taken place on November 1, 1999 or January 31, 2001, and do not indicate future results of operations or financial position.

   On May 22, 2001, Novell announced its fiscal 2001 second quarter financial results, which have not been incorporated into these pro forma statements. Novell reported total revenue of $241 million and a net loss of $151.3 million or $0.48 per share for the second fiscal quarter ended April 30, 2001. This loss included a $142 million ($0.45 per share) write-down of equity investments. Total assets were $1.569 billion at the end of the second quarter.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                             As of January 31, 2001
                                 (in thousands)

                              Historical
                         ---------------------   Pro Forma             Pro Forma
                           Novell    Cambridge  Adjustments             Combined
                         ----------  ---------  -----------            ---------
ASSETS:
-------

Current assets:
  Cash and short-term
   investments.......... $  655,449  $ 64,313    $     --              $  719,762
  Receivables, net......    161,095    85,177          --                 246,272
  Inventories...........      1,898       --           --                   1,898
  Prepaid expenses......     25,458    31,958      (15,422)(2)             41,994
  Deferred and
   refundable income
   taxes................     56,996    25,518      (11,786)(7)             70,728
  Other current assets..     25,179    13,557       15,422 (2)             54,158
                         ----------  --------    ---------             ----------
    Total current
     assets.............    926,075   220,523      (11,786)             1,134,812
Property, plant and
 equipment, net.........    282,937    38,978          --                 321,915
Long-term investments...    397,876     7,098          --                 404,974
Deferred income taxes...     15,600    33,938       (8,214)(7)             41,324
Other assets............     22,966    10,886       90,462 (1)            124,314
                         ----------  --------    ---------             ----------
    Total assets........ $1,645,454  $311,423    $  70,462             $2,027,339
                         ==========  ========    =========             ==========

LIABILITIES AND
STOCKHOLDERS' EQUITY:
---------------------

Current Liabilities:
  Accounts payable...... $   94,286  $ 18,147    $   8,512 (4)         $  120,945
  Accrued compensation..     56,849       --        23,341 (3)             80,190
  Accrued marketing
   liabilities..........     12,500       --         1,000 (5)             13,500
  Other accrued
   liabilities..........     58,786    61,910      (32,853)(3),(4),(5)
                                                    44,200 (1)            132,043
Income tax payable......     26,145    21,955          --                  48,100
Deferred revenue........    220,154     3,731          --                 223,885
                         ----------  --------    ---------             ----------
    Total current
     liabilities........    468,720   105,743       44,200                618,663
Other long-term
 liabilities............        --      1,250          --                   1,250
Minority interests......     11,457       --           --                  11,457
Stockholders' equity:
  Common stock, par
   value................     31,766       635        4,244 (1)
                                                      (635)(8)             36,010
  Additional paid-in
   capital..............        --    171,852      246,448 (1)
                                                  (171,852)(8)
                                                   (20,000)(7)            226,448
Retained earnings.......  1,250,626    45,887      (45,887)(8)          1,250,626
Accumulated other
 comprehensive loss.....   (101,797)  (12,510)      12,510 (8)           (101,797)
Unearned stock
 compensation...........    (15,318)   (1,434)       1,434 (8)            (15,318)
                         ----------  --------    ---------             ----------
    Total stockholders'
     equity.............  1,165,277   204,430       26,262              1,395,969
                         ----------  --------    ---------             ----------
    Total liabilities
     and stockholders'
     equity............. $1,645,454  $311,423    $  70,462             $2,027,339
                         ==========  ========    =========             ==========

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      For the Year Ended October 31, 2000
                    (in thousands, except per share amounts)

                                 Historical
                            ---------------------   Pro Forma      Pro Forma
                              Novell    Cambridge  Adjustments      Combined
                            ----------  ---------  -----------     ---------
Net sales.................. $1,161,735  $ 586,564   $  36,500 (9)  $1,784,799
Cost of sales..............    327,398    341,703     141,005 (6)     810,106
                            ----------  ---------   ---------      ----------
Gross profit...............    834,337    244,861    (104,505)        974,693
Operating expenses:
  Sales and marketing......    495,985     80,677       2,600 (6)     579,262
  Product development......    234,571        --          --          234,571
  General and
   administrative..........     87,471    249,667    (143,605)(6)     193,533
  Goodwill amortization....        --         --       22,616 (10)     22,616
  Restructuring charge.....     47,892     27,000         --           74,892
                            ----------  ---------   ---------      ----------
    Total operating
     expenses..............    865,919    357,344    (118,389)      1,104,874
                            ----------  ---------   ---------      ----------
Income (loss) from
 operations................    (31,582)  (112,483)     13,884        (130,181)
Other income (expense):
  Other income, net........    102,254      8,595         --          110,849
  Gain (loss) on sale of
   division................        --       7,661         --            7,661
                            ----------  ---------   ---------      ----------
    Total other income
     (expense).............    102,254     16,256         --          118,510
                            ----------  ---------   ---------      ----------
Income (loss) before
 taxes.....................     70,672    (96,227)     13,884         (11,671)
Income tax expense
 (benefit) ................     21,202    (33,680)     12,921 (11)        443
                            ----------  ---------   ---------      ----------
    Net income (loss) ..... $   49,470  $ (62,547)  $     963      $  (12,114)
                            ==========  =========   =========      ==========
Weighted average shares
 outstanding:
  Basic....................    326,621                 42,440         369,061
  Diluted..................    335,034                 34,027         369,061
Net income (loss) per
 share:
  Basic.................... $     0.15                             $    (0.03)
                            ==========                             ==========
  Diluted.................. $     0.15                             $    (0.03)
                            ==========                             ==========

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS
                  For the Three Months Ended January 31, 2001
                    (in thousands, except per share amounts)

                                       Historical
                                   -------------------   Pro Forma      Pro Forma
                                    Novell   Cambridge  Adjustments     Combined
                                   --------  ---------  -----------     ---------
Net sales......................... $245,035  $116,485    $    --        $361,520
Cost of sales.....................   65,862    70,307      27,509 (6)    163,678
                                   --------  --------    --------       --------
Gross profit......................  179,173    46,178     (27,509)       197,842
Operating expenses:
  Sales and marketing.............  121,747    17,137         --         138,884
  Product development.............   49,488       --          --          49,488
  General and administrative......   21,222    49,632     (27,509)(6)     43,345
  Goodwill amortization...........      --        --        5,654 (10)     5,654
  Restructuring charge............      --     11,000         --          11,000
                                   --------  --------    --------       --------
    Total operating expenses......  192,457    77,769     (21,855)       248,371
                                   --------  --------    --------       --------
Income (loss) from operations.....  (13,284)  (31,591)     (5,654)       (50,529)
Other income (expense), net.......   17,831    (1,080)        --          16,751
                                   --------  --------    --------       --------
Income (loss) before taxes........    4,547   (32,671)     (5,654)       (33,778)
Income tax expense (benefit)......    1,273   (11,435)        --  (11)   (10,162)
                                   --------  --------    --------       --------
    Income (loss), before
     cumulative effect of change
     in accounting principle...... $  3,274  $(21,236)   $ (5,654)      $(23,616)
                                   ========  ========    ========       ========
Weighted average shares
 outstanding:
  Basic...........................  322,183                42,440        364,623
  Diluted.........................  322,187                42,436        364,623
Income (loss) per share, before
 cumulative effect of change in
 accounting principle:
  Basic........................... $   0.01                             $  (0.06)
                                   ========                             ========
  Diluted......................... $   0.01                             $  (0.06)
                                   ========                             ========

  NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. Basis of Presentation

   The unaudited pro forma combined condensed financial statements give effect to Novell's acquisition of Cambridge through a merger and exchange of shares. The merger is being accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the following notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Cambridge based on estimated fair value. The final allocation of the purchase price may differ from the preliminary allocations. In the opinion of management, all adjustments necessary for a fair presentation of such unaudited pro forma combined financial statements have been made based on the proposed terms and structure of the merger.

   The unaudited pro forma combined condensed consolidated balance sheet as of January 31, 2001 reflects the financial position of Novell after giving effect to the merger with Cambridge as if this merger occurred on January 31, 2001. The unaudited pro forma combined condensed consolidated statement of operations for the three month period ended January 31, 2001 includes the results for Novell for the three month period ended January 31, 2001 and the results for Cambridge for the three month period ended March 31, 2001. The unaudited pro forma combined condensed consolidated statement of operations for the year ended October 31, 2000 includes the results for Novell for the year ended October 31, 2000 and the results for Cambridge for the year ended December 31, 2000. Both of these statements assume the acquisition of Cambridge occurred on at the beginning of the periods presented.

   As a result of Cambridge's acquisition of OSIX Pty. Ltd. in November 2000, Novell may need to issue additional common stock with a fair value of up to 2 million Australian dollars at future dates if certain revenue and earnings targets are met. Given the contingent nature of this consideration, such amount is not included in the pro forma financial statements.

   Novell previously recognized revenue related to product sales to distribution channel partners upon shipment to the partner and provided a reserve for contractual return obligations and other estimated product returns. Effective November 1, 2000, Novell changed its method of accounting for revenue related to these product sales to recognize such revenues upon sell-through of the respective product from the distribution channel partner to the end user. Novell believes the change in accounting principle is preferable based on guidance provided in SEC Staff Accounting Bulleting No. 101, Revenue Recognition in Financial Statements. The pro forma financial statements include an adjustment to present the accounting change as if its was made retroactively to prior periods.

   The pro forma adjustments are preliminary and based on management's estimates. Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, final adjustments may differ materially from those presented in these pro forma financial statements. These unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical annual and interim financial statements of Novell and annual financial statements of Cambridge that have been filed with the Securities and Exchange Commission, as incorporated by reference within this document.

2. Purchase Price Allocation

   Under the merger agreement each share of Cambridge common stock issued and outstanding immediately prior to the effective date will be cancelled and converted into the right to receive 0.668 of a share of Novell common stock. As of the date of acquisition, all outstanding stock options will terminate and Novell will not assume the Cambridge stock option plans. As of April 30, 2001, there were 63,532,722 shares of Cambridge common stock outstanding. Based on the 0.668 exchange ratio, these shares will be converted to 42,439,859 shares of Novell common stock. In order to calculate the value of the Novell stock issued, we

  NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

utilized a stock price of $5.907 per share, which was based on an average closing price of Novell common stock for a period of three days before and three days after March 12, 2001, the date the merger was announced. Based upon this price and number of shares issued, stock consideration was estimated to equal $250.7 million.

   The excess of the purchase price over the fair value of the net assets acquired will be allocated to goodwill and amortized over an estimated useful life of four years. Annual amortization is expected to be approximately $22.6 million per year.

   In December 2000, the Financial Accounting Standards Board (FASB) announced a major change in its approach to the accounting for goodwill as originally proposed in its 1999 Exposure Draft, Business Combinations and Intangible Assets. Under its current proposal, goodwill would not be amortized; instead, it would be reviewed for impairment when certain events indicate that goodwill is impaired. A final statement on business combinations is expected to be issued in July 2001 and would be effective for Novell in fiscal 2003.

   Below is a table of the estimated acquisition costs and purchase price allocation (in thousands):

                                                                 Estimated
                                                              Acquisition Cost
                                                              ----------------
     Value of common stock issued............................    $ 250,692
     Direct transaction costs................................       10,000
                                                                 ---------
       Total estimated acquisition costs.....................    $ 260,692
                                                                 =========
     Historical value of net assets acquired of Cambridge at
      March 31, 2001.........................................    $ 204,430
     Estimated costs to exit certain Cambridge activities....      (24,000)
     Liabilities related to involuntary employee termination
      benefits...............................................      (10,200)
     Goodwill................................................       90,462
                                                                 ---------
       Total.................................................    $ 260,692
                                                                 =========

   Transaction costs include direct transaction costs consisting primarily of financial advisory services, legal, accounting and government filing fees. Estimated costs to exit certain Cambridge activities include costs to vacate facilities made duplicative by the merger. Novell expects that all duplicate facilities will be vacated within one year after consummation of the merger. The operating leases on these duplicate facilities have various termination dates through 2023. Liabilities related to involuntary employee termination benefits include amounts to be paid to Cambridge employees whose positions become redundant and relocation of Cambridge employees whose functions are being relocated to support a centralized infrastructure. The involuntary terminations and relocation benefits relate to employees across all functional organizations.

   Novell expects that a plan will be finalized in the quarter following consummation of the merger and initial execution of this plan will begin in the Novell's fourth fiscal quarter of 2001. Novell also expects the plan to be implemented within one year from the consummation of the merger.

   These acquisition costs are estimated and are subject to change as Novell may incur additional charges in subsequent quarters and actual costs associated with the transaction could be higher than estimated. There is no assurance that management will be successful in their efforts to integrate the operations of Cambridge.

   Tangible net assets of Cambridge acquired in the merger principally include cash, cash equivalents, and short-term investments, accounts receivable, and property, plant and equipment. Liabilities of Cambridge assumed in the merger primarily include accounts payable and other accrued liabilities.

  NOTES TO NOVELL UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   Federal and state tax laws impose a limitation on the future use of certain U.S. deferred tax attributes as a result of a change in ownership of a company. Accordingly, some or all of the deferred tax assets of Cambridge may be subject to a valuation allowance to reflect such limitations at the close of the acquisition. The amount of goodwill will be increased by any valuation allowance required.

3. Pro Forma Net Loss Per Share

   The unaudited pro forma combined condensed statements of operations have been prepared as if the merger had occurred at the beginning of the periods presented. For the year ended October 31, 2000 and for the three months ended January 31, 2001, the pro forma net loss per share and loss per share before cumulative effect of accounting change, respectively, is based on the weighted average number of shares of Novell common stock outstanding during each period and the number of shares of Novell common stock to be issued in connection with the merger.

4. Pro Forma Adjustments

   Novell and Cambridge had some accounting policies and procedures that differed. These differences primarily related to classification of assets as well as line items in the liabilities and statement of operations line items. The following pro forma adjustments include entries to conform the two companies' accounting policies:

   (1) To account for the issuance of Novell common stock upon the completion of the merger, direct transaction costs, costs to be incurred for exit activities including vacating Cambridge facilities and reducing headcount, and the recording of goodwill (see note 2).

   (2) To reflect the reclassification of reimbursable expenses, advances, and other current assets from prepaid assets to other current assets to conform to Novell's presentation.

   (3) To reflect the reclassification of accrued salaries, vacation, bonuses and other payroll related items from other accrued liabilities to accrued compensation to conform to Novell's presentation.

   (4) To reflect the reclassification of accrued accounts payable from other accrued liabilities to accounts payable to conform to Novell's presentation.

   (5) To reflect the reclassification of marketing related liabilities from other accrued liabilities to accrued marketing liabilities to conform to Novell's presentation.

   (6) To reflect the reclassification of certain general and administrative costs to cost of sales and sales and marketing expenses to conform to Novell's presentation.

   (7) To reverse stock option benefits, credited by Novell for the fiscal year ended October 31, 2000, to reflect current U.S. taxes, offset by Cambridge net operating losses, and to provide a valuation allowance for the related deferred tax assets.

   (8) To reflect the elimination of the accounts that comprise Cambridge's stockholders' equity.

   (9) To reflect the impact on fiscal 2000 revenue for the change in accounting principle adopted by Novell in the first quarter of fiscal 2001(see note 1).

  (10) To record the amortization of goodwill recorded in conjunction with the merger. Goodwill is being amortized over four years.

  (11) To adjust income tax expense based on income (loss) before taxes of the combined entities and deductible pro forma adjustments.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                 CAMBRIDGE COMMON STOCK AND NOVELL COMMON STOCK

   This section of the proxy statement-prospectus describes material differences between the rights of holders of Novell capital stock and Cambridge capital stock. While Novell and Cambridge believe that the description covers the material differences between the two companies, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents referred to in and incorporated by reference into this proxy statement-prospectus for a more complete understanding of the differences between being a stockholder of Novell and being a stockholder of Cambridge. The following description of the capital stock of Novell and Cambridge does not purport to be complete, and is subject to and qualified in its entirety by, the certificates of incorporation and bylaws of the respective companies, and by the provisions of applicable Delaware law.

Charter, bylaws and governing law

   Cambridge's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, govern your rights as a stockholder of Cambridge. After completion of the merger, you will become a stockholder of Novell. Novell's Restated Certificate of Incorporation and Bylaws, each as currently in effect, will govern your rights as a stockholder of Novell. Novell and Cambridge are each incorporated under the laws of the State of Delaware. Accordingly, the Delaware General Corporation Law will continue to govern your rights as a stockholder after completion of the merger.

Capitalization

   Description of capital stock of Novell and Cambridge

   The total authorized shares of capital stock of Novell consists of 600,000,000 shares of common stock, $0.10 par value per share, and 500,000 shares of preferred stock, $0.10 par value per share, designated as Series A Junior Participating Preferred Stock. As of January 31, 2001, there were 317,653,609 shares of Novell common stock outstanding; there were no shares of preferred stock issued or outstanding. As of that date, Novell had also reserved 94,627,729 shares of common stock for issuance pursuant to its employee and director stock and option and stock purchase plans; options were outstanding for 62,265,857 of those shares.

   The total authorized shares of capital stock of Cambridge consists of 250,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, 100,000 of which have been designated Series A Junior Participating Preferred Stock. As of April 30, 2001, there were 63,532,722 shares of Cambridge common stock outstanding; there were no shares of preferred stock issued or outstanding. As of March 11, 2001, Cambridge had also reserved 23,189,746 shares of common stock for issuance pursuant to its employee and director stock and option and stock purchase plans; options were outstanding for 17,545,280 of those shares.

   Classes of preferred stock of Novell and Cambridge

   The certificates of incorporation of each of Novell and Cambridge provide that the respective boards of directors are authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

   Novell has 500,000 shares of preferred stock, designated Series A Junior Participating Preferred Stock, none of which are issued or outstanding. This preferred stock is issuable upon exercise of certain rights declared as a dividend for Novell common stock. Novell preferred stock issued upon exercise of the Novell rights will not be redeemable. Each share of preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Novell common stock. In the event of liquidation, the holders of

Novell preferred stock will be entitled to minimum preferential liquidation payment equal to the greater of $1,000 per share and 1,000 times the per share amount to be distributed to the holders of Novell common stock. Each share of preferred stock will have 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which Novell common stock is exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

   Cambridge has 2,000,000 shares of preferred stock, 100,000 of which have been designated Series A Junior Participating Preferred Stock, none of which are issued or outstanding. The Cambridge preferred stock is issuable upon exercise of certain rights declared as a dividend for Cambridge common stock. The Cambridge preferred stock has substantially similar rights, preferences and privileges as does the Novell preferred stock.

Board of directors

   Novell's board of directors currently consists of eight directors. Under its bylaws, Novell's board sets the number of directors on the board, at no fewer than three or more than nine, however, the Novell directors have the right to amend the bylaws and, in connection with the merger, the bylaws will be amended to allow for ten directors. Novell directors serve for a term of one year, and hold office until a successor is elected and qualified, or until death, resignation or removal.

   Cambridge's board of directors currently consists of six directors. Under its certificate of incorporation and bylaws, Cambridge's board sets the number of directors on the board. Cambridge directors serve for a term of one year, and hold office until a successor is elected and qualified, or until death, resignation or removal.

   For a more detailed description regarding amendment of bylaws and certificates of incorporation, see "Amendment of bylaws" on page 74 and "Amendment of certificate of incorporation" on page 73.

Removal of directors

   Novell's certificate of incorporation and bylaws are silent as to the process for removing directors, but under Delaware law, any director, or the entire board of directors, of Novell may be removed at any time with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

   Cambridge's Bylaws provide that any member of Cambridge's board may be removed at any time with or without cause, by the vote of the holders of a majority of the shares of stock entitled to vote at an election of directors or for cause by the vote of a majority of the directors then in office. However, a Cambridge director may be removed for cause only after the director has been afforded reasonable notice and an opportunity to be heard before the board or the stockholders, as the case may be, which proposes removing the director.

Stockholder ability to call special meetings

   A special meeting of Novell stockholders may be called by the chairman of the board of directors, a majority of the board, the president or at the written request of the holders of a majority of the stock issued and outstanding and entitled to vote.

   A special meeting of Cambridge stockholders may be called by the president, the board of directors or upon the written request of holders of at least 25% of the stock entitled to vote.

Advance notice provisions for stockholder nominations and proposals

   Novell's bylaws allow any stockholder to nominate candidates for election to Novell's board of directors at, and to propose business to be brought before, a stockholder meeting. A stockholder who seeks to nominate a candidate or make a proposal must give timely written notice to the Secretary of Novell before the stockholder meeting, and must have been a stockholder of record on the date notice of the stockholder meeting was given.

   In the case of an annual stockholder meeting, notice of any proposed business by a Novell stockholder is timely if notice is received by the Secretary of Novell not later than 60 days before the first anniversary of the date on which Novell mailed notice of the previous year's annual meeting to stockholders or if the notice relates to the nomination of directors, if notice is given to the Secretary of Novell not later than 90 days before the date of the annual meeting and such notice is received by the Secretary of Novell not later than 60 days before the first anniversary of the date on which Novell mailed notice of the previous year's annual meeting to stockholders.

   In the case of director nomination at a special meeting of stockholders called for the purpose of electing directors, notice relating to the nomination of directors is timely if given to the Secretary of Novell by the close of business on the seventh day following the date on which notice of the special meeting was first given to stockholders.

   A stockholder's notice to Novell must include the name and address of the stockholder and the beneficial owner, if any, as they appear on Novell's books and the class and number of shares of Novell which are owned by the stockholder and beneficial owner.

   A stockholder's notice for proposed business must also include a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed and the beneficial owner, if any, on whose behalf the proposal is made.

   A stockholder's notice for director nominations must also include the following:

  . as to each nominee proposed by the stockholder, the name and address of the nominee, and all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  . a representation that the stockholder is a holder of record of Novell stock, the number of shares of Novell stock held by the stockholder, whether the stockholder is entitled to vote at the stockholder meeting, and whether the stockholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice; and

  . a description of all arrangements or understandings between the stockholder and the nominee or third parties regarding the nomination.

   Cambridge's bylaws allow any stockholder to nominate candidates for election to Cambridge's board of directors at, and to propose business to be brought before, an annual stockholder meeting. Cambridge's bylaws also allow any stockholder to nominate candidates for election to Cambridge's board of directors at a special stockholder meeting called for the purpose of electing directors. A stockholder who seeks to nominate a candidate or make a proposal must give timely written notice to the Secretary of Cambridge before the stockholder meeting, and must have been a stockholder of record on the date notice of the stockholder meeting was given.

   In the case of an annual stockholder meeting, notice by a Cambridge stockholder is timely if delivered to the Secretary of Cambridge at Cambridge's principal offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the previous year's annual meeting or if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, not earlier than the close of business on the 90th day before the date of the annual stockholder meeting and not later than the close of business on the later of the 60th day before the annual meeting or the close of business on the 10th day following the date on which the date of the annual meeting was publicly announced; or in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 90th day before the date of the special stockholder meeting and not later than the close of business of the 60th day before the special meeting or the close of business on the 10th day following the date on which the date of the special meeting was publicly announced.

   A stockholder's notice to Cambridge must set forth the following information: the name and address of the stockholder and the beneficial owner, if any, as they appear on Cambridge's books and the class and number of shares of Cambridge which are owned by the stockholder and beneficial owner; if any; and for proposed business, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed and the beneficial owner, if any, on whose behalf the proposal is made; or for director nominations, as to each nominee proposed by the stockholder, the name and address of the nominee, and all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder proxies

   Novell's bylaws specifically provide that a proxy must be executed in writing by the stockholder or an attorney-in-fact and filed with the Secretary of Novell. Furthermore, a proxy, unless coupled with an interest, is revocable at will by the Novell stockholder, notwithstanding any agreements to the contrary, but any revocation is ineffective until the stockholder has given notice to the Secretary of Novell. A proxy is not revoked by death or incapacity of the stockholder unless written notice of the death or incapacity is sent to the Secretary of Novell before the vote is counted or the authority is exercised.

   Cambridge's bylaws only require that a proxy be in writing or transmitted as otherwise permitted by law.

Stockholder voting

   Novell's bylaws provide that when a quorum is present at any stockholder meeting, the vote of the holders of the majority of the stock having voting power present in person or represented by proxy is required to approve any issue brought before the meeting, unless a different vote is required by law or Novell's bylaws or certificate of incorporation.

   Cambridge's bylaws provide that when a quorum is present at any stockholder meeting, the vote of a majority of shares cast affirmatively or negatively at the meeting is required to approve any action other than election of directors, unless a different vote is required by law or Cambridge's certificate of incorporation. Election of directors is determined by a plurality of the votes cast at the meeting. Under Delaware law, adoption of the merger agreement and approval of the merger require the affirmative vote of a majority of outstanding shares of Cambridge common stock.

Notice of stockholder meetings

   Novell's bylaws provide that written notice of the place, date and hour of every meeting of stockholders, annual or special, must be given to each stockholder entitled to vote at the meeting not less than ten, nor more than 60, days before the date of the meeting.

   Cambridge's bylaws provide that written notice of the place, date and hour of all meetings of stockholders must be given to each stockholder entitled to vote at the meeting not less than ten, nor more than 50, days before the date of the meeting.

Amendment of certificate of incorporation

   Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   Novell's certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation. It does provide, however, that any amendment that materially and adversely alters or changes the powers, preference or special rights of the Novell Series A Junior Participating Preferred Stock requires the affirmative vote of the holders of at least a majority of the then-outstanding shares of Novell Series A Junior Participating Preferred Stock voting separately as a class.

   Cambridge's certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend its certificates of incorporation. It does provide, however, that any charter amendment that materially and adversely alters or changes the powers, preference or special rights of the Cambridge Series A Junior Participating Preferred Stock requires the affirmative vote of the holders of at least 75% of the then-outstanding shares of Cambridge Series A Junior Participating Preferred Stock voting separately as a class.

Amendment of bylaws

   The respective boards of directors of Novell and Cambridge are expressly authorized to adopt, amend and repeal the companies' respective bylaws. In addition, under Delaware law, stockholders have the power to adopt, amend or repeal bylaws, even though the board of directors may also be delegated such power.

   The bylaws of Cambridge also specifically provide that:

  . the Cambridge board may not amend or repeal the bylaw provision regarding amendment of the bylaws, or any other provision of its bylaws which require action by Cambridge stockholders; and

  . Cambridge stockholders may repeal or amend any amendment, repeal or adoption of bylaws by the Cambridge board.

Rights plans

   The board of directors of Cambridge previously adopted a stockholder rights plan, which provides for a dividend of rights to holders of Cambridge common stock. The board of directors of Novell also previously adopted a stockholder rights plan, which provides for a dividend of rights to holders of Novell common stock. The terms of the rights for Novell and Cambridge are substantively similar, with certain exceptions.

   Under certain conditions, each Novell right is exercisable to purchase 1/1000 of a share of Novell Series A Junior Participating Preferred Stock at a price $120 per 1/1000 of a share of Novell Series A Junior Participating Preferred Stock. Similarly, each Cambridge right is exercisable to purchase 1/1000 of a share of Cambridge Series A Junior Participating Preferred Stock, but at a price of $200 per 1/1000 of a share of Cambridge Series A Junior Participating Preferred Stock.

   The Novell rights are exercisable only upon:

  . a public announcement that a person or group of affiliated persons has acquired beneficial ownership of 15% or more of Novell common stock; or

  . the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of Novell common stock if consummated.

   The Cambridge rights are exercisable upon the occurrence of similar events, as well as if a majority of the directors of Cambridge declares that any person or group has become the beneficial owner of an amount of Cambridge common stock which the board determines to be substantial and the acquisition of such stock is:

  . intended to cause Cambridge to enter into transactions to provide the person or group with short-term gains at the expense of Cambridge's long-term interests; or

  . likely to have a material adverse impact on Cambridge's business or prospects.

   If a person or group becomes the beneficial owner of 15% or more of Novell common stock, each holder of a Novell right (other than the beneficial owner person or group) may receive upon exercise of the right a number of shares of Novell common stock equal to the exercise price of a Novell right divided by one-half the current market price of a share of Novell common stock.

   Holders of Cambridge rights have a right to receive shares of Cambridge common stock in similar proportions if:

  . a person or group acquires beneficial ownership of 15% or more of Cambridge common stock;

  . Cambridge is the surviving corporation in a merger with a person or group and its common stock is not changed or exchanged;

  . a person or group engages in certain "self-dealing" transactions; or

  . an event occurs which results in a person or group's beneficial ownership interest being increased by more than 1%, as in a reverse stock split.

   If, after a person or group has acquired beneficial ownership of 15% or more of Novell common stock, Novell merges with or into another entity or Novell sells more than 50% of its earning power, then each holder of a Novell right (other than the beneficial owner person or group) may receive upon exercise of the right a number of shares of the stock of the acquiring or merging entity equal to the exercise price of a Novell right divided by one-half the current market price of a share of the stock of the acquiring or merging entity.

   Holders of Cambridge rights have a similar right to acquire shares of the stock of a merging or acquiring entity.

   At any time after a person or group acquires beneficial ownership of 15% or more of the common stock of Novell, the board may:

  . exchange the Novell rights (other than those rights held by the beneficial owner person or group), in whole or in part, at an exchange ratio of one share of Novell common stock for each Novell right; or

  . at any time within 10 days after the acquisition of 15% ownership by a person or group, redeem the Novell rights in whole, but not in part, at a price of $0.01 per right, and the Novell rights terminate immediately upon redemption.

   The board of Cambridge may also exchange or redeem the Cambridge rights on similar terms.

   The Novell rights expire on November 21, 2006, unless earlier exchanged or redeemed.

   Pursuant to the merger agreement between Novell and Cambridge, the Cambridge rights have been rendered inapplicable to the proposed merger and the related transactions. Furthermore, the Cambridge rights plan has been amended to terminate upon the earlier of the closing of the proposed merger and June 23, 2007.

Indemnification of directors and officers

   In actions brought by third parties, and not by or on behalf of the corporations, the respective certificates of incorporation and bylaws of Novell and Cambridge permit each corporation to indemnify its officers and directors for actions taken in good faith and in a manner that the officers or directors reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. However, Cambridge will not indemnify an officer or director in connection with a proceeding initiated by the officer or director, unless the initiation was approved by the Cambridge board.

   In actions brought by or on behalf of the corporations, the respective certificates of incorporation and bylaws of Novell and Cambridge permit each corporation to indemnify its officers and directors for actions taken in good faith and in a manner that the officers or directors reasonably believed to be in, or not opposed to, the best interests of the corporation. However, officers and directors will not be indemnified if:

  . in the case of Novell, the officer or director was adjudged liable for negligence or misconduct, unless the relevant court determines that the officer or director is fairly and reasonably entitled to indemnity; or

  . in the case of Cambridge, the officer or director was adjudged liable, unless the relevant court determines that the officer or director is fairly and reasonably entitled to indemnity.

   Additionally, each of the corporations may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only upon an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by the respective corporation, as authorized by our respective certificates of incorporation and bylaws.

   In addition, Delaware law permits a corporation to purchase and maintain insurance on behalf of its officers and directors. Novell does not specifically authorize such insurance in its certificate of incorporation or bylaws. Cambridge's certificate of incorporation does authorize such insurance on behalf of its directors and officers.

Arrangements binding on stockholders

   Novell's certificate of incorporation provides that if an arrangement is proposed between Novell and its creditors and/or between Novell and its stockholders, the relevant court may, on the application of Novell, its creditors, its stockholders or trustees or receivers appointed pursuant to Delaware law, order a meeting of the creditors and/or Novell stockholders. If 3/4 in value of the creditors and/or stockholders agree to any arrangement and subsequent reorganization of Novell at the meeting, the arrangement and reorganization will be binding on Novell and all of the creditors and/or stockholders, if sanctioned by the court.

   Cambridge's charter does not have such a provision.

                                 LEGAL MATTERS

   The validity of the shares of Novell common stock offered by this proxy statement-prospectus will be passed upon for Novell by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Larry Sonsini is both a member of Wilson Sonsini and a director of Novell. Morgan, Lewis & Bockius LLP will pass upon certain legal matters for Cambridge.

                                    EXPERTS

   The consolidated financial statements and schedule of Novell, Inc. at October 31, 1999 and 2000, and for each of the three years in the period ended October 31, 2000 included in Novell's Annual Report on Form 10-K for the year ended October 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Cambridge Technology Partners (Massachusetts), Inc. incorporated in this proxy statement-prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   This proxy statement-prospectus incorporates documents by reference that are not presented in or delivered with this proxy statement-prospectus.

   All documents filed by Novell and Cambridge pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before the date of the special meeting are incorporated by reference into and to be a part of this proxy statement-prospectus from the date of filing of those documents.

   You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

   The following documents, which were filed by Cambridge with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

  . Cambridge's Annual Report on Form 10-K for the fiscal year ended December
    31, 2000, as amended (file number 0-21040) (filed April 2, 2001 and April 26, 2001).

  . Cambridge's Quarterly Report on Form 10-Q for the quarter ended March 31,
    2001 (filed May 15, 2001).

  . Cambridge's Current Report on Form 8-K dated March 12, 2001 (filed March
    13, 2001).

  . Cambridge's Definitive Proxy Statement on Schedule 14A (filed April 28,
    2000).

  . The description of Cambridge's common stock contained in Cambridge's
    Registration Statement on Form 8-A (filed December 24, 1992), including any amendment or report filed for the purpose of updating such description.

  . The description of Cambridge's preferred stock purchase rights contained in Cambridge's Registration Statement on Form 8-A/A, Amendment No. 1 (filed September 30, 1998), including any amendment or report filed for the purpose of updating such description.

   The following documents, which have been filed by Novell with the Securities and Exchange Commission, are incorporated by reference into this proxy statement-prospectus:

  . Novell's Annual Report on Form 10-K for the fiscal year ended October 31,
    2000 (file number 0-13351) (filed January 26, 2001).

  . Novell's Quarterly Report on Form 10-Q for the quarter ended January 31,
    2001 (filed March 15, 2001).

  . Novell's Current Report on Form 8-K dated May 8, 2001 (filed May 9,
    2001).

  . Novell's Current Report on Form 8-K dated March 12, 2001 (filed March 16,
    2001).

  . Novell's Current Report on Form 8-K dated February 6, 2001 (filed
    February 6, 2001).

  . Novell's Current Report on Form 8-K dated November 13, 2000 (filed
    November 13, 2000).

  . Novell's Definitive Proxy Statement on Schedule 14A (filed March 5,
    2001).

  . The description of Novell's common stock contained in Novell's
    Registration Statement on Form 8-A (filed April 3, 1985), including any amendment or report filed for the purpose of updating such description.

  . The description of Novell's preferred stock purchase rights contained in Novell's Registration Statement on Form 8-A (filed December 13, 1999), including any amendment or report filed for the purpose of updating such description.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

   The documents incorporated by reference into this proxy statement-prospectus are available from Cambridge or Novell upon request. Cambridge or Novell will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement-prospectus) to any person, without charge, upon written or oral request. Any request for documents should
be made by June   , 2001 to ensure timely delivery of the documents.

                                         Requests for documents relating to
  Requests for documents relating to     Novell should be directed to:
  Cambridge should be directed to:


                                         Novell, Inc.
  Cambridge Technology Partners          1800 South Novell Place
  (Massachusetts), Inc.                  Provo, Utah 84606
  Eight Cambridge Center
  Cambridge, Massachusetts 02142

                                         Attention: Investor Relations


  Attention: Investor Relations
   Cambridge and Novell file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

   Judiciary Plaza          Citicorp Center           Seven World Trade Center
   Room 1024                500 West Madison Street   13th Floor
   450 Fifth Street, N.W.   Suite 1400                New York, New York 10048
   Washington, D.C. 20549   Chicago, Illinois 60661

   Reports, proxy statements and other information concerning Cambridge and Novell may be inspected at:

   The National Association of Securities Dealers
   1735 K Street, N.W.
   Washington, D.C. 20006

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

   Novell has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Novell's common stock to be issued to Cambridge stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of Novell filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

   Cambridge stockholders should call Cambridge Investor Relations at (617) 914-8003 with any questions about the merger.

   This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement-prospectus nor any distribution of securities pursuant to this proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement-prospectus by reference or in our affairs since the date of this proxy statement-prospectus. The information contained in this proxy statement-prospectus with respect to Cambridge and its subsidiaries was provided by Cambridge and the information contained in this proxy statement-prospectus with respect to Novell was provided by Novell.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG


                                  NOVELL, INC.

                        CERES NEPTUNE ACQUISITION CORP.

                                      AND

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I THE MERGER......................................................  A-1
    1.1  The Merger.......................................................   A-1
    1.2  Effective Time; Closing..........................................   A-2
    1.3  Effect of the Merger.............................................   A-2
    1.4  Certificate of Incorporation; Bylaws.............................   A-2
    1.5  Directors and Officers...........................................   A-2
    1.6  Effect on Capital Stock..........................................   A-2
    1.7  Surrender of Certificates........................................   A-4
    1.8  No Further Ownership Rights in Company Common Stock..............   A-5
    1.9  Lost, Stolen or Destroyed Certificates...........................   A-5
    1.10 Tax and Accounting Consequences..................................   A-5
    1.11 Taking of Necessary Action; Further Action.......................   A-5

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY......................  A-6
    2.1  Organization of Company..........................................   A-6
    2.2  Company Capital Structure........................................   A-6
    2.3  Obligations With Respect to Capital Stock........................   A-6
    2.4  Authority........................................................   A-7
    2.5  SEC Filings; Company Financial Statements........................   A-8
    2.6  Absence of Certain Changes or Events.............................   A-8
    2.7  Taxes............................................................   A-9
    2.8  Company Intellectual Property....................................  A-10
    2.9  Compliance; Permits; Restrictions................................  A-11
    2.10 Litigation.......................................................  A-12
    2.11 Brokers' and Finders' Fees.......................................  A-12
    2.12 Employee Matters and Benefit Plans...............................  A-12
    2.13 [Intentionally Omitted]..........................................  A-15
    2.14 Environmental Matters............................................  A-15
    2.15 [Intentionally Omitted]..........................................  A-15
    2.16 Agreements, Contracts and Commitments............................  A-15
    2.17 Statements; Proxy Statement/Prospectus...........................  A-17
    2.18 Board Approval...................................................  A-17
    2.19 State Takeover Statutes..........................................  A-17
    2.20 Fairness Opinion.................................................  A-17
    2.21 Company Rights Agreement.........................................  A-17
    2.22 Investment Company...............................................  A-17

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....... A-18
    3.1  Organization of Parent...........................................  A-18
    3.2  Parent Capital Structure.........................................  A-18
    3.3  Obligations With Respect to Capital Stock........................  A-18
    3.4  Authority........................................................  A-19
    3.5  SEC Filings; Parent Financial Statements.........................  A-20
    3.6  Absence of Certain Changes or Events.............................  A-20
    3.7  Compliance; Permits; Restrictions................................  A-20
    3.8  Litigation.......................................................  A-21
    3.9  Environmental Matters............................................  A-21
    3.10 Labor Matters....................................................  A-21
    3.11 Statements; Proxy Statement/Prospectus...........................  A-21
    3.12 Board Approval...................................................  A-22

                                                                          Page
                                                                          ----
    3.13 Parent Intellectual Property...................................  A-22
    3.14 Taxes..........................................................  A-22

 ARTICLE IV CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME.............. A-22
    4.1  Conduct of Business by Company.................................  A-22
    4.2  Conduct of Business by Parent..................................  A-25

 ARTICLE V ADDITIONAL AGREEMENTS......................................... A-25
    5.1  Proxy Statement/Prospectus; S-4; Other Filings; Board
         Recommendations................................................  A-25
    5.2  Stockholder Meetings...........................................  A-26
    5.3  Confidentiality; Access to Information.........................  A-27
    5.4  No Solicitation................................................  A-27
    5.5  Public Disclosure..............................................  A-29
    5.6  Commercially Reasonable Efforts; Notification..................  A-29
    5.7  Third Party Consents...........................................  A-29
    5.8  [Intentionally Left Blank].....................................  A-30
    5.9  Stock Options; Employee Benefits...............................  A-30
    5.10 Form S-8.......................................................  A-31
    5.11 Indemnification................................................  A-31
    5.12 Affiliate Agreements...........................................  A-32
    5.13 Regulatory Filings; Reasonable Efforts.........................  A-32
    5.14 Action by Board of Directors...................................  A-32
    5.15 Nasdaq Listing.................................................  A-32

 ARTICLE VI CONDITIONS TO THE MERGER..................................... A-33
    6.1  Conditions to Obligations of Each Party to Effect the Merger...  A-33
    6.2  Additional Conditions to Obligations of Company................  A-33
    6.3  Additional Conditions to the Obligations of Parent and Merger
         Sub............................................................  A-34

 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER........................... A-34
    7.1  Termination....................................................  A-34
    7.2  Notice of Termination; Effect of Termination...................  A-36
    7.3  Fees and Expenses..............................................  A-36
    7.4  Amendment......................................................  A-37
    7.5  Extension; Waiver..............................................  A-37

 ARTICLE VIII GENERAL PROVISIONS......................................... A-37
    8.1  Non-Survival of Representations and Warranties.................  A-37
    8.2  Notices........................................................  A-37
    8.3  Interpretation.................................................  A-38
    8.4  Counterparts...................................................  A-38
    8.5  Entire Agreement; Third Party Beneficiaries....................  A-38
    8.6  Severability...................................................  A-39
    8.7  Other Remedies; Specific Performance...........................  A-39
    8.8  Governing Law..................................................  A-39
    8.9  Rules of Construction..........................................  A-39
    8.10 Assignment.....................................................  A-39
    8.11 Waiver of Jury Trial...........................................  A-39

                               INDEX OF EXHIBITS

Exhibit A Form of Company Voting Agreement

Exhibit B Form of Company Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

   This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of March 12, 2001, among Novell, Inc., a Delaware corporation ("Parent"), Ceres Neptune Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation ("Company").

                                    Recitals

   A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Parent, Merger Sub and Company intend to enter into a business combination transaction.

   B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and in the best interests of Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger Agreement advisable and (iv) has determined to recommend that the stockholders of Company adopt this Agreement.

   C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of Parent, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has adopted a resolution declaring the Merger Agreement advisable and approving the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the "Share Issuance").

   D. The Board of Directors of Merger Sub (i) has determined that the Merger (as defined in Section 1.1) is in the best interest of Merger Sub and its sole stockholder, Parent, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger Agreement advisable and (iv) has determined unanimously to recommend that Parent, in its capacity as sole stockholder of Merger Sub, adopt this Agreement.

   E. Concurrently with the execution of this Agreement: (i) certain stockholders of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Company Voting Agreements") and
(ii) certain Company Affiliates (as defined in Section 5.11 below) are entering into Company Affiliate Agreements in substantially the form attached hereto as Exhibit B (the "Company Affiliate Agreements").

   F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing on the Closing Date (as defined in Section 1.2) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time"). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified in writing by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect on the date hereof and subject to the following proviso, shall be the Certificate of Incorporation of the Surviving Corporation; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Cambridge Technology Partners, Inc.".

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation.

   1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by applicable law.

   1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities, the following shall occur:

     (a) Conversion of Company Common Stock. Each share of Common Stock, par value $0.01 per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Company Common Stock to be canceled and extinguished pursuant to Section 1.6(b)) will be automatically converted (subject to Sections 1.6(e) and
  (f)) into 0.668 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Common Stock, par value $0.10 per share, of Parent (the "Parent Common Stock"), which shall be referred to in this Agreement as the "Merger Consideration." If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     (b) Cancellation of Company-Owned Stock. Each share of Company Common Stock held by Company or any direct or indirect wholly-owned subsidiary of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (c) Stock Options; Earn-Out Right. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1998 Stock Option Plan, 1997 Stock Option Plan, 1991 Stock Option Plan, 1995 Non-employee Director Stock Option Plan, Axiom Stock Option Plan, IOS Gruppen Stock Plan and SCG Option Plan (collectively, the "Company Option Plans"), whether vested or unvested, and the Company Option Plans themselves, shall be assumed by Parent in accordance with Section 5.8. At the Effective Time, all obligations to deliver shares of Company Common Stock (the "Earn-Out Agreement") under the Agreement for the Purchase of the Business and Assets of OSIX Pty Ltd., dated November 3, 2000, among the Company, Cambridge Technology Partners Pty Ltd., the Warrantors and OSIX Pty Ltd., shall be assumed by Parent in accordance with Section 5.8(c) hereof.

     (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

     (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

     (f) Fractional Shares.

       (i) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c) hereof), receive from the Exchange Agent (as defined in
    Section 1.7(a) hereof) an amount of cash (rounded to the nearest whole cent), without interest, representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional shares of Parent Common Stock as applicable (the "Excess Parent Common Stock"). The sale of the Excess Parent Common Stock by the Exchange Agent shall be executed on the Nasdaq National Market ("Nasdaq") and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the former holders of Company Common Stock, the Exchange Agent shall hold such proceeds for the benefit of such holders without liability or obligation to invest such amounts or to pay interest thereon to such holders. Parent shall reimburse the Exchange Agent for all reasonable commissions, transfer taxes and other out-of-pocket transaction costs, including expenses incurred and commissions paid by the Exchange Agent in connection with the sale of the Excess Parent Common Stock. The Exchange Agent shall determine the portion of such net proceeds to which each former holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such former holder of shares of Company Common Stock is entitled (after taking into account all shares of Company Common Stock then held by such former holder) and the denominator of which is the aggregate amount of fractional interests to which all former holders of shares of Company Common Stock are entitled.

       (ii) Notwithstanding the provisions of Section 1.6(f)(i) hereof, Parent may elect, at its option exercised prior to the Effective Time, and in lieu of the issuance and sale of the Excess Parent

    Common Stock and the making of the payments contemplated in Section 1.6(f)(i) hereof, to pay to the Exchange Agent an amount of cash sufficient for the Exchange Agent to pay each former holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (x) such fraction of a share of Parent Common Stock by (y) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on Nasdaq.

   1.7 Surrender of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Common Stock. As of the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this
  Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

     (c) Exchange Procedures. As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time) Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f), and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to Section 1.6(a), together with payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Certificate of Incorporation or Bylaws of Parent or under Delaware Law) and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with
  Section 1.6(f) and any dividends or other distributions payable pursuant to
  Section 1.7(d).

     (d) Distributions With Respect to Unexchanged Shares. Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby when the holders of record of such Certificates surrender such Certificates.

     (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) No Liability. Notwithstanding anything to the contrary in this
  Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6(a), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that the Exchange Agent, may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and the payment of cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax and Accounting Consequences.

     (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     (b) It is intended by the parties hereto that the Merger shall qualify as a "purchase" transaction for accounting purposes.

   1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Merger Sub, Company, the Surviving Corporation and otherwise) to take all such necessary action.

                                   ARTICLE II

                   Representations and Warranties of Company

   Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure schedules supplied by Company to Parent dated as of the date hereof (the "Company Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company contained in the Section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent it is readily apparent on the face of such disclosure that such disclosure is applicable to such other representations or warranties, as follows:

   2.1 Organization of Company.

     (a) Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on Company.

     (b) Company has delivered to Parent a true and complete list of all of Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Company's equity interest therein (to the extent such entity is not wholly owned) and except for securities held by the Company and minority ownership interests in certain of Company's subsidiaries held by third parties (as described on such list of subsidiaries), there are no outstanding equity securities, partnership interests or similar ownership interests (or any security exchangeable or convertible into, or exercisable for, any of the foregoing) in any subsidiary of Company.

     (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its material subsidiaries, each as in effect on the date hereof, and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   2.2 Company Capital Structure. The authorized capital stock of Company consists of 250,000,000 shares of Common Stock, par value $0.01 per share, of which there were 63,532,271 shares issued and outstanding as of March 1, 2001, and 2,000,000 shares of Preferred Stock, par value $0.01 per share ("Company Preferred Stock"), of which there were no shares issued and outstanding as of March 11, 2001. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of March 11, 2001 Company had reserved an aggregate of 23,189,746 shares of Company Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plans, under which options are outstanding for an aggregate of 17,545,280 shares and under which 17,545,280 shares are available for grant or issuance as of March 11, 2001. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company has provided to the Parent information describing option activity through March 11, 2001.

   2.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 2.2 above and in Section 2.3 of the Company Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of Company, or any securities exchangeable or convertible into or exercisable for any such equity securities (including options and warrants), partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2 above and in
Section 2.3 of the

Company Schedule, and except for the rights ("Rights") issued pursuant to the Rights Agreement, dated as of June 23, 1997, between Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, as amended (the "Rights Agreement"), there are no commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such commitment or agreement. Except as set forth in Section 2.3 of the Company Schedule, there are no registration rights and, to the knowledge of Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

   2.4 Authority.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by Company's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Company Common Stock is required for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Except as set forth in Section 2.4 of the Company Schedule, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to compliance with the requirements set forth in
  Section 2.4(b) below, materially conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), reasonably be expected to have a Material Adverse Effect on Company.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Form S-4 Registration Statement and any amendments thereto (the "S-4") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and such reports or other filings under the Exchange Act as may be required by this Agreement and the transactions contemplated hereby,
  (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust

  Improvements Act of 1976, as amended (the "HSR Act") and the laws of any foreign country, (v) such consents, approvals, orders, authorizations and filings as may be required by Nasdaq, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company or a Material Adverse Effect on the ability of the parties to consummate the Merger.

     2.5 SEC Filings; Company Financial Statements.

     (a) Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." Except as set forth in Section 2.5 of the Company Schedule, as of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Except as set forth in Section 2.5 of the Company Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the then current published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Company as of December 31, 2000 and the Statement of Operations and the Statement of Cash Flow, each for the year ended December 31, 2000, copies of which are attached as Section 2.5 of the Company Schedule, are hereinafter referred to as the "Year 2000 Financials"; and the Year 2000 Financials together with the consolidated financial statements contained in the Company SEC Reports are referred to hereinafter as the "Company Financials." The Year 2000 Financials were prepared in accordance with GAAP applied on a consistent basis except that they do not yet include the footnotes that are necessary for completion and compliance with GAAP. Except as disclosed in the Company Financials, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP except liabilities (i) provided for in the balance sheet dated December 31, 2000, (ii) incurred since December 31, 2000 in the ordinary course of business consistent with past practices, or (iii) liabilities or obligations under or related to this Agreement and the transactions contemplated hereby.

     (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

   2.6 Absence of Certain Changes or Events. Except as disclosed in Section 2.6 of the Company Schedule, since December 31, 2000, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by Company of any of the Company's capital stock or any other securities of Company or its subsidiaries or of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's capital stock, (iv) except for agreements contemplated under Section 5.8(a), any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for increases of cash compensation and fringe benefits in the ordinary course of business and consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction contemplated hereby, (v) entry by Company or any of its subsidiaries into any material licensing or other material agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.8 hereof) other than in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, and other than licenses disclosed on Section 2.8 of the Company Schedule, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

   2.7 Taxes.

     (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause
  (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

       (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company, and such Returns are true and correct and have been completed in accordance with applicable law, except where a failure to be true and correct or to have been so completed would not have a Material Adverse Effect on Company. Company and each of its subsidiaries have timely paid all Taxes shown to be due on such Returns.

       (ii) Company and each of its subsidiaries have withheld with respect to their past and present employees, officers, directors and independent contractors, stockholders, creditors and all other third parties, all Taxes and other deductions required to be withheld and have, within the time and in the manner required by law, paid such withheld amounts to the property governmental authorities, except where the failure to pay such Taxes would not have a Material Adverse Effect on Company.

       (iii) Except as set forth in Section 2.7 of the Company Schedule, neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

       (iv) Except as set forth in Section 2.7 of the Company Schedule, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination which could have a Material Adverse Effect on Company.

       (v) Except as set forth in Section 2.7 of the Company Schedule, no adjustment relating to any Returns filed by Company or any of its subsidiaries (and no claim by a Tax authority in a jurisdiction in which Company does not file Returns that Company may be subject to taxation by such jurisdiction) has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof which could have a Material Adverse Effect on Company.

       (vi) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the balance sheet of the Company dated December 31, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2000 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

       (vii) Neither Company nor any of its subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is Company or a subsidiary), (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding with a person other than the Company and its subsidiaries, (iii) is liable for the Taxes of any other person other than the Company and its subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (iv) is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

       (viii) Neither Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

       (ix) Neither Company nor any of its subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of
    Section 368(a) of the Code.

   2.8 Company Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

   "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and
(vii) all domain names.

   "Company Intellectual Property" shall mean any material Intellectual Property that is owned by Company or any of its subsidiaries.

     (a) To the knowledge of the Company, except as may be set forth on
  Schedule 2.8 of the Company Schedule, no Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, other than in the ordinary course of business, or which may affect the validity, use or enforceability of such Company Intellectual Property.

     (b) Except as may be set forth on Schedule 2.8 of the Company Schedule, Company and its subsidiaries own and have good and exclusive title to all Company Intellectual Property free and clear of any material liens or encumbrances (excluding non-exclusive licenses). Except as may be set forth on Schedule 2.8 of the Company Schedule, Company has licenses (sufficient for the conduct of its business as currently conducted) to all other material Intellectual Property used by Company.

     (c) [Intentionally left blank.]

     (d) To the knowledge of the Company, except as may be set forth on
  Schedule 2.8 of the Company Schedule, to the extent that any material Intellectual Property has been developed or created by a third party for Company or any of its subsidiaries, Company has obtained ownership of, and is the exclusive owner of, by operation of law or by valid assignment, to the fullest extent it is legally possible to do so, or has obtained a license (sufficient for the conduct of its business and the business of its subsidiaries) to all such third party's Intellectual Property in such work or material.

     (e) Except as may be set forth on Schedule 2.8 of the Company Schedule, neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party except to customers pursuant to written agreements in the ordinary course of business.

     (f) To the knowledge of Company, except as may be set forth on Schedule
  2.8 of the Company Schedule, the operation of the business of Company and its subsidiaries as such business currently is conducted has not and does not materially infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

     (g) Except as may be set forth on Schedule 2.8 of the Company Schedule, to the knowledge of the Company, neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

     (h) Except as may be set forth on Schedule 2.8 of the Company Schedule, to the knowledge of Company, no person has materially infringed or misappropriated or is materially infringing or misappropriating any Company Intellectual Property.

     (i) Company and each of its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company except where the failure to do so is not reasonably expected to be material to Company and its subsidiaries.

   2.9 Compliance; Permits; Restrictions.

     (a) Neither Company nor any of its subsidiaries is, in any respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected (except as noted on Section 2.10 of the Company Schedule), or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for such conflict, default or violation which would not reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, no investigation or review by any Governmental Entity which would reasonably be expected to materially impact the Company is pending or threatened against Company or its subsidiaries, nor has any Governmental Entity indicated in writing to Company or any subsidiary an intention to conduct the same. To the knowledge of Company, there is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

     (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Company (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

   2.10 Litigation. As of the date of this Agreement, except as set forth in
Section 2.10 of the Company Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending, and to Company's knowledge, no action, suit, proceeding, claim, arbitration or investigation against Company or any of its subsidiaries has been threatened, which, in either case, if decided adversely, would reasonably be expected to have a Material Adverse Effect on Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

   2.11 Brokers' and Finders' Fees. Except for fees payable to Salomon Smith Barney, Inc. pursuant to an engagement letter, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   2.12 Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12 (a)(i) below (which definition shall apply only to Sections 2.12 and 5.8 hereof), for purposes of this Agreement, the following terms shall have the meanings set forth below:

       (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
    (o) of the Code and the regulations issued thereunder;

       (ii) "COBRA" shall mean the Consolidated Omnibus Budget
    Reconciliation Act of 1985, as amended;

       (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

       (iv) "Company Employee Plan" shall mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

       (v) "DOL" shall mean the Department of Labor;

       (vi) "Employee" shall mean any current or former or retired employee, consultant or director of Company or any Affiliate;

       (vii) "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding relating to employment or compensation between Company or any Affiliate and any Employee;

       (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

       (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

       (x) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company or any Affiliate, whether informally or formally, or with respect to which Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

       (xi) "IRS" shall mean the Internal Revenue Service;

       (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

       (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Section 2.12(b) of the Company Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan, and each Employment Agreement applicable to an officer of the Company. Company has provided Parent with the form of employee non-disclosure, inventions, non-competition and non-solicitation agreement applicable to newly hired officers of the Company. Company does not have any plan or commitment to establish any new Company Employee Plan, International Employee Plan, or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, International Employee Plan, or Employment Agreement.

     (c) Documents. Company has provided to Parent correct and complete copies of: (i) all material documents embodying each Company Employee Plan, International Employee Plan, and each Employment Agreement applicable to an officer of Company including (without limitation) all amendments thereto and all related trust documents, group annuity contracts and group insurance contracts; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; and (vii) the three (3) most recent plan years discrimination tests for each Company Employee Plan.

     (d) Employee Plan Compliance. Except as set forth on Section 2.12(d),
  (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or material violation of, and has no knowledge of any default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan;
  (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan which could reasonably be expected to result in a material liability to Company or to any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plan. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Collectively Bargained, Multiemployer and Multiple Employer
  Plans. At no time has Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

     (h) Health Care Compliance. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction. Except as set forth on Section 2.12(i) of the Company Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

     (j) Employment Matters. Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any material Taxes or any material penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice or as properly accrued on the

  Company's financials). There are no material pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy.

     (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. To Company's knowledge, there have been no activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.12(k), there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.12(k), Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued or properly reflected on the Company's financials. Except as required by law, no condition exists that would prevent Company or Parent (after the Effective Time) from terminating or amending any International Employee Plan at any time for any reason without material liability to Company or its Affiliates (other than ordinary administration expenses or routine claims for benefits).

   2.13 [Intentionally left blank.]

   2.14 Environmental Matters.

     (a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a Material Adverse Effect to Company (in any individual case or in the aggregate), (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials ("Hazardous Materials") in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (b) Environmental Liabilities. Except as set forth in Section 2.14 of the Company Schedule, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Company's knowledge, threatened concerning any Company Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company or any of its subsidiaries any environmental liability.

   2.15 [Intentionally left blank.]

   2.16 Agreements, Contracts and Commitments. Except as set forth in Section
2.16 of the Company Schedule, neither Company nor any of its subsidiaries is a party to or is bound by:

     (a) any employment or consulting agreement, contract or commitment with any executive officer or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company;

     (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (c) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business;

     (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

     (e) any agreement, contract or commitment that directly or indirectly prevents Company or any of its subsidiaries from providing services to or performing work for competitors of any customer of Company or any other similar restriction imposed on Company by a customer.

     (f) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

     (g) any customer, dealer, distributor, marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to provide any product, technology or service and which may not be canceled without penalty upon notice of ninety
  (90) days or less, or any material agreement entered into outside the ordinary course pursuant to which Company or any of its subsidiaries have continuing material obligations to develop any Intellectual Property that may not be canceled without penalty upon notice of ninety (90) days or less;

     (h) any agreement, contract or commitment currently in force and entered into outside the ordinary course of business to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

     (i) [Intentionally left blank.]

     (j) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $2,000,000 individually;

     (k) any material settlement agreement entered into within two (2) years prior to the date of this Agreement;

     (l) any agreement entered into in the ordinary course of business providing for revenue to Company derived from North America of more than $3,000,000; or

     (m) any other agreement, contract or commitment that has a value of $5,000,000 or more individually other than in the ordinary course of business.

   Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

   2.17 Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the S-4 (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of Company in connection with the meeting of Company's stockholders to consider the adoption of this Agreement (the "Company Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

   2.18 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and in the best interests of, Company and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) adopted a resolution declaring the Merger Agreement advisable and (iv) determined to recommend that the stockholders of Company adopt this Agreement.

   2.19 State Takeover Statutes. The Board of Directors of Company has approved the Merger, this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement, the Company Voting Agreement and the transactions contemplated hereby and thereby. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Voting Agreement or the transactions contemplated hereby and thereby.

   2.20 Fairness Opinion. Company has received a written opinion from Salomon Smith Barney, Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

   2.21 Company Rights Agreement. Company, including its Board of Directors, has irrevocably taken all actions necessary to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and a copy of the amendment to such Rights Agreement effecting such change has been provided to Parent.

   2.22 Investment Company. Company is not subject to registration as an "investment company" under the Investment Company Act of 1940.

                                  ARTICLE III

            Representations and Warranties of Parent and Merger Sub

   Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure Schedule supplied by Parent to Company dated as of the date hereof (the "Parent Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent and Merger Sub contained in the Section of this Agreement corresponding by number to such disclosure and the other representations and warranties herein to the extent it is readily apparent on the face of such disclosure that such disclosure is applicable to such other representations or warranties, as follows:

   3.1 Organization of Parent.

     (a) Parent and each of its subsidiaries, including Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent.

     (b) Parent has delivered to Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and Parent's equity interest therein (to the extent such entity is not wholly owned).

     (c) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and similar governing instruments of each of its material subsidiaries, including Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

   3.2 Parent Capital Structure. The authorized capital stock of Parent consists of 600,000,000 shares of Common Stock, par value $0.10 per share, of which there were 317,653,609 shares issued and outstanding as of January 31, 2001 and 500,000 shares of Preferred Stock, par value $0.10 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $0.10 per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of January 31, 2001, 2001, Parent had reserved an aggregate of 94,627,729 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's 2000 Stock Plan, 2000 Nonqualified Stock Option Plan, the 1991 Stock Plan, Non-Employee Director Plan, the 1997 Stock Plan and the 1989 Stock Purchase Plan (the "Parent Stock Option Plans"), under which options are outstanding for 62,265,857 shares and under which 32,361,872 shares are available for grant as of January 31, 2001. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

   3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

   3.4 Authority.

     (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the equivalent organizational documents of any of its subsidiaries, including Merger Sub (ii) subject to compliance with the requirements set forth in
  Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries, including Merger Sub or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries, including Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries, including Merger Sub is a party or by which Parent or any of its subsidiaries, including Merger Sub or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Parent or Company or have a material adverse effect on the ability of the parties to consummate the Merger.

   3.5 SEC Filings; Parent Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent contained in the Parent SEC Reports as of October 31, 2000 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

   3.6 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect on Parent,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Parent's capital stock, (iii) any split, combination or reclassification of any of Parent's capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

   3.7 Compliance; Permits; Restrictions.

     (a) Neither Parent nor any of its subsidiaries is, in any respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for such conflict default or violation which would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its subsidiaries, nor has any Governmental Entity indicated in writing to Parent or any subsidiary an intention to conduct the same. To the knowledge of Parent, there is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

     (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

   3.8 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which reasonably would be likely to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

   3.9 Environmental Matters.

   (a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a Material Adverse Effect to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

   (b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened concerning any Parent Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any environmental litigation or impose upon Parent or any of its subsidiaries any environmental liability.

   3.10 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Parent and its respective subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees which controversies have had, or would reasonably be expected to have a Material Adverse Effect on Parent; (ii) as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

   3.11 Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Company's stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

   3.12 Board Approval. The Boards of Directors of Parent and Merger Sub have, as of the date of this Agreement, (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent or Merger Sub, as the case may be, and fair to, and in the best interests of, Parent or Merger Sub, as the case may be, and (ii) duly approved the Merger, this Agreement and the other transactions contemplated hereby and (iii) adopted a resolution declaring the Merger Agreement advisable and approving the Share Issuance (in the case of Parent).

   3.13 Parent Intellectual Property. To the knowledge of Parent, the operation of the business of Parent and its subsidiaries as such business currently is conducted does not materially infringe or misappropriate the Intellectual Property of any third party where such infringement would have a Material Adverse Effect on Parent.

   3.14 Taxes. Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company, and such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Parent and each of its subsidiaries have timely paid all Taxes shown to be due on such Returns. Neither Parent nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries. Neither Parent nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since October 31, 2000 in connection with the operation of the business of Parent and its subsidiaries in the ordinary course. Neither Parent nor any of its subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV

                Conduct of Business Prior to the Effective Time

   4.1 Conduct of Business by Company.

     (a) Except as set forth on Schedule 4.1(a), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, carry on its business in the ordinary course substantially consistent with past practice and in substantial compliance with all applicable laws and regulations, and use its commercially reasonable efforts substantially consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present executive officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has material business dealings.

     (b) In addition, without the prior written consent of Parent, which shall not be unreasonably withheld, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not, except as set forth on Schedule 4.1(a), do any of the following and shall not permit its subsidiaries to do any of the following:

       (i) Except as required by law or pursuant to the terms of a Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

       (ii) Grant any severance or termination pay to any officer or a higher level employee except pursuant to written agreements outstanding, or policies or practices existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

       (iii) Other than in the ordinary course of business substantially consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights;

       (iv) Except as described in Schedule 4.1(b)(iv) hereto (x) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or (y) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

       (v) Except as described in Schedule 4.1(b)(v) hereto, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course consistent with past practice by Company with employees hired after the date hereof);

       (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing, with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (A) shares of Company Common Stock pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement and (B) shares of Company Common Stock in accordance with the Earn-Out Agreement, and (y) the granting of stock options in the ordinary course of business in such amounts and in all other respects substantially consistent with past practices.

       (vii) Cause, permit or submit to a vote of Company's stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

       (viii) Acquire, or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures or strategic partnerships except, in each instance, any such acquisition which is (x) in the ordinary course of business of Company or its subsidiaries or (y) not material to Company and its subsidiaries taken as a whole;

       (ix) Sell, lease, license, encumber or otherwise dispose of any assets (including capital stock of subsidiaries) which are material, individually or in the aggregate, to Company, except (i) internal reorganizations or consolidations involving existing subsidiaries, (ii) other dispositions of assets if the fair market value of such assets does not exceed in the aggregate $1,000,000 and (iii) in the ordinary course of business;

       (x) Incur any indebtedness for borrowed money in excess of $1,000,000, or guarantee any such indebtedness of another person (other than indebtedness of owned subsidiaries), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice or enter into any transaction involving more than $500,000 in capital expenditures, other than ordinary capital expenditures;

       (xi) Adopt or amend any Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"); pay any special bonus or special remuneration to any director or employee; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, in the ordinary course of business or as may be required by law;

       (xii) (A) pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business substantially consistent with past practice or payment or satisfaction of liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements or disclosed in Section 2.9 or 2.10 of the Company Schedule in accordance with their terms, provided, that the settlement of any material litigation shall require the written consent of Parent, or (B) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any material agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

       (xiii) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract disclosed in Section 2.16 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder;

       (xiv) Except as required by GAAP, revalue any of its material assets or make any change in accounting methods, principles or practices;

       (xv) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not, otherwise permitted by the provisions of this Article IV;

       (xvi) Make any Tax election or accounting method change (except as required by GAAP or applicable Tax law) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to affect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes that is reasonably likely to have a Material Adverse Effect on Company;

       (xvii) Redeem the Rights Plan or amend, modify (other than to delay any "distribution date" therein until immediately prior to the expiration of a tender or exchange offer) or terminate the Rights Plan prior to the Effective Time unless required to do so by a court of competent jurisdiction; or

       (xviii) Agree in writing or otherwise to take any of the actions described in paragraphs (i) through (xvii) above.

   4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not, except to the extent that Company shall otherwise consent in writing:

     (a) Declare, set aside or pay any extraordinary non-stock dividend or distribution;

     (b) Cause, permit or submit to a vote of Parent's stockholders any amendments to the Parent Certificate of Incorporation or bylaws or permit Merger Sub to amend its Certificate of Incorporation or bylaws, except as specifically contemplated in Article I hereof, which amendments would adversely affect the rights of Parent Common Stock;

     (c) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not, otherwise permitted by the provisions of this Article IV;

     (d) Agree in writing or otherwise to take any of the actions described in paragraphs (a) through (c) above.

                                   ARTICLE V

                             Additional Agreements

   5.1 Proxy Statement/Prospectus; S-4; Other Filings; Board Recommendations.

     (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and Parent shall file with the SEC the S-4, which shall include a document or documents that will constitute
  (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Proxy Statement/Prospectus. Each of the parties hereto shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party as advised by its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to reasonably cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. As promptly as practicable after the effective date of the S-4, the Proxy Statement/Prospectus shall be mailed to the stockholders of Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus to comply in all material respects as to form and substance with respect to such party with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of the Nasdaq. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction in the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided that Parent shall not be required to consent to the service of process in any jurisdiction in which it is not so subject. Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials of the receipt of notice that the S-4 has become effective, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or any Other Filing or for additional information and, except as may be prohibited by any Governmental Entity or by any law applicable to such party, will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.2(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

     (b) The Proxy Statement/Prospectus shall (i) solicit the approval of this Agreement and the Merger and include the recommendation of the Board of Directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation pursuant to Section 5.2(c) of this Agreement, and (ii) include the opinion of Salomon Smith Barney, Inc. referred to in Section 2.20; provided, however, that the Board of Directors of Company shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation.

     (c) Each of Parent and Company shall promptly inform the other of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing and each of Parent and Company shall amend or supplement the Proxy Statement/Prospectus to the extent required by law to do so. No amendment or supplement to the Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed.

   5.2 Stockholder Meetings.

     (a) Company shall call and hold the Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger, pursuant to the Proxy Statement/Prospectus. Nothing herein shall prevent Company from adjourning or postponing the Company Stockholders' Meeting if there are insufficient shares of Company Common Stock necessary to conduct business at its meeting of the stockholders. Unless Company's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement/Prospectus. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or any change in the Board of Directors recommendation regarding the Merger.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting;
  (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

     (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if the Board of Directors of Company reasonably concludes in good faith, after consultation with its outside counsel, that the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with its fiduciary obligations under applicable law. Nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

   5.3 Confidentiality; Access to Information.

     (a) Confidentiality Agreement. The parties acknowledge that Company and Parent have previously executed Confidentiality Agreements, each dated as of March 1, 2001 (the "Confidentiality Agreements"), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.

     (b) Access to Information. Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as the other may reasonably request. No information or knowledge obtained by Company or Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, this
  Section 5.4(a) shall not prohibit Company from (A) furnishing information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this
  Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (3) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of Company, and (4) contemporaneously with furnishing such information to any such person or group, Company furnishes such information to Parent (to the extent such information has not been previously furnished by Company to Parent) (B) approving, endorsing or recommending any Superior Offer in the event that (i) a Superior Offer (as defined below) is made to Company and not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in this Section 5.4 with respect to such Superior Offer, and
  (iii) the Board of Directors of Company reasonably concludes in good faith, after consultation with its outside counsel, that the failure, in light of such Superior Offer, to withhold, withdraw, amend or modify such recommendation would be inconsistent with its fiduciary obligations under applicable law or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.4 shall have occurred. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a violation of this
  Section 5.4 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer together with the material terms of such Superior Offer (including the identity of the offeror) and (ii) provide Parent with at least three
  (3) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Offer.

   For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of all or substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 51% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on advice of its outside financial advisor) to be more favorable to Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the good faith judgment of Company's Board of Directors (after consultation with its outside financial advisor) to be obtained by such third party on a timely basis.

   For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of Company; or (C) any liquidation or dissolution of Company.

     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for nonpublic information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to, or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

   5.5 Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.6 Commercially Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities;
  (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and
  (viii) to cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code. In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

     (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby and necessary to enable the business of Company or Parent, as the case may be, to be operated following the Closing in substantially the same matter as currently conducted.

   5.8 [Intentionally left blank.]

   5.9 Stock Options; Employee Benefits.

     (a) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether or not vested, shall be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Stock Options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Stock Options and use its best efforts to ensure, to the extent required by and subject to the provisions of, the Company Option Plans, and to the extent permitted under the Code, that any Company Stock Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Stock Options on the terms set forth in this Section 5.8(a). As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Stock Option a document evidencing the foregoing assumption of such Company Stock Option by Parent.

     (b) [Intentionally left blank.]

     (c) [Intentionally left blank.]

     (d) Comparability of Employee Benefits. Following the Effective Time and for one year thereafter, Parent shall provide continuing employees of Company and its Affiliates (the "Continuing Employees") with: (a) substantially similar compensation, employee benefits, and terms and conditions of employment, in the aggregate, as Parent provides to similarly-situated employees of Parent; or (b) compensation, employee benefits, and terms and conditions of employment that are substantially-similar in the aggregate, to those of Company as in effect immediately prior to Closing; or (c) a combination of clauses (a) and (b); provided that compensation, employee benefits, and terms and conditions of employment, in the aggregate, are substantially-similar to those in effect for Continuing Employees immediately prior to Closing. Each Continuing Employee shall--following the Closing Date, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like with reasonable efforts of the Parent--receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company and its Affiliates or its subsidiaries prior to the Closing Date. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit.

     (e) Earn-Out Rights. At the Effective Time, each right to acquire shares of Company Common Stock under the Earn-Out Agreement (the "Earn-Out Rights") shall become a right to acquire shares of Parent Common Stock pursuant to the formula set forth in Section 4.4 of the Earn-Out Agreement, and for purposes of such calculation, the term "Share" shall mean Parent Common Stock. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Earn-Out Rights on the terms set forth in this Section 5.8(d).

   5.10 Form S-8. As soon as practicable after the Effective Time but, in no event, later than five (5) business days following the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form), or another appropriate form with respect to the shares of Parent Common Stock subject to Company Stock Options and restricted stock and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options and restricted stock remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Option Plans assumed pursuant to this Agreement in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act.

   5.11 Indemnification.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between Company and its directors or officers in effect immediately prior to the Effective Time (the "Indemnified Parties") and
  (ii) any indemnification provision under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of Company, unless such modification is required by law.

     (b) For a period of six (6) years following the Effective Time, Parent shall maintain in effect a policy of directors' and officers' insurance covering those persons who are currently covered by Company's directors' and officers' insurance policy in effect as of the date hereof for actions or omissions occurring on or prior to the Effective Time, which insurance policy shall contain terms and conditions (including, without limitation, coverage amounts) that are substantially the same as the terms and conditions of Company's directors' and officers' insurance policy in effect as of the date hereof; provided, however, that notwithstanding the foregoing, Parent shall not be required to pay an annual premium on such insurance policy that is greater than one hundred fifty percent (150%) of the annual premium payable under the Company's directors' and officers' insurance policy in effect as of the date hereof; and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a "tail" policy under Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are substantially the same as the terms and conditions of Company's directors' and officers' insurance policy in effect as of the date hereof. The provisions of this Section are intended to be in addition to the rights otherwise available to the officers or directors of Company by law, charter, statute, bylaw or agreement and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, therein, their heirs and their representatives.

     (c) In the event Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will either guarantee or otherwise remain liable for the indemnification obligations referred to in this Section 5.10 or will make or cause to be made proper provision so that the successors and assigns of Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

     (d) The provisions of this Section 5.10 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and
  (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

   5.12 Affiliate Agreements.

     (a) Set forth in Section 5.12(a) of the Company Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, on or as promptly as practicable following the date hereof, from each Company Affiliate that has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

   5.13 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall each use all reasonable efforts to obtain early termination of any waiting period under HSR and Company and Parent shall each promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

   5.14 Action by Board of Directors. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that (i) the assumption of Company Stock Options by Company Insiders (as defined below) pursuant to this Agreement, and (ii) the receipt by Company Insiders of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger, shall in each case be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a "Company Insider").

   5.15 Nasdaq Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable under Section 1.6, the Company Option Plans and the Earn-Out Agreement to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

                                   ARTICLE VI

                            Conditions To The Merger

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Company:


     (a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law by the stockholders of Company.

     (b) S-4 Effective; Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

     (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     (d) Tax Opinions. Each of Company and Parent shall have received a written opinion from its respective tax counsel, in form and substance reasonably satisfactory to Company or Parent, as the case may be, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   6.2 Additional Conditions to Obligations of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

     (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and
  (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date except, with respect to clause (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualification as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     (c) Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of Company as contemplated by Section 1.6 hereof, the Company Options and the Earn-Out Agreement shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     (d) Election of Director Nominees. The Board of Directors of Parent shall have taken appropriate action to cause the number of directors comprising the full Board of Directors of Parent to be increased by two persons, from eight to 10, and two members of the Board of Directors of Company, designated by Company (the "Company Designees"), shall be appointed to fill the newly created vacancies on the Board of Directors of Parent, effective upon the Effective Time, and shall serve as directors of Parent until their successors, if any, are duly elected and qualified or until their earlier death, resignation or removal.

     (e) Employment Agreement. Parent shall have offered Jack L. Messman the positions of President and Chief Executive Officer of Parent effective on the Effective Time on terms substantially similar to those of Mr. Messman's current employment agreement with the Company.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, with respect to clause (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualification as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

     (b) Agreements and Covenants. Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by an authorized officer of Company.

     (c) Offer of Position of Chief Executive Officer to Jack L.
  Messman. Jack L. Messman shall have accepted and not withdrawn his acceptance of the positions of President and Chief Executive Officer of Parent to be effective upon the Effective Time.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company and Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

     (b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2001 (such date, or such other date that may be agreed by mutual written consent, being the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

     (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

     (d) by either Company or Parent if either: (i) the Company Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of Company shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company or Parent where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company or Parent, respectively, and such action or failure to act constitutes a breach by Company or Parent, respectively, of this Agreement;

     (e) by Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured during such thirty-day period);

     (f) by Parent, upon a breach of any covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided that Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Company is cured during such thirty-day period);

     (g) by Parent if a Triggering Event (as defined below) shall have occurred.

   For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to Parent its recommendation in favor of the adoption of this Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption of this Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption of this Agreement within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have breached any of the provisions of Section 5.4 of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon (or if the termination is pursuant to Section 7.1(e) or 7.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2,
Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in connection with the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and any fees required to be paid under the HSR Act.

     (b) Company Payments.

       (i) Company shall pay to Parent in immediately available funds, within two (2) business days after demand by Parent, an amount equal to seven million three hundred thousand dollars ($7,300,000) (the "Termination Fee") if this Agreement is terminated by Parent pursuant to Section 7.1(g).

       (ii) If (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Sections 7.1(b) or (d)(i), (B) prior to such termination a third party shall have delivered an Acquisition Proposal and (C) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into an agreement or letter of intent providing for a Company Acquisition, then Company shall pay Parent in immediately available funds at or prior to consummating such Company Acquisition an amount equal to the Termination Fee.

       (iii) Company acknowledges that the agreements contained in this
    Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this
    Section 7.3(b) at the prime rate of The Chase Manhattan Bank (or any successor thereto) in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 60% of the aggregate fair market value of Company's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of Company.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

   7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               General Provisions

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered pursuant to Article VI shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

   8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or overnight courier (delivery confirmed), to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a) if to Parent or Merger Sub, to:

       Novell, Inc.
       1800 Novell Place
       ORM-M-301
       Provo, UT 84606
       Attention: Josephine T. Parry, General Counsel
       Telecopy No.: (801)222-5677

       with a copy to:

       Wilson Sonsini Goodrich & Rosati
       Professional Corporation
       650 Page Mill Road
       Palo Alto, CA 94304
       Attention: John L. Donahue, Esq.
                  Steve L. Camahort, Esq.
       Telecopy No.: (650) 493-9300

      (b) if to Company, to:

       Cambridge Technology Partners (Massachusetts), Inc.
       Eight Cambridge Center
       Cambridge, Massachusetts 02142
       Attention: Joseph LaSala, Esq., General Counsel
       Telecopy No.: (617)551-5101
       with a copy to:

       Morgan Lewis & Bockius LLP
       101 Park Avenue
       New York, NY 10178
       Attention: Howard L. Shecter, Esq.
       Telecopy No.: (212) 309-7044

   8.3 Interpretation.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect, individually or when aggregated with other changes, events, circumstances or effects, that is materially adverse to the business, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however that (i) no change, event, circumstance or effect directly attributable to (A) changes in general economic conditions or changes affecting the information technology industry generally or (B) the loss of current or prospective customers or other adverse event that such entity successfully bears the burden of proving arose from such entity entering into this Agreement shall constitute a Material Adverse Effect and (ii) in no event shall a decrease in the trading price of such entity's common stock in and of itself constitute a Material Adverse Effect.

     (d) For purposes of this Agreement, an "agreement," "arrangement," "contract," "commitment" or "plan" shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

     (e) For purposes of this Agreement, the term "knowledge of the Company" shall mean the knowledge of the Company's officers, directors and key employees, assuming that such persons have made due and diligent inquiry of the matters represented.

     (f) For purposes of this Agreement, a "subsidiary" of any person means another person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first person.

     (g) For purposes of this Agreement, a "business day" means any day on which banks are not required or authorized to close in the City of New York.

   8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood, however, that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except with respect to the Indemnified Parties under Section 5.10, are not intended to confer upon any other person any rights or remedies hereunder.

   8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          Novell, Inc.

                                                     /s/ Eric Schmidt
                                          By: _________________________________

                                                       Eric Schmidt
                                          Name: _______________________________

                                                  Chief Executive Officer
                                          Title: ______________________________

                                          Ceres Neptune Acquisition Corp.

                                                     /s/ Eric Schmidt
                                          By: _________________________________

                                                       Eric Schmidt
                                          Name: _______________________________

                                                  Chief Executive Officer
                                          Title: ______________________________

                                          Cambridge Technology Partners
                                          (Massachusetts), Inc.

                                                    /s/ Jack L. Messman
                                          By: _________________________________

                                                      Jack L. Messman
                                          Name: _______________________________

                                               President and Chief Executive
                                                          Officer
                                          Title: ______________________________

                       **** REORGANIZATION AGREEMENT ****

                                                                       EXHIBIT A

                            FORM OF VOTING AGREEMENT

   THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of
       , among NOVELL, INC., a Delaware corporation ("Parent"), and the undersigned stockholder (the "Stockholder") of CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC., a Delaware corporation ("Company").

                                    Recitals

   A. The Company, Merger Sub (as defined below) and Parent have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), which provides for the merger (the "Merger") of Ceres Neptune Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), with and into the Company. Pursuant to the Merger, all outstanding capital stock of the Company shall be converted into common stock of Parent, as set forth in the Reorganization Agreement;

   B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company and shares subject to outstanding options as is indicated on the signature page of this Agreement; and

   C. In consideration of the execution of the Reorganization Agreement by Parent, Stockholder (in his or her or its capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of the Company over which Stockholder has voting power so as to facilitate consummation of the Merger.

   NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

   1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Reorganization Agreement. For purposes of this
Agreement:

     (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been terminated pursuant to Article VII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

     (b) "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

     (c) "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date.

     (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

   2. Transfer of Shares.

     (a) Transferee of Shares to be Bound by this Agreement. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be transferred shall have: (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request); and (ii) agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement.

     (b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

   3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

     (a) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

     (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

     (c) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Reorganization Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

     (d) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

   4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

   5. Representations and Warranties of the Stockholder. Stockholder (i) is the beneficial owner of the shares of Company Common Stock and the options to purchase shares of Company Common Stock indicated on the signature page of this Agreement, which are free and clear of any liens, adverse claims, charges or other encumbrances (except any such encumbrances arising under securities laws); (ii) does not beneficially own any securities of the Company other than the shares of Company Common Stock and options to purchase shares of Company Common Stock indicated on the signature page of this Agreement; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

   6. Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

   7. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

     (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to Parent:

       Novell, Inc.
       2211 North First Street
       San Jose, CA 95131
       Attention: Bill Smith, Director--Corporate Development
       Telecopy No.: (408) 967-5055

       with a copy to:

       Wilson Sonsini Goodrich & Rosati, Professional Corporation
       650 Page Mill Road
       Palo Alto, CA 94304-1050
       Attention: John Donahue, Esq.
       Telecopy No.: (650) 493-9300

   If to Stockholder: To the address for notice set forth on the signature page hereof.

     (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

     (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (j) No Obligation to Exercise Options. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire shares of Company Common Stock.

         [The remainder of this page has been intentionally left blank]

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Novell, Inc.                              Stockholder


By: _________________________________     By: _________________________________
   Signature of Authorized Signatory                    Signature


Name: _______________________________     Name: _______________________________


Title: ______________________________     Print Address: ______________________

                                          _____________________________________
                                          Telephone

                                          _____________________________________
                                          Facsimile No.

                                          Share beneficially owned:

                                          ______ shares of Company Common Stock

                                          ______ shares of Company Common Stock
                                          issuable upon exercise of
                                          outstanding options, warrants and
                                          other rights

                  [Signature Page to Company Voting Agreement]

                               IRREVOCABLE PROXY

   The undersigned stockholder (the "Stockholder") of Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Novell, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date.

   This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement"), among Parent, Ceres Neptune Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company. The Reorganization Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to Article VII thereof or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Reorganization Agreement.

   The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of the Company and in every written consent in lieu of such meeting:

     (i) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance thereof;

     (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

     (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Reorganization Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement, and

     (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

   The attorneys and proxies named above may not exercise this Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

   Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

   This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: ______________________________

                                          Signature of Stockholder: ___________

                                          Print Name of Stockholder: __________

                     [Signature Page to Irrevocable Proxy]

                                                                       EXHIBIT B

                      FORM OF COMPANY AFFILIATE AGREEMENT

   THIS COMPANY AFFILIATE AGREEMENT (this "Agreement") is made and entered into as of March [ ], 2001, between Neptune, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Affiliate") of Ceres, Inc., a Delaware corporation ("Company"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement (as defined below).

                                    Recitals

   A. The Company, Parent and Merger Sub (as defined below), have entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of Ceres Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), with and into the Company. Pursuant to the Merger, all issued and outstanding common stock, par value $.01 per share, of the Company (the "Company Common Stock"), as of the Effective Time (as defined in the Reorganization Agreement) will be converted into common stock, par value $.10 per share, of Parent ("Parent Common Stock") upon the terms and conditions set forth in the Reorganization Agreement;

   B. The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Reorganization Agreement; and

   C. Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of Parent after the Merger as such term is defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission (the "Commission").

   NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

   1. Acknowledgments by Affiliate. The Affiliate understands and hereby acknowledges that the representations, warranties and covenants by the Affiliate set forth herein shall be relied upon by Parent, the Company and their respective legal counsel, and that substantial losses and damages may be incurred by such persons if the representations and warranties of the Affiliate contained herein are inaccurate or if the convenants of the Affiliate contained herein are breached. Affiliate has carefully read this Agreement and the Reorganization Agreement and has had the opportunity to discuss the requirements of this Agreement with Affiliate's professional advisors, who Affiliate believes are qualified to advise Affiliate with regard to such matters.

   2. Beneficial Ownership of Company Common Stock. The Affiliate is the sole beneficial owner of the number of shares of Company Common Stock and options, warrants and rights to purchase Company Common Stock set forth next to its name on the signature page hereto (the "Affiliate Securities"). The Affiliate has the sole right to transfer such Affiliate Securities. The Affiliate Securities constitute all Securities of Company owned, beneficially or of record, by the Affiliate. The Affiliate has not engaged in any sale or other transfer of the Affiliate Securities in contemplation of the Merger. All shares of Company Common Stock and "Parent Common Stock" acquired by Affiliate subsequent to the date hereof (including shares of Parent Common Stock acquired in the Merger) shall be subject to the provisions of this Agreement, to the extent such provisions are then still applicable, as if held by Affiliate as of the date hereof.

   3. Compliance with Rule 145 and the Securities Act.

     (a) Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 filed with the Commission in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act

  ("Rule 145"), and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless
  (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act or (iv) an authorized representative of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated (the "No Action Correspondence").

     (b) Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate in the Merger and there shall be placed on the certificates representing such Parent Common Stock, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d), OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
    (C) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall instruct its transfer agent to remove such legend, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), (ii) the No Action Correspondence, or (iii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

   4. Termination. This Agreement shall be terminated and shall be of no further force and effect in the event of the termination of the Reorganization Agreement pursuant to Article VII of the Reorganization Agreement.

   5. Miscellaneous.

     (a) Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and the Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and the Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

     (e) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (f) Entire Agreement. This Agreement sets forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and supersedes all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof.

     (g) Attorneys' Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     (h) Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

     (i) Third Party Reliance. Counsel to Parent and the Company shall be entitled to rely upon this Affiliate Agreement.

     (j) Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

     (k) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

   If to Parent:

       Neptune, Inc.

       Attention:
       Telecopy No.:

       with a copy to:

       Wilson Sonsini Goodrich & Rosati Professional Corporation
       650 Page Mill Road
       Palo Alto, California 94304-1050
       Attention: John Donahue, Esq.
       Telecopy No.: (650) 493-6811

   If to Affiliate: To the address for notice set forth on the signature page hereof.

     (l) Counterparts. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Neptune, Inc.                             Affiliate


By: _________________________________     By: _________________________________


Name: _______________________________     Affiliate's Address for Notice:


Title: ______________________________     _____________________________________

                                          _____________________________________

                                          _____________________________________

                                          Shares beneficially owned:

                                          ______ shares of Company Common Stock

                                          ______ shares of Company Common Stock
                                          issuable upon exercise of
                                          outstanding options, warrants and
                                          other rights

                                          _______ shares of Parent Common Stock

                [Signature Page to Company Affiliate Agreement]

   This AMENDMENT NO. 1, dated as of May 24, 2001 (this "Amendment"), to AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 12, 2001 (the "Agreement"), by and among Novell, Inc., a Delaware corporation ("Parent"), Ceres Neptune Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation ("Company").

                                Witnesseth

   WHEREAS, Parent, Merger Sub and the Company each desire to amend the Agreement as provided herein.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

   1. Section 1.6(c) of the Agreement is hereby amended to read in full as set forth below:

     "(c) Stock Options; Earn-Out Right. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1998 Stock Option Plan, 1997 Stock Option Plan, 1991 Stock Option Plan, 1995 Non-employee Director Stock Option Plan, Axiom Stock Option Plan,
  IOS Gruppen Stock Plan and SCG Option Plan (collectively, the "Company Option Plans"), whether vested or unvested, and the Company Option Plans themselves, shall be cancelled. At the Effective Time, all obligations to deliver shares of Company Common Stock (the "Earn-Out Agreement") under the Agreement for the Purchase of the Business and Assets of OSIX Pty Ltd., dated November 3, 2000, among the Company, Cambridge Technology Partners Pty Ltd., the Warrantors and OSIX Pty Ltd., shall be assumed by Parent in accordance with Section 5.9(e) hereof."

   2. Section 5.9(a) of the Agreement is hereby amended to read in full as set forth below:

     "(a) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Stock Option") under the Company Option Plans, whether or not vested, shall be cancelled. Parent shall grant options and restricted stock to Company employees as set forth below:

       (i) Nonexecutives. Effective on: (A) if Closing occurs on or prior to the 12th day of a month, the 12th day of that month, or (B) if Closing occurs after the 12th day of a month, the 12th day of the immediately following month (in either case, the "Grant Date"), Parent shall grant to each Company Nonexecutive (as defined below) a nonqualified stock option to purchase Parent Common Stock under the Parent Stock Option Plans in an amount equal to the Option Amount (as defined below) (the "Nonexecutive Options"). For purposes of this Agreement, "Company Nonexecutive" means a non-executive who (a) is employed by the Company immediately prior to Closing; (b) has his or her options to acquire Company Common Stock cancelled in connection with the Merger and (c) as of the Grant Date, has not voluntarily terminated his or her employment with the Company or Parent and has not been terminated for cause by the Company or Parent; provided, however, that the Grant Date with respect to any Company Nonexecutive whose employment has been terminated by the Company or Parent without cause shall be the last day of his or her employment to the extent necessary to comply with applicable law or the terms of the Parent Stock Option Plans, but solely for purposes of determining the Grant Date for Nonexecutive Options. The Nonexecutive Options shall: (A) not be exercisable for a period of six months from the Grant Date, except as provided in (B), (B) be immediately vested with respect to 25% of the shares on the Grant Date, provided, however, that (1) if a Company Nonexecutive voluntarily terminates his or her employment with the Company or Parent within six months of the Grant Date or is terminated for cause by the Company or Parent within six months of the Grant Date, then such Company Nonexecutive's Nonexecutive Options shall be cancelled in full, or (2) if a Company Nonexecutive's employment with the Company or Parent terminates for any reason other than that provided in (1), the Company Nonexecutive shall be eligible to exercise the vested portion of his or her Nonexecutive Options as provided under his or her option agreement,
    (C) have the remaining portion of the Nonexecutive Options vest over the three year period beginning on the Grant Date in equal amounts after every three month period subsequent to the Grant Date, (D) have a term of ten years from the Grant Date, (E) be exercisable at a per share price equal to the fair market value of a share of Parent Common Stock on the Grant Date, and (F) contain additional terms and conditions as set forth in Parent's standard option agreement for grants under the Parent Stock Option Plans. For purposes of this
    Section 5.9(a)(i), the "Option Amount" for each Company Nonexecutive shall be the greater of the following: (A) the product of (y) one-half of the number of shares of Company Common Stock such Company Nonexecutive had the option to purchase immediately prior to the cancellation of such options in connection with the Merger, and (z) the Exchange Ratio (with fractional shares rounded up); or (B) the shares of Parent Common Stock subject to options granted by Parent to a similarly situated nonexecutive Parent employee.

       (ii) Executives.

         (A) Stock Options For Executives Who Waive Change-In-Control Agreements. Effective on the Grant Date, Parent shall grant to each Company Executive (as defined below) a nonqualified stock option to purchase Parent Common Stock under the Parent Stock Option Plans in the amounts set forth opposite his name on Section 5.9(a) of the Company Schedule (the "Executive Options"). For purposes of this Agreement, "Company Executive" shall mean an employee who (a) is employed by the Company as an executive immediately prior to Closing; (b) waives his rights under his severance agreement with the Company; (c) is listed on Schedule 5.9(a) of the Company Schedule; and (d) as of the Grant Date, has not voluntarily terminated his or her employment with the Company or Parent and has not been terminated for cause by the Company or Parent; provided, however, that the Grant Date with respect to any Company Executive whose employment has been terminated by the Company, without cause or in such a manner as to constitute an involuntary termination under Parent's Senior Management Severance Plan, shall be the last day of his or her employment to the extent necessary to comply with applicable law or the terms of the Parent Stock Option Plans, but solely for purposes of determining the Grant Date for Executive Options and the Executive Restricted Stock Grant (as defined below). The Executive Options shall: (1) not be exercisable for a period of six months from the Grant Date, except as provided in (2), (2) be immediately vested with respect to 25% of the shares on the Grant Date, provided, however, that, subject to the terms and provisions of Parent's Senior Management Severance Plan, (x) if a Company Executive voluntarily terminates his employment with the Company or Parent within six months of the Grant Date or is terminated for cause by the Company or Parent within six months of the Grant Date, then such Company Executive's Executive Option shall be cancelled in full, or (y) if a Company Executive's employment with the Company or Parent terminates for any reason other than that provided in (x), the Company Executive shall be eligible to exercise the vested portion of his Executive Options as provided under his option agreement, (3) have the remaining portion of the option of the Executive Options vest over the three year period beginning on the Grant Date in equal amounts after every three month period subsequent to the Grant Date, (4) have a term of ten years from the Grant Date, (5) be exercisable at a per share price equal to the fair market value of a share of Parent Common Stock on the Grant Date, and (6) contain additional terms and conditions as set forth in Parent's standard option agreement for grants under the Parent Stock Option Plans.

         (B) Restricted Stock Grants to Executives. Effective on the Grant Date (as such term is modified by Section 5.9(a)(ii)(A)(d)), Parent shall issue and sell to each Company Executive restricted shares of Parent Common Stock under the Parent Stock Option Plans in the amounts opposite his name on Section 5.9(a) of the Company Schedule (the "Executive Restricted

      Stock Grant"). The Executive Restricted Stock Grant shall: (1) become vested with respect to 40% of the shares on the first anniversary of the Grant Date, and the remaining portion of the Executive Restricted Stock Grant shall become vested in equal installments on the next two anniversaries of the Grant Date, (2) have a purchase price $0.10 per share, and (3) contain such other terms and conditions of the Executive Restricted Stock Grant as set forth in Parent's standard restricted stock grant agreement for grants under the Parent Stock Option Plans.

         (C) Senior Management Severance Plan. At the Effective Time, each Company Executive shall become a participant in Novell's Senior Management Severance Plan and shall remain a participant in such Plan (or a successor plan of comparable intent) during his or her period of employment so long as similarly situated Novell senior executives participate in such Plan (or a successor plan of comparable intent).

         (D) Stock Options for Other Company Executives. Parent shall grant to each Company executive who: (1) is not listed on Schedule 5.9(a) of the Company Schedule, (2) does not waive his rights under his severance agreement with the Company, and (3) is designated by Parent's Chief Executive Officer on or after Closing to receive such grant (the "Non-Waiving Company Executives"), a nonqualified stock option to purchase Parent Common Stock under the Parent Stock Option Plans, on the earlier of: (a) such individual's last day of employment with the Company or Parent that occurs after the Closing; or (b) the Grant Date, in an amount that is equal to the product of:
      (x) the number of shares of Company Common Stock that such executive had the option to purchase immediately prior to the cancellation of such options prior to Closing, whether vested or unvested, and (y) the Exchange Ratio, rounded up to the nearest whole number of shares of Parent Common Stock (the "Non-Waiving Company Executive Options"). The per share exercise price under the Non-Waiving Company Executive Options will be equal to the quotient of: (1) the exercise price per share under the Company Stock Options held by such Non-Waiving Company Executive prior to Closing and (2) the Exchange Ratio, rounded up to the nearest whole cent. The Non-Waiving Company Executive Options shall: (1) be fully vested and immediately exercisable with respect to all shares subject to the option, (2) have the exercisability term as set forth in the Non-Waiving Company Executive's severance agreement with the Company, and (3) be subject to all other terms and conditions set forth in Parent's standard option agreement for grants under the Parent Stock Option Plans.

       (iii) Company Directors. Effective immediately after Closing, Parent shall grant to each member of the Board of Directors of Company who assumes initial membership as of Closing on the Board of Directors of Parent and is listed on Section 5.9(a) of the Company Schedule (the "Company Directors"), a nonqualified stock option to purchase 30,000 shares of Parent Common Stock pursuant to section 5(ii) of the Parent Stock Option Plan for Non-Employee Directors, which provides for the automatic grant of stock options to purchase Parent Common Stock to each person that becomes an outside director on the Board of Directors of Parent. The foregoing options shall have an exercise price and terms as set forth in the Parent Stock Option Plan for Non-Employee Directors, and for purposes of this Agreement, such options shall be referred to as the "Company Director Options." "

   3. Section 5.10 of the Agreement is hereby amended to read in full as set forth below:

   "5.10 Form S-8. As soon as practicable after the Effective Time but in no event later than Grant Date, Parent shall have on file a registration statement on Form S-8 (or any successor form or other appropriate form) covering the shares of Parent Common Stock issuable under the Nonexecutive Options, Executive Options, Executive Restricted Stock Grants, Non-Waiving Company Executive Options, and the Company Director Options, and shall use reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the foregoing equity grants remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall ensure that the Parent Stock Option Plans for which the grants are provided in Section 5.9(a) are administered in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act."

   4. The Company Schedule is hereby amended by adding the following new
Section 5.9(a):

                              "Section 5.9(a)

          Executive Options and Executive Restricted Stock Grants

                                                                      Restricted
                                                              Options   Stock
                                                              ------- ----------
   Gerard Van Kemmel, EVP.................................... 400,000  125,000
   Herbert C. Moore, Jr., EVP................................ 200,000   50,000
   Ralph T. Linsalata, EVP................................... 200,000   60,000
   Alan J. Friedman, SVP..................................... 200,000   50,000
   Joseph A. LaSala, Jr., SVP................................ 200,000   50,000
   Gary F. Schuster, SVP..................................... 200,000   50,000
   Martin V. Deise, SVP......................................  75,000   10,000
   Kent Johnson, SVP......................................... 175,000        0
   Sean Walsh, SVP........................................... 100,000   10,000

                         Company Director Options

                                                                        Options
                                                                        -------
   John W. Poduska, Sr. ............................................... 30,000
   James D. Robinson, III.............................................. 30,000

   5. Section 6.2(e) of the Agreement is hereby amended to read in full as set forth below:

     "(e) Employment Agreement. Parent shall have offered Jack L. Messman the positions of President and Chief Executive Officer of Parent effective at the Effective Time pursuant to the agreement attached to this Agreement as Exhibit C."

   6. Section 6.3(c) of the Agreement is hereby amended to read in full as set forth below:

     "(c) Offer of Position of Chief Executive Officer to Jack L.
  Messman. Jack L. Messman shall have agreed to and not withdrawn his agreement to the employment agreement attached to this Agreement as Exhibit C."

   7. To the extent that any of the actions contemplated by this Amendment requires the consent or approval by the Parent, Parent's execution of this Amendment shall constitute such consent or approval.

   8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   9. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   10. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

                                   NOVELL, INC.

                                            /s/ Dennis R. Raney

                                   By: ___________________________________

                                                Dennis R. Raney

                                   Name: _________________________________

                                           Executive Vice President, Chief
                                               Financial Officer

                                   Title: ________________________________

                                   CERES NEPTUNE ACQUISITION CORP.

                                            /s/ Dennis R. Raney

                                   By: ___________________________________

                                                Dennis R. Raney

                                   Name: _________________________________

                                        President and Chief Executive Officer

                                   Title: ________________________________

                                   CAMBRIDGE TECHNOLOGY PARTNERS
                                   (MASSACHUSETTS), INC.

                                         /s/ Joseph A. LaSala, Jr.

                                   By: ___________________________________

                                             Joseph A. LaSala, Jr.

                                   Name: _________________________________

                                       Senior Vice President, General Counsel
                                                 and Secretary

                                   Title: ________________________________

                                                                  EXHIBIT C

                               NOVELL, INC.

                         KEY EMPLOYMENT AGREEMENT

   THIS KEY EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this May 22, 2001, by and between Novell, Inc., a Delaware corporation, 1800 South Novell Place, Provo, Utah ("Novell"), and Jack L. Messman ("Executive").

                                 Recitals

   A. Novell is engaged in the process of developing, manufacturing and marketing Net services software and providing technology, consulting and change management services.

   B. Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge") performs technology and consulting services to help its clients develop and accelerate their transition to Internet-based e-business solutions and processes.

   C. Executive is currently the President and Chief Executive Officer of Cambridge.

   D. Cambridge has agreed to merge into a wholly-owned subsidiary of Novell in accordance with the terms of the Merger Agreement, dated March 12, 2001 (the "Merger Agreement"). All capitalized terms not defined in this Agreement shall have the meaning set forth in the Merger Agreement.

   E. Commencing upon the Closing Date, Executive shall terminate his position with Cambridge, and will become the President and Chief Executive Officer of Novell. In addition, subject to Executive's continued election to the Board of Directors of Novell (the "Board") by the vote of the stockholders of Novell, Executive will remain a member of the Board.

   F. In consideration of the benefits of new employment by Novell, as well as other good and valuable consideration set forth herein, Executive agrees to enter into this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

I. Definitions.

   As used herein, the following definitions shall apply:

   A. "Board" shall mean Novell's Board of Directors.

   B. "Cause" shall mean Executive's termination of employment upon a determination by Novell, acting in good faith upon information then available to Novell, for one of the following reasons:

     1. Executive's continued violations of Executive's obligations which are demonstrably willful or deliberate on Executive's part after there has been delivered to Executive a written demand for performance from Novell which describes the basis for Novell's belief that Executive has not substantially performed his duties;

     2. Executive's engaging in willful misconduct which is injurious to Novell or its affiliates;

     3. Executive's committing a felony, an act of fraud against or the misappropriation of property belonging to Novell or its affiliates;

     4. Executive's breaching, in any material respect, the terms of this Agreement or any confidentiality or proprietary information agreement between Executive and Novell;

     5. Executive's committing a material violation of the Standards of Employee Conduct, which standards may be altered from time to time by Novell, as defined in the most current version of Novell's Employee Code of Business Ethics; or

     6. Executive's material breach of his obligations and duties under this Agreement which is not remedied by Executive within 30 calendar days after his receipt of written notice from the Company specifying the grounds for such breach in reasonable detail.

Notwithstanding the foregoing, Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

   C. "Change in Control" shall be deemed to have occurred if:

     1. Novell sells or otherwise disposes of all or substantially all of its assets;

     2. There is a merger or consolidation of Novell with any other corporation or corporations, provided that the stockholders of Novell, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; or

     3. Any person or entity, including any "person" as such term is used in section 13(d)(3) of the Exchange Act (other than persons who are now officers or directors of Novell), becomes the "beneficial owner" (as defined in the Exchange Act) of common stock of Novell representing 40% or more of the combined voting power of the voting securities of Novell.

   D. "Closing Date" shall be such date as defined in the Merger Agreement.

   E. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   F. "Constructive Termination" shall mean that the Executive has terminated employment with Novell and its affiliated entities because, although Novell has not terminated the Executive's employment involuntarily, Good Reason exists. For purposes of this Agreement, "Good Reason" shall be defined as follows:

     1. Except as provided in Section F.2 below, "Good Reason" means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for termination of employment exists or has occurred):

       (i) the failure to elect or reelect or otherwise to maintain the Executive as the President and Chief Executive Officer of Novell, or the removal of or failure to nominate the Executive as a director of Novell (or any successor thereto);

       (ii) the failure of Novell to remedy any of the following within 30 calendar days after receipt by Novell of written notice thereof from the Executive: (1) a materially adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the Executive's position with Novell, (2) a reduction in Executive's Base Salary (as defined below), unless pursuant to a voluntary reduction by Executive or a reduction affecting all senior Novell management, (3) the termination or denial of the Executive's rights to Employee Benefits or a material reduction in the scope thereof unless pursuant to a reduction affecting all senior Novell management, or (4) a reduction in Executive's Target Bonus (as defined below) opportunity below 100% of the Executive's

    Base Salary (as defined below), unless pursuant to a voluntary reduction by Executive or a reduction affecting all senior Novell management;

       (iii) a requirement by Novell that the Executive have his principal location of work changed to any location that is in excess of thirty-five (35) miles from the location thereof without his prior written consent; or

       (iv) without limiting the generality or effect of the foregoing, any material breach of this Agreement by Novell or any successor thereto which is not remedied by Novell within 30 calendar days after receipt by such party of written notice from the Executive specifying the grounds for such breach in reasonable detail.

     2. In the event of a Change in Control, "Good Reason" means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for termination of employment exists or has occurred):

       (i) the failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or an equivalent office or position, of or with Novell or a relevant affiliate (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of or failure to nominate the Executive as a director of Novell and/or an affiliate (or any successor thereto);

       (ii) the failure of Novell to remedy any of the following within 30 calendar days after receipt by Novell of written notice thereof from the Executive: (1) a materially adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with Novell or any affiliate which the Executive held immediately prior to the Change in Control, (2) a reduction in Executive's Base Salary (as defined below) unless pursuant to a voluntary reduction by Executive or a reduction affecting all senior Novell management, (3) the termination or denial of the Executive's rights to Employee Benefits or a material reduction in the scope thereof unless pursuant to a reduction affecting all senior Novell management, or; (4) a reduction in Executive's Target Bonus (as defined below) opportunity below 100% of the Executive's Base Salary (as defined below), unless pursuant to a voluntary reduction by Executive or a reduction affecting all senior Novell management;

       (iii) a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by Novell by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a material change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive unable to carry out, has materially hindered the Executive's performance of, or has caused the Executive to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 30 calendar days after written notice to Novell from the Executive of such determination;

       (iv) the liquidation, dissolution, merger, consolidation or reorganization of Novell or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of Novell under this Agreement pursuant to
    Article XVI;

       (v) a requirement by Novell that the Executive have his principal location of work changed to any location that is in excess of 35 miles from the location thereof immediately prior to the Change in Control, or that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any two consecutive calendar quarters when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

       (vi) without limiting the generality or effect of the foregoing, any material breach of this Agreement by Novell or any successor thereto which is not remedied by Novell within 30 calendar days after receipt by such party of written notice from the Executive of such breach.

   G. "Employee Benefits" shall mean the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, program or arrangements in which Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by Novell or an affiliate), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may be adopted hereafter by Novell or an affiliate, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder.

   H. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   I. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   J. "Novell" shall mean Novell and its subsidiaries.

   K. "Restricted Business" shall mean:

     1. the design, development, provision of, manufacture, marketing or support of internet services software, content networking, change in management services, internet technology and consulting services, or any other software or consulting products or services of the type designed, developed, manufactured, sold, supported or provided by Novell and/or its subsidiaries or as proposed to be designed, developed, manufactured, sold or supported by Novell and/or its subsidiaries pursuant to a development project which is actually being pursued during the term of this Agreement; and

     2. any business which competes directly or indirectly with the business of Novell.

   L. "Restricted Territory" shall mean the counties, cities or states of the United States.

   M. "Voting Stock" shall mean securities entitled to vote generally in the election of members of the Board.

II. Employment and Term.

   A. This Agreement shall commence as of the Closing Date and shall continue until all obligations of the parties hereto are discharged following Executive's termination of employment.

   B. During the term hereof, and subject to other provisions set forth herein, Novell may terminate Executive's employment for Cause or without Cause.

   C. If Executive's employment is terminated for Cause or if Executive resigns his employment other than upon a Constructive Termination, no compensation or payments will be paid or provided to Executive pursuant to this Agreement for the period following the date upon which such a termination of employment is effective.

   D. While employed by Novell pursuant to this Agreement, Novell shall pay the Executive as compensation for his services a base salary at the annualized rate of seven hundred eighty-one thousand nine hundred eighty-one dollars ($781,981) (the "Base Salary"), subject to normal review for potential cost of living or performance adjustments. Such salary shall be paid periodically in accordance with normal Novell payroll practices and subject to the usual, required withholding. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from Novell give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement.

   E. In addition to Executive's Base Salary, Executive will participate in Novell's then current incentive bonus program under which Executive will be entitled to earn incentive bonus compensation equal to:

  (i) 100% of Executive's base salary if certain performance goals are met (the "Target Bonus"); and

  (ii) Such additional bonus compensation as may be specified by the Board should such goals be exceeded.

   F. On the 12th day of a month if the Closing Date occurs on or prior to the 12th day of that month, or, if not, on the 12th day of the immediately following month, in full satisfaction of the cancellation of Executive's Cambridge options, Executive shall be granted a stock option to purchase a total of one million one hundred eight thousand and forty-five (1,108,045) shares of Novell common stock with a per share exercise price on the date of grant equal to 100% of the "Fair Market Value," as such term is defined in the Novell 2000 Stock Plan (the "Stock Plan"). This option shall be for a term of ten years (or, under certain circumstances, shorter upon termination of Executive's employment or consulting relationship with Novell or any affiliate) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as to 25% of the shares originally subject to the option on the date of grant, and as to 6.25% of the shares originally subject to the option each quarter thereafter, so as to be 100% vested three years from the date of grant, conditioned upon Executive's continued employment or consulting relationship with Novell as of each vesting date. Notwithstanding the foregoing, the vested portion of the option shall not become exercisable until six (6) months after the date of grant; provided, however, (i) if Executive voluntarily terminates his employment within six months of the date of grant for a reason other than a Constructive Termination, or is terminated for Cause by Novell within six months of the date of grant, then such option shall be cancelled in full, or
(ii) if Executive's employment with Novell terminates for any reason other than that provided in clause (i) of this Section F, Executive shall be eligible to exercise the vested portion of his option as provided under his Option Agreement (as defined below). Except as specified otherwise herein, this option grant is in all respects subject to the terms, definitions and provisions of the Stock Plan and of the standard form of stock option agreement thereunder to be entered into by and between Executive and Novell (the "Option Agreement"), both of which documents are incorporated herein by reference; provided, however, that to the extent such option may not be granted under the Stock Plan by virtue of the limitation on the number of shares subject to an option that may be granted thereunder in any fiscal year of Novell, it shall be granted outside of the Stock Plan pursuant to a written option agreement containing the same terms and conditions. Any such non-Stock Plan stock option shall be registered by Novell on Form S-8 as soon following the Closing Date as is practicable.

   G. On the 12th day of a month if the Closing Date occurs on or prior to the 12th day of that month, or, if not, on the 12th day of the immediately following month, Executive shall be granted a stock option to purchase a total of one million three hundred thousand (1,300,000) shares of Novell common stock with a per share exercise price on the date of grant equal to 100% of the "Fair Market Value," as such term is defined in the Stock Plan. This option shall be for a term of ten years (or, under certain circumstances, shorter upon termination of Executive's employment or consulting relationship with Novell or any affiliate) and, subject to accelerated vesting as set forth elsewhere herein, shall vest as to 25% of the shares originally subject to the option on the first anniversary of the date of grant, and as to 6.25% of the shares originally subject to the option each quarter thereafter, so as to be 100% vested four years from the date of grant, conditioned upon Executive's continued employment or consulting relationship with Novell as of each vesting date. Except as specified otherwise herein, this option grant is in all respects subject to the terms, definitions and provisions of the Stock Plan and of the Option Agreement, both of which documents are incorporated herein by reference; provided, however, that to the extent such option may not be granted under the Stock Plan by virtue of the limitation on the number of shares subject to an option that may be granted thereunder in any fiscal year of Novell, they shall be granted outside of the Stock Plan pursuant to a written option agreement containing the same terms and conditions. Any such non-Stock Plan stock option shall be registered by Novell on Form S-8 as soon following the Closing Date as is practicable.

   H. In the manner provided by the Novell Restricted Stock Purchase Agreement and pursuant to the terms thereof, Executive shall purchase seven hundred fifteen thousand seven hundred eighty (715,780) shares of Novell common stock for a purchase price of seventy-one thousand five hundred seventy-eight dollars ($71,578) (the "Restricted Stock") on the following terms and conditions: (A) five hundred eighty-two thousand one hundred eighty (582,180) shares of the Restricted Stock; subject to accelerated vesting as specified elsewhere in this Agreement, shall vest as follows: (i) 40% of the shares on the first anniversary of the date on which Novell grants Executive the right to purchase the Restricted Stock (the "Restricted Stock Grant Date"); (ii) 30% of the shares on the second anniversary of the Restricted Stock Grant Date; and
(iii) 30% of the shares on the third anniversary of the Restricted Stock Grant Date, so as to be 100% vested three years following the Restricted Stock Grant Date, conditioned upon Executive's continued employment or consulting relationship with Novell or any affiliate as of the relevant vesting date; and
(B) one hundred thirty-three thousand six hundred (133,600) shares of the Restricted Stock; subject to accelerated vesting as specified elsewhere in this Agreement, shall vest as follows: (i) 50% of the shares on the first anniversary of the Restricted Stock Grant Date, and (ii) the remaining 50% of the shares eighteen months after the Restricted Stock Grant Date, so as to be 100% vested eighteen months following the Restricted Stock Grant Date, conditioned upon Executive' continued employment or consulting relationship with Novell or any affiliate on the relevant vesting date. Notwithstanding the foregoing, to the extent any Novell plan permits, Executive may defer receipt of the Restricted Stock in accordance with the terms of the applicable Novell plan. Except as otherwise specified herein, in the event that Executive's employment or consulting relationship with Novell terminates, any unvested Restricted Stock shall be subject to repurchase by Novell for the per share purchase price originally paid by Executive. This award is in all respects subject to the terms, definitions and provisions of the Stock Plan and the standard form of restricted stock purchase agreement to be entered into by and between Executive and Novell (the "Restricted Stock Purchase Agreement"), both of which documents are incorporated herein by reference. Executive acknowledges that 257,180 shares of the Restricted Stock are being provided in full satisfaction for the cancellation of all the in-the-money Cambridge options held by Executive immediately prior to the Effective Time and that 133,600 shares of the Restricted Stock are being provided in full satisfaction for cancellation of the unvested Cambridge restricted stock held by Executive immediately prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, in the event that the sale by Executive of Novell common stock is restricted by federal securities laws (other than section 16 of the Exchange Act) or the insider trading policies of Novell, at the time any tax liability arises as a result of the vesting of Restricted Stock, Novell shall loan to Executive sufficient funds to pay such tax liability. Such loan shall be pursuant to a promissory note, which shall accrue interest at the minimum applicable federal rate to avoid the imputation of income to the Executive, and shall be payable by Executive to Novell no later than thirty
(30) days after the trading restriction expires.

   I. Executive will be entitled to receive Novell's Employee Benefits made available to other employees and officers to the full extent of Executive's eligibility therefor. During Executive's employment, Executive shall be permitted, to the extent eligible, to participate in any group medical, dental, group and/or executive life insurance, disability insurance plans, accidental death and travel accident insurance, all pension or similar benefit plans (qualified, non-qualified or supplemental), profit sharing, ESOP, 401(k), or any other similar benefit plans of Novell that are available to other comparable employees. Executive shall also be entitled to participate in Novell's perquisite programs, on terms and conditions at least as favorable as available to other senior officers of Novell. Participation in any such plan shall be consistent with Executive's rate of compensation to the extent that such compensation is a determinative factor with respect to coverage under any such plan. Notwithstanding the above, Novell shall maintain: (i) long-term disability coverage with respect to Executive on terms substantially identical to Executive's long-term disability coverage with Cambridge and in a benefit amount not less than $25,000 per month of long-term disability until the earlier of (1) Executive's no longer being deemed subject to a long-term disability, or (2) Executive's attainment of age 65; (ii) term life insurance coverage on terms substantially identical to Executive's life insurance coverage with Cambridge in a benefit amount not less than $2,000,000; (iii) accidental death and dismemberment coverage in an amount up to $1,000,000; (iv) business travel accident insurance in an amount up to $250,000; and (v) short term disability coverage of up to 180 days, provided such coverage shall not result in duplicative coverage for long-term disability, life insurance, AD& D insurance, business travel accident insurance and short-term disability coverage otherwise provided by Novell to its senior management.

   J. Executive is subject to the Novell policies set forth in the most current version of the Novell Employee Handbook, which policies may be altered from time to time by Novell. In the event any provision of this Agreement is in conflict with the Novell Employee Handbook, the provisions of this Agreement shall govern.

   K. If Novell terminates Executive's employment for any reason other than for Cause or if a Constructive Termination occurs:

     1. Executive shall be entitled to receive at the time of termination, either in a single sum or in 12 substantially equal monthly payments (at his discretion), severance payments from Novell in an amount equal to 1.5 times (i) Executive's Base Salary and (ii) Target Bonus. In addition, Executive shall be entitled to receive a single sum payment from Novell of a pro rated bonus based on Executive's actual accomplishments for that portion of the year Executive was employed by Novell. Such bonus shall be calculated by Novell in its ordinary course, and be paid to Executive after Novell calculates bonus amounts under the terms of the applicable Novell bonus plan for the year of Executive's termination of employment;

     2. Executive shall be entitled to receive at Novell's expense continued medical, dental, vision, life insurance and other applicable welfare benefits for Executive and his eligible dependents for a period of 18 full calendar months following the date of Executive's termination of employment; provided, however, that in the event that it is impracticable or unlawful to provide such coverage to Executive and/or his eligible dependents, Executive shall be paid in cash within 30 days of the date of termination a single sum amount equal to Executive's reasonable cost of obtaining comparable coverage for the 18 month period, with such payment to be fully grossed-up for applicable taxes imposed on Executive or the dependents as a result of such payment;

     3. Novell shall accelerate the vesting of that portion of Executive's stock options, if any, which would have vested within one year after the date of Executive's termination, and all options that are exercisable as of Executive's termination date shall remain exercisable for the shorter of the following two periods: (i) six months from his last date of employment with Novell, or (ii) the original term of the option; and

     4. In the event that Executive holds any Restricted Stock subject to Novell repurchase rights, upon termination of Executive's employment or consulting relationship with Novell, Novell shall waive its repurchase rights as to the portion of the Restricted Stock that would have vested within the one year period after Executive's termination date.

III. Work Responsibilities.

   During the term of this Agreement as set forth in Section A of Article II of this Agreement, Executive agrees to devote substantially all of his business time to the business and affairs of Novell and to use his best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees and manage his personal investments and affairs to the extent such activities do not interfere with the performance of his duties and responsibilities hereunder. After consultation with the Board or Novell's Compensation Committee thereof as to appropriateness with regard to the Executive's duties and responsibilities to Novell, Executive may also serve on corporate boards of directors of corporations which do not compete with Novell in violation of Article IV of the Agreement. Executive shall report directly to the Board. Throughout the term of this Agreement, Executive's duties, responsibilities and authority shall include all of the duties, responsibilities, and authority customarily performed by the President and Chief Executive Officer of Novell, including those performed by the chief executive officer of an independent, publicly-traded company of the size and nature of Novell. From time to time, the Board may, acting in good faith after consultation with the Executive, add to, but not diminish, such duties and responsibilities.

IV. Covenants Not to Compete and Not to Solicit.

   A. Executive shall not during the term of this Agreement and for a period of one (1) year thereafter, directly or indirectly, engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business in a Restricted Territory without the prior written consent of Novell. It is agreed that ownership of (i) no more than 0.5% of the outstanding voting stock of a publicly traded corporation or (ii) any stock presently owned by Executive, shall not constitute a violation of this provision.

   B. Executive agrees that for a period of one (1) year after the termination of this Agreement, Executive shall not:

     1. solicit, encourage, or take any other action which is intended to induce any other employee of Novell to terminate his or her employment with Novell; or

     2. interfere in any manner with the contractual or employment relationship between Novell and any such employee of Novell.

   The foregoing shall not prohibit Executive or any entity with which Executive may be affiliated from hiring a former employee of Novell; provided that such hiring results exclusively from such former employee's affirmative response to a general recruitment effort.

   C. The parties intend that the covenants contained in the preceding Sections shall be construed as a series of separate covenants, one for each county, city and state or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof deemed included in said Sections), then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof to be enforced).

   D. In the event that the provisions of this Article IV should ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

V. Reasonableness of Covenants.

   Executive represents that he: (a) is familiar with the covenants not to compete and not to solicit, and (b) is fully aware of and acknowledges his obligations hereunder, including without limitation the reasonableness of the length of time and scope of these covenants. Executive acknowledges that breach of Executive's covenants not to compete and not to solicit in Article IV would cause irreparable injury to Novell, and agrees that in the event of such breach, Novell shall be entitled to seek injunctive relief under applicable law without the necessity of proving actual damages.

VI. Novell Agreements.

   As of the Closing Date, Executive agrees to enter into Novell's Intellectual Property Agreement as well as Novell's Conflicts Disclosure Form.

VII. At-Will Employment.

   Novell and Executive acknowledge that Executive's employment is and shall continue to be at-will, as defined under applicable law. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or other written Novell benefit plans.

VIII. Change in Control.

   In the event that Executive's employment with Novell or its successor is terminated without Cause following a Change in Control, or Executive experiences a Constructive Termination following a Change in Control:

     A. Executive shall be entitled to receive at the time of termination, or if later, upon a Change of Control, a severance payment in an amount equal to three times (i) Executive's Base Salary and (ii) Target Bonus. In addition, Executive shall be entitled to receive a single sum payment from Novell of a pro rated bonus based on Executive's actual accomplishments for that portion of the year Executive was employed by Novell. Such bonus shall be calculated by Novell in its ordinary course, and be paid to Executive after Novell calculates bonus amounts under the terms of the applicable Novell bonus plan for the year of Executive's termination of employment;

     B. Executive shall be entitled to receive at Novell's expense continued medical, dental, vision, life insurance, and other welfare benefits provided in this Agreement for Executive and his eligible dependents for a period of three years following the date of Executive's termination of employment; provided, however, that in the event that it is impracticable or unlawful to provide such coverage to Executive and/or his eligible dependents, Executive shall be paid in cash within thirty (30) days of the date of termination an amount equal to Executive's cost of obtaining comparable coverage for the three year period, with such payment to be fully grossed-up for applicable taxes imposed on Executive or the dependents as a result of such payment.

     C. The payments set forth in Sections A.1. and A.2. above shall be payable upon the date of Executive's termination. Termination of employment without Cause, including Constructive Termination, shall be presumed to be "following a Change in Control" if it takes place at any time within (i) two (2) months before a Change in Control, or (ii) one (1) year after a Change in Control.

     D. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all stock options held by Executive will become fully vested and exercisable on the date on which the termination of employment occurs, or if later, upon a Change of Control, and all stock options held by Executive will remain exercisable for a period that begins on the day immediately following Executive's termination of employment or if later, upon a Change of Control, and extends to the shorter of (i) 39 months, or
  (ii) the original term of the option. In addition, in the event that Executive holds any Restricted Stock subject to Novell repurchase rights upon termination of Executive's employment, upon the occurrence of a Change in Control, all such repurchase rights shall be waived on the date of his termination of employment or if later, upon a Change of Control.

IX. 280G Excise Tax Gross-Up on Excise Tax Related to Payments in the Event of a Change in Control.

   A. In the event that it shall be determined that any payment, benefit or distribution by Novell to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, Executive shall be paid an additional amount (the "Gross Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence (or, if greater, the state and locality in which the Executive is required to file a nonresident income tax return with respect to the Payment) on the date of termination, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

   B. The determinations to be made under this Article IX shall be made by Novell's independent public accountant (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations both to Novell and Executive within fifteen (15) days after his date of termination or, if later, within fifteen (15) days following a Change of Control. Any such determination by the Accounting Firm shall be binding upon Novell and Executive. Within fifteen (15) days after the Accounting Firm's determination, Novell shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under Section A above.

   C. Executive shall notify Novell in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Novell of any Gross Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise Novell of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Novell (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Novell notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     1. give Novell any information reasonably requested by Novell relating to such claim,

     2. take such action in connection with contesting such claim as Novell shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Novell,

     3. cooperate with Novell in good faith in order to effectively contest such claim, and

     4. permit Novell to participate in any proceedings relating to such claim.

Novell shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, Novell shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. Executive agrees to prosecute such contest to a termination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Novell shall determine. If Novell directs Executive to pay such claim and sue for a refund, Novell shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Novell's control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

   D. If, after the receipt by Executive of an amount advanced or otherwise paid by Novell pursuant to this Article, Executive becomes entitled to receive any refund with respect to a claim relating to Payments, Executive shall promptly pay to Novell the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) and any related Gross Up Payments previously paid to Executive with respect to the refunded amount. If, after the receipt by Executive of an amount advanced by Novell pursuant to this Article, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Novell does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross Up Payment required to be paid.

   E. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Article shall be borne solely by Novell.

X. Disability or Death.

   If Executive's employment hereunder terminates due to his total and permanent disability (as defined in section 22(e)(3) of the Code) or death, then such termination shall be treated as if it were a termination without Cause; provided, however that in the event of a termination for total and permanent disability, Executive must be entitled to receive disability benefits under Novell's long-term disability plan.

XI. Penalty for Late or Refused Payment.

   In the event Novell does not pay Executive any of the amounts due pursuant to Section K of Article II or Section A of Article VIII of this Agreement within the period of time prescribed by this Agreement, such amounts shall accrue interest at a rate of three percent (3%) over the prime rate as published in the Wall Street Journal, or other similar publication from the date of Executive's termination of employment with Novell under this Agreement.

XII. Amounts Payable Subject to Withholding.

   Any amounts payable hereunder, including any amounts to be paid in the event of a termination without Cause or a Constructive Termination, shall be subject to applicable tax withholding.

XIII. Reimbursement of Legal Costs.

   Novell shall pay to Executive all reasonable legal fees and expenses incurred by him, except as provided in Article XIV, as a result of a Change in Control which entitles him to any payment or benefit under Article VIII of this Agreement (including, but not limited to, all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by
Article VIII of this Agreement or, in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code, to any payment or benefit provided thereunder), and for which a good faith dispute exists with respect to Executive's entitlement to such benefits. Such payments shall be made within ten (10) business days after delivery of his respective written requests for payment accompanied by such evidence of fees and expenses incurred as Novell reasonably may require.

XIV. Arbitration.

   The parties hereto agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Cambridge, Massachusetts under the Employment Dispute

Resolution Rules of the American Arbitration Association as then in effect (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration, and judgement may be entered on the decision of the arbitrator in any court having jurisdiction.

   The arbitrator shall apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law, provided, however, that this arbitration provision shall not preclude Novell from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of Novell's trade secrets or confidential and proprietary information. The arbitrator shall award costs and fees, including reasonable attorneys' fees to the prevailing party, or shall be free to apportion costs and fees as deemed reasonable under the circumstances.

   Executive understands that nothing in this section modifies Executive's at will status. Either Novell or Executive can terminate the employment relationship at any time, with or without cause.

   EXECUTIVE HAS READ AND UNDERSTANDS THIS ARTICLE XIV, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO EXECUTIVE'S RELATIONSHIP WITH NOVELL.

XV. Integration.

   This Agreement, including the documents referenced in Articles II and VI of this Agreement, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements among the parties, whether written or oral, and all previous communications, negotiations and agreements between Executive and Cambridge, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

XVI. Successors.

   Novell shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Novell's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Novell's obligations under this Agreement in the same manner and to the same extent that Novell would be required to perform if no such succession or assignment has taken place.

XVII. Severability.

   If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

XVIII. Indemnification.

   A. Novell agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of Novell or is or was serving at the request of Novell as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by Novell to the fullest extent legally permitted or authorized by Novell's certificate of incorporation or bylaws or resolutions of Novell's Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of Novell or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. Novell shall advance to the Executive all costs and expenses incurred by him in connection with a Proceeding within twenty (20) calendar days after receipt by Novell of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for the repayment.

   B. Neither the failure of Novell (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section A above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by Novell (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

   C. Novell agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive with terms and conditions no less favorable than applying to any other present director or officer in an amount of no less than the level of coverage retained by Novell both during the term hereof and for six years thereafter.

XIX. Notices.

   Any notice pursuant to the Agreement shall be deemed validly given or served if given in writing and delivered personally or one (1) day after being sent by Federal Express overnight service or similar national private delivery service. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to Novell in writing. In the case of Novell, mailed notices shall be addressed to Novell, Inc., 1800 South Novell Place, Provo, Utah, and all notices shall be directed to the attention of Novell's General Counsel.

XX. Title and Captions.

   Article titles or captions to this Agreement are for convenience only and shall not be deemed part of this Agreement or in no way define, limit, augment, extend, or describe the scope, content, or intent of any part or parts of this Agreement.

XXI. Pronouns and Plurals.

   Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. Each of the foregoing genders and plurals is understood to refer to a corporation, partnership, or other legal entity when the context so requires.

XXII. Further Action.

   The parties shall execute and deliver all documents or instruments, provide all information, and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

XXIII. Applicable Law.

   This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

XXIV. Waiver.

   No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term or condition. Any party may, by notice delivered in the manner provided in this Agreement, but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of the other party. No waiver shall affect or alter the remainder of this Agreement but each and every other covenant, agreement, term, and condition hereof shall continue in force and effect with respect to any other then existing or subsequently occurring breach.

XXV. Counterparts.

   This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

XXVI. Executive Acknowledgment.

   Executive acknowledges that before signing this Agreement, Executive was given an opportunity to read it, evaluate it, and consult with an attorney and other personal advisors.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          EXECUTIVE:

                                              /s/ Jack L. Messman

                                          _________________________________

                                                  Jack L. Messman

                                          NOVELL:

                                               /s/ Eric Schmidt

                                          _________________________________

                                                    Eric Schmidt

                                                                         Annex B

                      OPINION OF SALOMON SMITH BARNEY INC.

March 12, 2001

The Board of Directors
Cambridge Technology Partners (Massachusetts) Inc.
8 Cambridge Center
Cambridge, MA 02142

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Cambridge Technology Partners (Massachusetts), Inc. (the "Company"), par value $0.01 per share ("Company Common Stock"), of the Exchange Ratio (as defined below) in connection with the Merger (as defined below) contemplated by the Agreement and Plan of Reorganization (the "Reorganization Agreement") to be entered into by and among the Company, Novell, Inc. ("Parent") and Ceres Neptune Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub").

   As more fully described in the Reorganization Agreement, Merger Sub will merge with and into the Company (the "Merger") and each outstanding share of Company Common Stock (other than certain shares specified in the Agreement) will be converted into the right to receive 0.668 (the "Exchange Ratio") of a share of the common stock of Parent, par value $0.10 per share ("Parent Common Stock").

   In arriving at our opinion, we reviewed a draft of the Reorganization Agreement, dated March 10, 2001, and held discussions with certain senior officers and other representatives and advisors of each of the Company and Parent concerning the businesses, operations and prospects of the Company and Parent. We examined certain publicly available business and financial information relating to the Company and Parent as well as certain financial forecasts and other information and data for the Company and Parent which were provided to or otherwise discussed with us by the managements of the Company and Parent. We reviewed the financial terms of the Merger as set forth in the Reorganization Agreement in relation to, among other things, current and historical market prices and trading volumes of Company Common Stock and Parent Common Stock; the historical and projected earnings and other operating data of the Company and Parent; and the historical and projected capitalization and financial condition of the Company and Parent. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Parent. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and Parent that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for United States federal income tax purposes. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent, nor have we made any physical inspection of the properties or assets of the Company or Parent. You have advised us, and we have assumed, that the final terms of the Reorganization Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in accordance with the terms of the Reorganization Agreement without waiver of any of the conditions precedent to the Merger contained in the Reorganization Agreement.

   Our opinion, as set forth herein, relates to the relative values of the Parent and the Company. We are not expressing any opinion as to what the value of the Parent Common Stock actually will be when issued in the Merger or the price at which Parent Common Stock will trade subsequent to the Merger. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

   Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is payable only upon the consummation of the Merger. We have in the past and currently are providing investment banking services to the Company unrelated to the Merger, for which we have received and may receive compensation. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain other relationships with the Company, Parent and their respective affiliates.

   Our advisory services and the opinion expressed herein are provided for the information of Board of Directors of the Company in its evaluation of the Merger, and our opinion is not intended to be and does not constitute a recommendation of the Merger to the Company or its stockholders, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the Merger. Our opinion and any additional materials provided in connection with the opinion may not be published or otherwise used or referred to, nor shall any public reference be made to Salomon Smith Barney, Inc., without our prior written consent.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

   Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

   Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

   Article Eighth of the Restated Certificate of Incorporation, as amended, and
Article VII of the Bylaws of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 21. Exhibits and financial statement schedules

   (a) Exhibits.

   Exhibit
    Number                               Description
   -------                               -----------
      2.1     Agreement and Plan of Reorganization, dated as of March 12, 2001, by and among Novell, Inc., Ceres Neptune Acquisition Corp. and
              Cambridge Technology Partners (Massachusetts), Inc., as amended by Amendment No. 1 dated as of May 24, 2001. (included as Annex A to the proxy statement-prospectus forming a part of this
              Registration Statement and incorporated herein by reference).

     3(i)*    Registrant's Restated Certificate of Incorporation, as amended.

     3(ii)(1) Registrant's Bylaws, as amended and restated September 21, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
  4.1    Reference is made to Exhibit 3(i).

  4.2(2) Form of Stock Certificate of Registrant.

  4.3(3) Preferred Shares Rights Agreement, dated as of December 7, 1988, as amended and restated effective September 20, 1999, by and between the Registrant and Mellon Investor Services, L.L.C., filed on December 12,
         1999.

  5.1* Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding validity of securities being registered.

  8.1    Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation, regarding certain tax aspects of the merger.

  8.2 Form of opinion of Morgan, Lewis & Bockius LLP, regarding certain tax aspects of the merger.

 10.1 Key Employment Agreement dated as of May 22, 2001 between Registrant and Jack L. Messman (included as Exhibit C to Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

 23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

 23.2    Consent of Ernst & Young LLP, Independent Auditors.

 23.3    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 24.1*   Power of Attorney.

 99.1 Opinion of Salomon Smith Barney Inc. (included as Annex B to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference.)

 99.2    Form of Proxy of Cambridge Technology Partners (Massachusetts), Inc.

--------
(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated November 20, 1998.

(2) Incorporated by reference to Registrant's Registration Statement on Form S-1 filed November 30, 1984, and all amendments thereto (File No. 2-94613).

(3) Incorporated by reference to Registrant's Report on Form 8-A, filed December 13, 1999.

 * Previously filed.

   (b) Financial Statement Schedules.

   The information required to be set forth herein is incorporated by reference.

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

   (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request; and

   (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on May 25, 2001.

                                          NOVELL, INC.

                                                   /s/ Eric E. Schmidt
                                          By: _________________________________
                                          Name: Eric E. Schmidt
                                          Title:  Chairman of the Board and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                 Date
             ---------                           -----                 ----

      /s/ Eric E. Schmidt            Chairman of the Board, Chief  May 25, 2001
____________________________________  Executive Officer and
          Eric E. Schmidt             Director (Principal
                                      Executive Officer)

      /s/ Dennis R. Raney            Executive Vice President,     May 25, 2001
____________________________________  Chief Financial Officer
          Dennis R. Raney             (Principal Financial and
                                      Accounting Officer)

                 *                   Director                      May 25, 2001
____________________________________
           John A. Young


                 *                   Director                      May 25, 2001
____________________________________
           Elaine R. Bond


                                     Director
____________________________________
           Reed E. Hundt


                                     Director
____________________________________
           William N. Joy


                 *                   Director                      May 25, 2001
____________________________________
          Jack L. Messman


                 *                   Director                      May 25, 2001
____________________________________
          Richard L. Nolan


                 *                   Director                      May 25, 2001
____________________________________
          Larry W. Sonsini

     Dennis R. Raney

*By: /s/
  ----------------------------

     Dennis R. Raney

     Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit
   Number                               Description
  -------                               -----------
   2.1      Agreement and Plan of Reorganization, dated as of March 12, 2001, by and among Novell, Inc., Ceres Neptune Acquisition Corp. and
            Cambridge Technology Partners (Massachusetts), Inc., as amended by
            Amendment No. 1 dated as of May 24, 2001. (included as Annex A to the proxy statement-prospectus forming a part of this Registration
            Statement and incorporated herein by reference).

   3(i)*    Registrant's Restated Certificate of Incorporation, as amended.

   3(ii)(1) Registrant's Bylaws, as amended and restated September 21, 1998.

   4.1      Reference is made to Exhibit 3(i).

   4.2(2)   Form of Stock Certificate of Registrant.

   4.3(3) Preferred Shares Rights Agreement, dated as of December 7, 1988, as amended and restated effective September 20, 1999, by and between the Registrant and Mellon Investor Services, L.L.C., filed on
            December 12, 1999.

   5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, regarding validity of securities being registered.

   8.1      Form of opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, regarding certain tax aspects of the merger.

   8.2 Form of opinion of Morgan, Lewis & Bockius LLP, regarding certain tax aspects of the merger.

  10.1      Key Employment Agreement dated as of May 22, 2001 between
            Registrant and Jack L. Messman (included as Exhibit C to Annex A to the proxy statement-prospectus forming a part of this Registration
            Statement and incorporated herein by reference).

  23.1*     Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

  23.2      Consent of Ernst & Young LLP, Independent Auditors.

  23.3      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

  24.1*     Power of Attorney.

  99.1 Opinion of Salomon Smith Barney Inc. (included as Annex B to the proxy statement-prospectus forming a part of this Registration
            Statement and incorporated herein by reference.)

  99.2      Form of Proxy of Cambridge Technology Partners (Massachusetts),
            Inc.

--------
(1) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated November 20, 1998.

(2) Incorporated by reference to Registrant's Registration Statement on Form S-1 filed November 30, 1984, and all amendments thereto (File No. 2-94613).

(3) Incorporated by reference to Registrant's Report on Form 8-A, filed December 13, 1999.

 * Previously filed.